AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 26, 2005
                                                           Registration No. 333-
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 --------------

                          GVI SECURITY SOLUTIONS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                                 --------------

            DELAWARE                               3669                         77-0436410
  (State or Other Jurisdiction         (Primary Standard Industrial          (I.R.S. Employer
of Incorporation or Organization)       Classification Code Number)       Identification Number)

                       2801 TRADE CENTER DRIVE, SUITE 120
                             CARROLLTON, TEXAS 75007
                                 (972) 245-7353
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)

                                 --------------

                              NAZZARENO E. PACIOTTI
               CHIEF EXECUTIVE OFFICER AND CHIEF FINANCIAL OFFICER
                          GVI SECURITY SOLUTIONS, INC.
                       2801 TRADE CENTER DRIVE, SUITE 120
                             CARROLLTON, TEXAS 75007
                                 (972) 245-7353
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                 --------------

                                   Copies to:
                               ALISON NEWMAN, ESQ.
                        KRONISH LIEB WEINER & HELLMAN LLP
                           1114 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10036
                                 (212) 479-6000

                                 --------------

      Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the effective date of this registration statement.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [X]

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ______________

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ______________

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ______________

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box |_|.

      PURSUANT TO RULE 429, THIS REGISTRATION STATEMENT CONTAINS A COMBINED PROSPECTUS THAT COVERS 27,169,441 UNSOLD SHARES BEING CARRIED FORWARD FROM THE REGISTRANT'S REGISTRATION STATEMENT NO. 333-117064 IN ADDITION TO THE 34,648,410 SHARES REGISTERED HEREUNDER. THIS REGISTRATION STATEMENT ALSO CONSTITUTES POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-117064. IN ACCORDANCE WITH THE UNDERTAKINGS OF THE REGISTRANT SET FORTH IN REGISTRATION STATEMENT NO. 333-117064, THE REGISTRANT HEREBY DEREGISTERS 6,666,667 SHARES THAT WERE REGISTERED UNDER REGISTRATION STATEMENT NO. 333-117064. SUCH SHARES WERE REPURCHASED BY THE REGISTRANT FROM A SELLING STOCKHOLDER, NOT SOLD UNDER SUCH REGISTRATION STATEMENT AND ARE NOT BEING CARRIED FORWARD UNDER THIS REGISTRATION STATEMENT. IN THE EVENT THAT ANY OF THE SHARES COVERED BY REGISTRATION STATEMENT NO. 333-117064 ARE RESOLD PRIOR TO THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT, SUCH SHARES WILL NOT BE INCLUDED IN THE COMBINED PROSPECTUS INCLUDED HEREIN.

                                  -------------

                         CALCULATION OF REGISTRATION FEE

=====================================================================================================================
 TITLE OF EACH CLASS OF                            PROPOSED MAXIMUM       PROPOSED MAXIMUM
    SECURITIES TO BE          AMOUNT TO BE        OFFERING PRICE PER     AGGREGATE OFFERING         AMOUNT OF
       REGISTERED             REGISTERED(1)            SHARE(2)               PRICE(2)          REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------
      Common Stock        34,648,410 shares(3)         $3.58                $124,041,307.80        $14,599.66
=====================================================================================================================

      (1) In accordance with Rule 416 under the Securities Act of 1933, this registration statement also covers any additional shares of Common Stock that shall become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of Common Stock. Pursuant to Rule 429 under the Securities Act, the combined prospectus included in this Registration Statement includes 27,169,441 unsold shares included in and carried forward from the registrant's Registration Statement No. 333-117064 declared effective on October 15, 2004, in addition to the 34,648,410 shares initially registered hereunder.

      (2) Estimated solely for the purpose of calculating the registration fee for the 34,648,410 shares registered hereunder and calculated pursuant to Rule 457(c) under the Securities Act of 1933. For purposes of this table, we have used the average of the closing bid and asked prices of the registrant's Common Stock on January 24, 2005, as reported by the OTC Bulletin Board.

      (3) To be offered by selling stockholders. Includes 25,327,819 shares currently held by selling stockholders, 5,120,591 shares of Common Stock issuable upon exercise of warrants held by selling stockholders, 1,200,000 shares of Common Stock issuable upon conversion of convertible notes held by a selling stockholder, and 3,000,000 shares that may be issued to a distributor of the registrant if certain specified goals are met.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND THE SELLING STOCKHOLDERS ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             PRELIMINARY PROSPECTUS
                  SUBJECT TO COMPLETION, DATED JANUARY 26, 2005

                                     [LOGO]
                                      GVI
                            SECURITY SOLUTIONS INC.

                          GVI SECURITY SOLUTIONS, INC.
                        61,817,851 SHARES OF COMMON STOCK

      This prospectus relates to the sale of up to 61,817,851 shares of our Common Stock by some of our stockholders. For a list of the selling stockholders, please see "Selling Stockholders." We are not selling any shares of Common Stock in this offering and therefore will not receive any proceeds from this offering. We may, however, receive proceeds upon the exercise of the warrants registered for sale hereunder in the event that such warrants are exercised. All costs associated with this registration will be borne by us.

      These shares may be sold by the selling stockholders from time to time in the over-the-counter market or other national securities exchange or automated interdealer quotation system on which our Common Stock is then listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices.

      Our Common Stock currently trades in the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol "GVIS." On January 24, 2005, the last reported sale price of our Common Stock was $3.55 per share.

      INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISKS. PLEASE REFER TO THE "RISK FACTORS" BEGINNING ON PAGE 3.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               THE DATE OF THIS PROSPECTUS IS _________ __, 2005.

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY.............................................................1
RISK FACTORS...................................................................3
CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING STATEMENTS.....................9
USE OF PROCEEDS................................................................9
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS......................10
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
OF OPERATION..................................................................11
BUSINESS......................................................................17
MANAGEMENT....................................................................23
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................28
PRINCIPAL STOCKHOLDERS........................................................30
SELLING STOCKHOLDERS..........................................................33
PLAN OF DISTRIBUTION..........................................................37
DESCRIPTION OF SECURITIES.....................................................39
COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES.........40
LEGAL MATTERS.................................................................41
EXPERTS.......................................................................41
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS.................................41
WHERE YOU CAN FIND MORE INFORMATION...........................................41
FINANCIAL STATEMENTS.........................................................F-1

                               PROSPECTUS SUMMARY

      This summary highlights selected information from this prospectus and may not contain all of the information that is important to an investor. We encourage you to read this entire prospectus, including our consolidated financial statements and the notes to our consolidated financial statements completely and carefully before deciding whether to invest in our Common Stock. You should also review the other available information referred to in the section entitled "Where You Can Find More Information" on page 37

Summary of our Business

      Through our subsidiaries, we provide complete video surveillance and security solutions incorporating a complete line of video surveillance, access control and detection systems to the homeland security, professional, business-to-business and retail market segments. We provide a strong combination of closed circuit televisions (CCTVs), digital video recorders (DVRs), access control, Rapid Access Portals, software systems and networking products that enhance life safety for both government agencies and the private sector. We are the exclusive distributor of video surveillance and security products for Samsung Electronics in North, Central and South America to professional end users, installers and resellers, and a major national retailer. Our full service Enterprise Solutions Group provides turnkey solutions and integrated security systems for various government, homeland security, and Fortune 500 customers.

      Our customers include distributors and system integrators that specialize in video surveillance and security products and services, government agencies and private sector businesses, as well as retail outlets such as warehouse clubs, mass-market retailers and specialty electronics stores. Our technology is available to the United States Government through a General Services Administration GSA contract.

      We operate sales and distribution centers in Dallas, Texas, New Britain, Connecticut, Mexico City, Mexico, Sao Paulo, Brazil and Bogota, Colombia.

      On December 1, 2004, we acquired Rapor, Inc. in a merger in which we issued to Rapor's former stockholders an aggregate of 2,707,852 shares of our Common Stock and seven-year warrants to purchase an aggregate of 1,353,925 shares of our Common Stock at an exercise price of $3.04 per share. Rapor designs and manufactures high security building access portals. Rapor's patented Fast TracTM Rapid Access Portal is intended for use in high security installations, and can also be integrated with existing access control and surveillance systems.

The Company

      We were incorporated in August 1996 as Thinking Tools, Inc. and were originally engaged in the software development business. From December 18, 2000 until February 20, 2004, we had no active business. On February 20, 2004, pursuant to an Agreement and Plan of Merger, we acquired all of the stock of GVI Security, Inc. in a merger, and the business of GVI Security, Inc. became our business. On April 12, 2004, we changed our name to GVI Security Solutions, Inc. and effected a one-for-65 reverse split our Common Stock.

      Our executive offices are located at 2801 Trade Center Drive, Suite 120, Carrollton, Texas 75007. Our telephone number is (972) 245-7353.

                                  THE OFFERING

Securities Offered by Selling Stockholders..    61,817,851 shares of Common
                                                Stock, including 6,060,591
                                                shares of Common Stock issuable
                                                upon exercise of warrants, and
                                                4,710,000 shares of Common Stock
                                                issuable upon conversion of
                                                convertible notes.

Offering Price..............................    Determined at the time of sale
                                                by the selling stockholders.

Use of Proceeds.............................    We will not receive any proceeds
                                                from the sale of the shares of
                                                Common Stock by the selling
                                                stockholders. We intend to use
                                                the proceeds from the exercise
                                                of outstanding warrants, if any,
                                                for general corporate purposes.

Shares of Common Stock outstanding before the
offering....................................    49,047,946 shares.

Risk Factors................................    An investment in the Company
                                                involves significant risks and
                                                uncertainties. See "Risk
                                                Factors," beginning on page 3.

                                  RISK FACTORS

      An investment in our Common Stock involves a high degree of risk. You should carefully consider the risks described below before deciding to purchase shares of our Common Stock. If any of the events, contingencies, circumstances or conditions described in the risks below actually occur, our business, financial condition or results of operations could be seriously harmed. The trading price of our Common Stock could, in turn, decline and you could lose all or part of your investment.

                 RISKS RELATED TO OUR INDUSTRY AND OUR BUSINESS

A SUBSTANTIAL PORTION OF OUR BUSINESS IS ATTRIBUTABLE TO A SINGLE SUPPLIER.

      We distribute Samsung Electronics surveillance and security products in North, Central and South America under an agreement that expires on December 31, 2005 with respect to sales made by us to retailers, and August 30, 2009 with respect to sales made by us to professional users and installers. Samsung has the right to terminate the Distribution Agreement in the event we fail to purchase the minimum amount of products required to be purchased by us in a given calendar year as provided in the Distribution Agreement. Although we have relationships with other manufacturers and believe we could purchase similar products from alternative sources, we currently derive a substantial amount of our revenues from the sale of Samsung products. For the year ended December 31, 2003, 74% of GVI's revenues were attributable to products manufactured by Samsung, and for the nine months ended September 30, 2004, approximately 65% of our revenues were attributable to products manufactured by Samsung. Although we consider our relationship with Samsung to be good, in the event we fail to purchase the minimum amount of products required under the Distribution Agreement, if Samsung fails to perform its obligations under the Distribution Agreement or we are unable to renew our agreement with Samsung, our business, financial condition and results of operations will be materially adversely affected.

IF WE ARE UNABLE TO RESPOND TO THE RAPID TECHNOLOGICAL CHANGES IN OUR INDUSTRY AND CHANGES IN OUR CUSTOMERS' REQUIREMENTS AND PREFERENCES, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATION COULD BE MATERIALLY ADVERSELY AFFECTED.

      If we are unable, for technological, legal, financial or other reasons, to adapt in a timely manner to changing market conditions or customer requirements, we could lose customers and market share. The electronic security systems industry is characterized by rapid technological change. Sudden changes in customer requirements and preferences, the frequent introduction of new products and services embodying new technologies and the emergence of new industry standards and practices could render our existing products, services and systems obsolete. The emerging nature of products and services in the electronic security systems industry and their rapid evolution will require that we continually improve the performance, features and reliability of our products and services. Our success will depend, in part, on our ability:

      o     to enhance our existing products and services;

      o to anticipate changing customer requirements by designing, developing, and launching new products and services that address the increasingly sophisticated and varied needs of our current and prospective customers; and

      o to respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

      The development of additional products and services involves significant technological and business risks and requires substantial expenditures and lead time. If we fail to introduce products with new technologies in a timely manner, or adapt our products to these new technologies, our business, financial condition and results of operations will be adversely affected. We cannot assure you that even if we are able to introduce new products or adapt our products to new technologies that our products will gain acceptance among our customers. In addition, from time to time, we or our competitors may announce new products, product enhancements or technological innovations that have the potential to replace or shorten the life cycles of our products and that may cause customers to defer purchasing our existing products, resulting in inventory obsolescence.

WE HAVE EXPERIENCED RECENT OPERATING LOSSES AND MAY INCUR ADDITIONAL OPERATING LOSSES IN THE FUTURE.

      Although GVI Security, Inc. was profitable prior to the closing of the merger in February 2004, we incurred a net loss of approximately $2,722,000 for the nine-month period ended September 30, 2004. The loss is primarily attributable to increased administrative, accounting, finance and legal costs following the GVI merger and costs incurred in connection with the expansion of our business into the integrated security solutions market. These costs, together with acquisition costs and costs associated with the integration of newly acquired subsidiaries, may also contribute to future operating losses. In the event we are unable reduce our costs and/or generate sufficient additional revenues to offset our increased costs, we may continue to sustain losses and our business plan and financial condition will be materially and adversely affected.

WE MAY NOT BE ABLE TO MAINTAIN OR IMPROVE OUR COMPETITIVE POSITION BECAUSE OF STRONG COMPETITION IN THE ELECTRONIC SECURITY SYSTEMS INDUSTRY, AND WE EXPECT THIS COMPETITION TO CONTINUE TO INTENSIFY.

      The electronic security systems industry is highly competitive and has become more so over the last several years as security issues and concerns have become a primary consideration at both government and private facilities worldwide. Competition is intense among a wide range and fragmented group of product and service providers, including electronic security equipment manufacturers, distributors, providers of integrated security systems, systems integrators, consulting firms and engineering and design firms and others that provide individual elements of a system. Some of our competitors are larger than us and possess significantly greater name recognition, assets, personnel, sales and financial resources. These entities may be able to respond more quickly to changing market conditions by developing new products and services that meet customer requirements or are otherwise superior to our products and services and may be able to more effectively market their products than we can because they have significantly greater financial, technical and marketing resources than we do. They may also be able to devote greater resources to the development, promotion and sale of their products than we can. Increased competition could require us to reduce our prices, result in our receiving fewer customers orders, and result in our loss of market share. We cannot assure you that we will be able to distinguish ourselves in a competitive market. To the extent that we are unable to successfully compete against existing and future competitors, our business, operating results and financial condition would be materially adversely affected.

WE DEPEND ON OUR MANUFACTURERS, SOME OF WHICH ARE OUR SOLE SOURCE FOR SPECIFIC PRODUCTS. OUR BUSINESS AND REPUTATION WOULD BE SERIOUSLY HARMED IF THESE MANUFACTURERS FAIL TO PERFORM THEIR CONTRACTUAL OBLIGATIONS TO US AND ALTERNATIVE SOURCES ARE NOT AVAILABLE.

      In addition to Samsung, we have strategic relationships with a number of other manufacturers for our products. Our success depends in part on whether our manufacturers fulfill their contractual obligations satisfactorily and in a timely manner. If any of our manufacturers fail to satisfactorily perform their contractual obligations, we may be required to pursue replacement manufacturer relationships. If we are unable to find replacements on a timely basis, or at all, we may be forced to either temporarily or permanently discontinue the sale of certain products and associated services, which could expose us to legal liability, loss of reputation and risk of loss or reduced profit. Although we continually evaluate our relationships with our manufacturers and plan for contingencies if a problem should arise with a manufacturer, finding new manufacturers that offer a similar type of product would be a complicated and time consuming process and we cannot assure you that if we ever need to find a new manufacturer for certain of our products we would be able to do so on a completely seamless basis, or at all. Our business, results of operation and reputation would be adversely impacted if we are unable to provide our products to our customers in a timely manner.

WE HAVE SUBSTANTIAL INDEBTEDNESS TO LAURUS MASTER FUND SECURED BY SUBSTANTIALLY ALL OF OUR ASSETS. IF AN EVENT OF DEFAULT OCCURS UNDER THE SECURED NOTES ISSUED TO LAURUS, LAURUS MAY FORECLOSE ON OUR ASSETS AND WE MAY BE FORCED TO CURTAIL OUR OPERATIONS OR SELL SOME OF OUR ASSETS TO REPAY THE NOTES.

      On May 27, 2004, we borrowed $15,000,000 from Laurus pursuant to secured promissory notes and related agreements. Our indebtedness to Laurus as of December 31, 2004 was approximately $9.7 million. The notes and agreements provide for the following events of default (among others):

      o     failure to pay interest and principal when due,

      o an uncured breach by us of any material covenant, term or condition in any of the notes or related agreements,

      o a breach by us of any material representation or warranty made in any of the notes or in any related agreement,

      o any money judgment or similar final process is filed against us for more than $250,000,

      o any form of bankruptcy or insolvency proceeding is instituted by or against us, and

      o our Common Stock is suspended from our principal trading market for five consecutive days or five days during any ten consecutive days.

      Upon the occurrence of an event of default under our agreements with Laurus, Laurus may enforce its rights as a secured party and we may lose all or a portion of our assets, be forced to materially reduce our business activities or cease operations.

OUR FUTURE SUCCESS DEPENDS IN PART ON ATTRACTING AND RETAINING KEY SENIOR MANAGEMENT AND QUALIFIED TECHNICAL AND SALES PERSONNEL. WE ALSO FACE CERTAIN RISKS AS A RESULT OF THE RECENT CHANGES TO OUR MANAGEMENT TEAM.

      Our future success depends in part on the contributions of our management team and key technical and sales personnel and our ability to attract and retain qualified new personnel. In particular, our success depends on Nazzareno Paciotti who joined us as our Chief Executive Officer and Chief Financial Officer in February 2004 and is a party to an employment agreement with us that expires in January 2008 (subject to renewal provisions provided for in the employment agreement). There is significant competition in our industry for qualified managerial, technical and sales personnel and we cannot assure you that we will be able to retain our key senior managerial, technical and sales personnel or that we will be able to attract, integrate and retain other such personnel that we may require in the future. We also cannot assure you that our employees will not leave and subsequently compete against us. If we cannot work together effectively to overcome any operational challenges that arise during the integration process, if our new management team cannot master the details of our business and our market or if we are unable to attract and retain key personnel in the future, our business, financial condition and results of operations could be adversely affected.

WE RELY ON INDEPENDENT DEALERS AND DISTRIBUTORS TO SELL OUR PRODUCTS, AND PRIMARILY ON A SINGLE RETAILER TO SELL OUR PRODUCTS IN THE RETAIL CHANNEL. DISRUPTION TO THESE DISTRIBUTION CHANNELS WOULD HARM OUR BUSINESS.

      Because we sell a significant portion of our products to independent dealers and distributors, we are subject to many risks, including risks related to their inventory levels and support for our products. In particular, our dealers and distributors maintain significant levels of our products in their inventories. If dealers and distributors attempt to reduce their levels of inventory or if they do not maintain sufficient levels to meet customer demand, our sales could be negatively impacted. Sales through our distributors to a major retailer comprised 96% of our retail sales for the year ended December 31, 2003 and approximately 90% of our retail sales for the nine months ended September 30, 2004. Any reduction in sales to that retailer could negatively impact our sales. Sales to that retailer are through a single independent distributor with whom we have an agreement. The agreement provides for that distributor to purchase products from us at a price equal to 108% of our base cost for such products so long as the distributor is able to generate gross margins from the sale of the products at levels specified in the agreement. Failure of the distributor to generate gross margins at or above the specified levels may reduce the price at which we are able to sell products to this distributor and could negatively impact our gross margins.

      Our dealers and distributors also sell products offered by our competitors. If our competitors offer our dealers and distributors more favorable terms, those dealers and distributors may de-emphasize or decline to carry our products. In the future, we may not be able to retain or attract a sufficient number of qualified dealers and distributors. If we are unable to maintain successful relationships with dealers and distributors or to expand our distribution channels, our business could suffer.

OUR BUSINESS AND REPUTATION AS A DISTRIBUTOR OF HIGH QUALITY VIDEO SURVEILLANCE AND SECURITY EQUIPMENT MAY BE ADVERSELY AFFECTED BY PRODUCT DEFECTS OR SUBSTANDARD PERFORMANCE.

      We believe that we offer state-of-the art products that are reliable and competitively priced. In the event that our products do not perform to specifications, we might be required to redesign or recall those products or pay substantial damages or warranty claims. Such an event could result in significant expenses, disrupt sales and affect our reputation and that of our products, which would have a material adverse effect on our business, financial condition and results of operations. Furthermore, product defects could result in substantial product liability. Although we currently maintain product liability insurance, we cannot assure you that it is adequate or that it will remain available on acceptable terms. If we face liability claims that exceed our insurance or that are not covered by our insurance, our business, financial condition and results of operation would be adversely affected.

FAILURE TO MANAGE OUR GROWTH AND EXPANSION EFFECTIVELY COULD ADVERSELY AFFECT OUR BUSINESS.

      Our ability to successfully offer our products and implement our business plan in a rapidly evolving market requires an effective planning and management process. We have increased and plan to continue to increase the scope of our operations domestically and internationally. This growth has placed, and our anticipated growth in future operations will continue to place, a significant strain on our management systems and resources. If we are unable to effectively manage our growth, our business could be adversely affected.

OUR GROWTH STRATEGY INCLUDES MAKING ACQUISITIONS IN THE FUTURE, WHICH COULD SUBJECT US TO SIGNIFICANT RISKS, ANY OF WHICH COULD HARM OUR BUSINESS.

      Our growth strategy includes identifying and acquiring or investing in suitable candidates on acceptable terms. In December 2004 we completed the acquisition of Rapor, Inc. In addition, over time, we may acquire or make investments in other providers of product offerings that complement our business and other companies in the security industry.

      Acquisitions involve a number of risks and present financial, managerial and operational challenges, including:

      o diversion of management's attention from running our existing business;

      o increased expenses, including travel, legal, administrative and compensation expenses resulting from newly hired employees;

      o increased costs to integrate personnel, customer base and business practices of the acquired company with our own;

      o adverse effects on our reported operating results due to possible write-down of goodwill associated with acquisitions;

      o potential disputes with sellers of acquired businesses, technologies, services or products; and

      o     dilution to stockholders if we issue securities in any acquisition.

      Moreover, performance problems with an acquired business, technology, product or service could also have a material adverse impact on our reputation as a whole. In addition, any acquired business, technology, product or service could significantly under-perform relative to our expectations, and we may not achieve the benefits we expect from our acquisitions. For all these reasons, our pursuit of an acquisition and investment strategy or any individual acquisition or investment, could have a material adverse effect on our business, financial condition and results of operations.

OUR PRODUCT OFFERINGS INVOLVE A LENGTHY SALES CYCLE AND WE MAY NOT ANTICIPATE SALES LEVELS APPROPRIATELY, WHICH COULD IMPAIR OUR PROFITABILITY.

      Some of our products and services are designed for medium to large commercial, industrial and government facilities desiring to protect valuable assets and/or prevent intrusion into high security facilities in the United States and abroad. Given the nature of our products and the customers that purchase them, sales cycles can be lengthy as customers conduct intensive investigations and deliberate between competing technologies and providers. For these and other reasons, the sales cycle associated with some of our products and services is typically lengthy and subject to a number of significant risks over which we have little or no control.

      If sales in any period fall significantly below anticipated levels, our financial condition and results of operations could suffer. In addition, our operating expenses are based on anticipated sales levels, and a high percentage of our expenses are generally fixed in the short term. As a result of these factors, a small fluctuation in timing of sales can cause operating results to vary from period to period.

WE FACE LABOR, POLITICAL AND CURRENCY RISKS BECAUSE SAMSUNG ELECTRONICS' FACTORIES ARE LOCATED IN KOREA, AND WE MAY FACE OTHER RISKS IF WE CONTINUE TO EXPAND OUR BUSINESS INTERNATIONALLY.

      Since our main supplier is located in Korea, we may face a number of additional risks, including those arising from the current political tension between North and South Korea. While we have not faced any problems to date, in the future, as we continue to expand our business internationally, we may face:

      o     regulatory limitations imposed by foreign governments,

      o     price increases due to fluctuations in currency exchange rates,

      o     political, military and terrorist risks,

      o disruptions or delays in shipments caused by customs brokers or government agencies,

      o unexpected changes in regulatory requirements, tariffs, customs, duties and other trade barriers, and

      o potentially adverse tax consequences resulting from changes in tax laws.

      We cannot assure you that one or more of the factors described above will not have a material adverse effect on our business, financial condition and results of operation.

                                INVESTMENT RISKS

OUR COMMON STOCK IS THINLY TRADED ON THE OTC BULLETIN BOARD, AND WE MAY BE UNABLE TO OBTAIN LISTING OF OUR COMMON STOCK ON A MORE LIQUID MARKET.

      There is currently very limited volume of trading in our Common Stock and on many days there is no trading activity at all in our Common Stock. Our Common Stock is quoted on the OTC Bulletin Board, which provides significantly less liquidity than a securities exchange (such as the American or New York Stock Exchange) or an automated quotation system (such as the Nasdaq National or SmallCap Market). There is uncertainty that we will ever be accepted for a listing on an automated quotation system or securities exchange.

PENNY STOCK REGULATIONS MAY AFFECT YOUR ABILITY TO SELL OUR COMMON STOCK.

      To the extent the price of our Common Stock remains below $5.00 per share, our Common Stock will be subject to Rule 15g-9 under the Exchange Act, which imposes additional sales practice requirements on broker dealers which sell these securities to persons other than established customers and accredited investors. Under these rules, broker-dealers who recommend penny stocks to persons other than established customers and "accredited investors" must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. The additional burdens imposed upon broker-dealers by these requirements could discourage broker-dealers from effecting transactions in our Common Stock and may make it more difficult for holders of our Common Stock to sell shares to third parties or to otherwise dispose of them.

SUBSTANTIALLY ALL OF OUR AUTHORIZED SHARES OF COMMON STOCK HAVE BEEN RESERVED FOR ISSUANCE PURSUANT TO OUTSTANDING OPTIONS, WARRANTS, CONVERTIBLE NOTES AND OTHER COMMITMENTS SO THAT ANY FUTURE EQUITY FINANCING OR USE OF COMMON STOCK FOR BUSINESS ACQUISITIONS MAY REQUIRE US TO AMEND OUR CERTIFICATE OF INCORPORATION TO INCREASE OUR AUTHORIZED COMMON STOCK. YOU SHOULD EXPECT THAT WE WILL SEEK STOCKHOLDER APPROVAL OF SUCH AN AMENDMENT AT OR BEFORE OUR NEXT ANNUAL MEETING OF STOCKHOLDERS.

      As of January 24, 2005, there were issued and outstanding 49,047,946 shares of Common Stock, and warrants, options and convertible notes to purchase, and commitments to issue, an aggregate of approximately 20,460,000 additional shares of Common Stock. We have a total of 75,000,000 shares of Common Stock authorized under our certificate of incorporation. The proposed issuance of approximately 5,500,000 more shares of Common Stock in addition to those currently reserved for issuance would require us to amend our certificate of incorporation to increase our authorized Common Stock. You should expect that such an amendment will be proposed for stockholder approval at or before our next annual meeting of stockholders. No decision has been made as to the size of any increase that may be sought, and no assurance can be given that any such increase will be approved by our stockholders. Failure to increase our authorized Common Stock could limit or restrict our ability to raise working capital in a future equity financing and severely limit our ability to use Common Stock for desirable business acquisitions.

FUTURE SALES OF COMMON STOCK COULD RESULT IN A DECLINE IN THE MARKET PRICE OF OUR STOCK.

      Prior to the effective date of this registration statement, approximately 27,500,000 shares of our Common Stock were eligible for sale in the public market (including shares issuable to Laurus upon conversion of convertible notes and exercise of warrants). This prospectus covers an additional 34,648,410 shares of our Common Stock that may be freely offered for resale. Sales of a significant number of shares of our Common Stock in the public market could result in a decline in the market price of our Common Stock, particularly in light of the illiquidity and low trading volume in our Common Stock.

OUR DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS OWN A SIGNIFICANT PERCENTAGE OF OUR SHARES, WHICH WILL LIMIT YOUR ABILITY TO INFLUENCE CORPORATE MATTERS.

      Our directors, executive officers and principal stockholders beneficially owned approximately 80% of our outstanding Common Stock as of January 24, 2005. In addition, one of our principal stockholders is the holder of our Series B Convertible Preferred Stock which gives that stockholder the right to elect a majority of our directors until March 7, 2005. Accordingly, these stockholders could have a significant influence over the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets and also could prevent or cause a change in control. The interests of these stockholders may differ from the interests of our other stockholders. Third parties may be discouraged from making a tender offer or bid to acquire us because of this concentration of ownership.

                         CAUTIONARY STATEMENT CONCERNING
                           FORWARD-LOOKING STATEMENTS

      This document contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management and information currently available to management. The use of words such as "believes," "expects," "anticipates," "intends," "plans," "estimates," "should," "likely" or similar expressions, indicates a forward-looking statement.

      Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future results may differ materially from those expressed in the forward-looking statements. Many of the factors that will determine these results are beyond the ability of GVI Security Solutions to control or predict. Stockholders are cautioned not to put undue reliance on any forward-looking statements, which speak only to the date made. For those statements, GVI Security Solutions claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

      For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under "Risk Factors" beginning on page 3.

      The identification in this document of factors that may affect future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty.

      You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of Common Stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

                                 USE OF PROCEEDS

      There will be no proceeds to the Company from the sale of shares of Common Stock in this offering. However, the Company may receive up to approximately $13,055,931 upon exercise of the outstanding warrants covered by this prospectus (assuming that no warrant holder acquires shares by a "cashless" exercise). We intend to use any proceeds from the exercise of warrants for working capital purposes.

         MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION

      Our Common Stock trades in the over-the-counter-market under the symbol "GVIS." Prior to April 14, 2004, our Common Stock was quoted under the symbol "TSIM." Trades in our Common Stock were reported by the OTC Bulletin Board from January 1, 2002 until June 9, 2002, and by Pink Sheets LLC from June 9, 2002 until December 13, 2004. Since December 13, 2004, trades of our Common Stock have been quoted on the OTC Bulletin Board. The following table sets forth the quarterly high and low bid prices of a share of our Common Stock as reported by OTC Bulletin Board and Pink Sheets LLC, respectively. The quotations listed below reflect inter-dealer prices, without retail mark-ups, mark-downs or commissions and may not necessarily represent actual transactions. The high price during the second quarter of 2004 (and subsequent periods) reflects the one-for-65 reverse split of our Common Stock effected on April 12, 2004.

                                                                     PRICE
                                                                HIGH       LOW
      2002
            First quarter................................      $ 0.24     $0.10
            Second quarter...............................      $ 0.15     $0.01
            Third quarter................................      $ 0.15     $0.04
            Fourth quarter...............................      $0.045     $0.02

      2003
            First quarter................................      $ 0.02     $0.02
            Second quarter...............................      $ 0.03     $0.01
            Third quarter................................      $ 0.05     $0.01
            Fourth quarter...............................      $ 0.10     $0.01

      2004
            First quarter................................      $ 0.51     $0.02
            Second quarter...............................      $32.51     $0.10
            Third quarter................................      $ 6.00     $1.10
            Fourth quarter...............................      $ 8.00     $1.15

      The number of holders of record for our Common Stock as of January 24, 2005 was approximately 165. This number excludes individual stockholders holding stock under nominee security position listings.

DIVIDENDS

      We have not paid any cash dividends on our Common Stock and do not anticipate declaring or paying any cash dividends in the foreseeable future. In addition, our agreements with Laurus prohibits the payment of cash dividends. Nonetheless, the holders of our Common Stock are entitled to dividends when and if declared by our board of directors from legally available funds.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

      From December 2000 until we acquired GVI Security, Inc. in a merger transaction on February 20, 2004, we had no active business operations. As a result of the merger, GVI Security, Inc. became our wholly-owned subsidiary, and the business of GVI Security became our business. Following the merger, on April 12, 2004, we changed our name from Thinking Tools, Inc. to GVI Security Solutions, Inc. Since the former stockholders of GVI Security, Inc. acquired a majority of our voting interests in the merger, the transaction was treated as a reverse acquisition, with GVI Security, Inc. treated as the acquirer for accounting purposes. Accordingly, the pre-merger financial statements of GVI Security, Inc. are our historical financial statements.

      Through our subsidiaries, we provide complete video surveillance and security solutions incorporating a complete line of video surveillance, access control and detection systems to the homeland security, professional, business-to-business and retail market segments. We provide a strong combination of closed circuit televisions (CCTVs), digital video recorders (DVRs), access control, Rapid Access Portals, software systems and networking products that enhance life safety for both government agencies and the private sector. We are the exclusive distributor of video surveillance and security products for Samsung Electronics in North, Central and South America to professional end users, installers and resellers, and a major national retailer. Our full service Enterprise Solutions Group provides turnkey solutions and integrated security systems for various government, homeland security, and Fortune 500 companies.

      On December 1, 2004, we acquired Rapor, Inc. in a merger in which we issued to Rapor's former stockholders an aggregate of 2,707,852 shares of our Common Stock and seven-year warrants to purchase an aggregate of 1,353,925 shares of our Common Stock at an exercise price of $3.04 per share. Rapor designs and manufactures high security building access portals. Rapor's patented Fast TracTM Rapid Access Portal is intended for use in new, high security installations, and can also be seamlessly integrated with existing access control and surveillance systems.

      Rapor sustained a net loss of $430,401 on revenues of $648,447 for the year ended December 31, 2003, and a net loss of $470,570 on revenues of $55,501 for the nine months ended September 30, 2004. In connection with the closing of the merger, we also paid approximately $184,000 in cash, and issued 98,007 shares of Common Stock, in satisfaction of secured obligations of Rapor.

CRITICAL ACCOUNTING POLICIES

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. We believe the following critical accounting policies have significant effect in the preparation of our consolidated financial statements.

REVENUE RECOGNITION

      Our primary source of revenue is from sales of our products. We generally recognize product revenue upon the shipment of merchandise to customers. The Company accrues for sales returns and warranty costs based on its experience.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

      We maintain allowances for doubtful accounts for estimated losses from customers' inability to make payments. We assess each account that is more than 90 days delinquent and other accounts when information known to us indicates amounts may be uncollectible. In order to estimate the appropriate level of the allowance, we consider such factors as historical bad debts, current customer credit worthiness, changes in customer payment patterns and any correspondence with the customer. In 2003, we experienced losses, or recorded provisions for potential losses, totaling $503,000, or less than 1% of revenues, and in the nine months ended September 30, 2004 we experienced losses, or recorded provisions for potential losses, totaling $95,000, less than two-tenths of 1% of revenues. If the financial condition of our customers were to deteriorate and impair their ability to make payments, additional allowances might be required in future periods.

RESULTS OF OPERATIONS

THREE MONTHS ENDED SEPTEMBER 30, 2004 COMPARED TO THREE MONTHS ENDED SEPTEMBER 30, 2003

      REVENUES. Revenues increased 9.2% to approximately $15.9 million in the three months ended September 30, 2004 from approximately $14.5 million in the three months ended September 30, 2003. The increase was due to increases in sales across the range of our products together with the introduction of several new products manufactured by Samsung Electronics and the other manufacturers whose products we distribute. Also reflected in revenues for the three months ended September 30, 2004 is an accrual of approximately $325,000 for the negative effect of product returns and an offsetting amount of $199,000 for the reversal of accrued retail marketing costs.

      COST OF REVENUES. Cost of revenues increased 9.4% to approximately $13.1 million for the three months ended September 30, 2004 from approximately $12.0 million for the three months ended September 30, 2003. The increase was due to the increased revenue volume and higher freight costs. As a result of the changes described above in revenues and costs of revenues, gross profit in the three months ended September 30, 2004 increased to approximately $2.8 million from approximately $2.6 million in the three months ended September 30, 2003, and gross profit as a percentage of revenues decreased to 17.8% for the three months ended September 30, 2004 compared with 17.9% for the three months ended September 30, 2003.

      SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased 80.5% to approximately $3.6 million in the three months ended September 30, 2004 from approximately $2.0 million in the three months ended September 30, 2003.

      Sales and Marketing. Sales and marketing expenses increased 104.7% to approximately $1.87 million in the three months ended September 30, 2004 from approximately $910,000 in the three months ended September 30, 2003. The increase was primarily due to increased commissions, salaries related to staffing the new Enterprise Solutions Group, contract and temporary help, and travel-related expenses.

      General and Administrative. General and administrative expenses increased 60% to approximately $1.73 million in the three months ended September 30, 2004 from approximately $1.08 million in the three months ended September 30, 2003. The increased general and administrative expense was primarily due to increased salaries and wages associated with additional hires, costs associated with being a public company, and the accrual of amounts resulting from the termination agreement with an employee, with no corresponding type charges in the three months ended September 30, 2003.

      INTEREST EXPENSE. Interest expense in the three months ended September 30, 2004 increased 225% to approximately $166,000 from approximately $51,000 in the three months ended September 30, 2003. The increase was primarily related to higher outstanding borrowings during the three months ended September 30, 2004, and the amortization of $121,000 of loan origination fees during the three months ended September 30, 2004 compared to amortization of $5,000 of loan fees during the three months ended September 30, 2003.

      INCOME TAX EXPENSE (BENEFIT). The provision for federal, state and local income tax was an expense of approximately $2,000 primarily as a result of an estimated income tax loss carry back for the 2004 tax year compared with an expense of $230,000 for the three months ended September 30, 2003. Prior to May 23, 2003, GVI Security, Inc. elected to be taxed under the provisions of Sub Chapter S of the Internal Revenue Code. As a Sub Chapter S corporation, GVI did not provide for or pay any Federal or certain corporate or state income taxes on its income for the period from January 1, 2003 until May 2003.

      OTHER NON-OPERATING EXPENSE. The current value of shares of Common Stock issued in settlement of certain claims pursuant to the Settlement Agreement and General Release with William A. Teitelbaum was recorded as other non-operating expense in the amount of $149,500 in the three months ended September 30, 2004, with no corresponding type charges in the three months ended September 30, 2003.

      NET INCOME. As a result of the items discussed above there was a net loss of $1,084,000 in the three months ended September 30, 2004 compared with a net income of $336,000 in the three months ended September 30, 2003.

NINE MONTHS ENDED SEPTEMBER 30, 2004 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 2003

      REVENUES. Net revenues increased 22.9% to approximately $45.9 million in the nine months ended September 30, 2004 from approximately $37.3 million in the nine months ended September 30, 2003. The increase was due to increases in sales across the range of our products together with the introduction of several new products manufactured by both Samsung Electronics and the other manufacturers whose products we distribute. Also reflected in revenues for the nine months ended September 30, 2004 is an accrual of approximately $325,000 for the negative effect of product returns and an offsetting amount of $199,000 for the reversal of accrued retail marketing costs.

      COST OF REVENUES. Cost of revenues increased 24.1% to approximately $38.4 million for the nine months ended September 30, 2004 from approximately $30.9 million for the nine months ended September 30, 2003. The increase was due to the increased revenue volume, higher costs associated with initial shipments to begin fulfilling an annual contract with a major retailer, and costs associated with a malfunction of two specific products which have since been corrected. Additionally, during the period the company incurred higher freight costs and changes in our product mix. As a result of the changes in sales and costs of revenues, gross profit in the nine months ended September 30, 2004 increased to approximately $7.5 million from approximately $6.4 million in the nine months ended September 30, 2003, and gross profit as a percentage of net sales decreased to 16.4% for the nine months ended September 30, 2004 compared with 17.2% for the nine months ended September 30, 2003.

      SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased 107.8% to approximately $10.3 million in the nine months ended September 30, 2004 from approximately $5.0 million in the nine months ended September 30, 2003.

      Sales and Marketing. Sales and marketing expenses increased 109.7% to approximately $5.0 million in the nine months ended September 30, 2004 from approximately $2.4 million in the nine months ended September 30, 2003. The increase was primarily due to increased commissions, salaries related to staffing the new Enterprise Solutions Group, contract and temporary help, and travel-related expenses.

      General and Administrative. General and administrative expenses increased 106.1% to approximately $5.3 million in the nine months ended September 30, 2004 from approximately $2.6 million in the nine months ended September 30, 2003. The increased general and administrative expense was primarily due to increased salaries and wages associated with additional hires, costs associated with being a public company, and the accrual of amounts resulting from a termination agreement with an employee, with no corresponding type charges in the nine months ended September 30, 2003.

      INTEREST EXPENSE. Interest expense in the nine months ended September 30, 2004 increased 163% to approximately $418,000 from approximately $159,000 in the nine months ended September 30, 2003. The increase was primarily related to higher outstanding borrowings during the nine months ended September 30, 2004, and the amortization of $167,000 of loan origination fees during the nine months ended September 30, 2004 compared to amortization of $13,000 of loan fees during the nine months ended September 30, 2003.

      INCOME TAX EXPENSE (BENEFIT). The provision for federal, state and local income tax benefit was a tax benefit of approximately $632,000 for the nine months ended September 30, 2004 (primarily as a result of an estimated tax loss carry back) compared with an expense of $306,000 for the nine months ended September 30, 2003. Prior to May 23, 2003, GVI elected to be taxed under the provisions of Sub Chapter S of the Internal Revenue Code. As a Sub Chapter S corporation, GVI did not provide for or pay any Federal or certain corporate or state income taxes on its taxable income for the period from January 1, 2003 until May 2003.

      OTHER NON-OPERATING EXPENSE. The current value of shares of Common Stock issued in settlement of certain claims pursuant to the Settlement Agreement and General Release with William A. Teitelbaum was recorded as other non-operating expense in the amount of $149,500 in the nine months ended September 30, 2004, with no corresponding type charges in the nine months ended September 30, 2003.

      NET INCOME. As a result of the items discussed above, in the nine months ended September 30, 2004 there was a net loss of $2.72 million, compared with net income of $989,000 in the nine months ended September 30, 2003.

YEAR ENDED DECEMBER 31, 2003 COMPARED TO YEAR ENDED DECEMBER 31, 2002

      NET REVENUES. Total net revenues increased 52% to approximately $56.3 million for the year 2003 from approximately $37.1 million in 2002. The increase was due to increases in sales across the range of our products together with the introduction of several new products manufactured by both Samsung Electronics and the other manufacturers whose products we distribute.

      COST OF GOODS SOLD. Total cost of goods sold increased 53% to approximately $46.7 million in 2003 from approximately $30.5 million in 2002. The increase was due to the increased revenue volume in addition to higher inbound freight costs and changes in our product mix. As a result of the changes in sales and costs of goods sold, gross profit for 2003 increased to approximately $9.7 million from approximately $6.6 million for 2002, and gross profit as a percentage of net sales decreased to 17.2% for 2003, compared with 17.7% for 2002.

      OPERATING EXPENSES. Total operating expenses increased 49% to approximately $7.6 million in 2003 from approximately $5.1 million in 2002.

      SALES AND MARKETING. Sales and marketing expenses increased 30% to approximately $3.5 million in 2003 from approximately $2.6 million in 2002. The increase was primarily due to increased commissions, salaries and travel-related expenses.

      GENERAL AND ADMINISTRATIVE. General and administrative expenses increased 69% to approximately $4.1 million in 2003 from approximately $2.5 million in 2002. The increase was primarily due to increased salaries and wages associated with additional hires and additional provision for doubtful accounts resulting from our higher revenues.

      INTEREST EXPENSE. Interest expense for 2003 decreased 7% to approximately $228,000 in 2003 from approximately $244,000 in 2002. The decrease was primarily related to lower interest rates during 2003 compared with 2002.

      PROVISION FOR INCOME TAXES. The provision for federal, state and local income taxes was approximately $536,000 for 2003 and approximately $56,000 for 2002. Prior to May 23, 2003, GVI was taxed under the provisions of Sub Chapter S of the Internal Revenue Code. As a Sub Chapter S corporation, GVI did not provide for or pay any Federal or certain corporate or state income taxes on its taxable income for the year ended December 31, 2002 and for the period from January 1, 2003 until May 2003. In May 2003, GVI lost its Sub Chapter S corporation status, and accordingly a provision was made for the payment of income taxes based on GVI's prorated taxable income for 2003.

      NET INCOME. As a result of the items discussed above, net income for 2003 was approximately $1.3 million, compared with net income of approximately $1.1 million for 2002, an increase of 11%.

LIQUIDITY AND CAPITAL RESOURCES

      Historically, GVI has funded its operations primarily through cash generated from operations as well as borrowings under secured revolving credit facilities.

      On May 27, 2004, we closed a $15 million convertible debt financing with Laurus Master Fund, Ltd. under which we were provided with a $5 million term loan and a $10 million accounts receivable loan facility. At closing, we borrowed $5 million under the term loan and $10 million under the receivable facility, and used $10,016,000 of the proceeds to repay in full the indebtedness outstanding under our revolving credit agreement with Comerica Bank. Additional proceeds of the financing were used to increase working capital, pay closing fees to Laurus in the aggregate amount of $617,500, and pay a finder's fee in the amount of $800,000. As part of the transaction, Laurus was also issued a seven-year warrant to purchase 940,000 shares of our Common Stock at a price of $3.50 per share. We agreed to issue a similar warrant to purchase 94,000 shares of Common Stock to the finder at a price of $3.50 per share. Borrowings under the Laurus financing are secured by all of our assets.

      The term loan is evidenced by a Secured Convertible Term Note and, subject to monthly adjustments as set forth below, bears interest at an initial rate per annum equal to the prime rate (as reported in the Wall Street Journal), plus two percent, subject to a floor of six percent. Interest on the term loan is payable monthly commencing June 1, 2004, and amortizing payments of principal on the term loan are payable monthly on the first day of each month commencing September 1, 2004, with a final payment due on May 27, 2007 as set forth in the table below.

   Period                                                   Principal Amount
   ------                                                   ----------------

   September 2004 through December 2004                      $75,000 per month

   January 2005 through May 2005                             $75,000 per month

   June 2005 through May 2006                               $150,000 per month

   June 2006 through April 2007                             $190,000 per month

   May 2007                                                 $435,000

      The interest rate under the Term Note is subject to downward adjustment at the end of each month as follows. If at the end of the applicable month we have registered the shares of Common Stock underlying the Term Note with the SEC, interest payable on the term loan will be adjusted downward by 200 basis points (two percent) for each incremental 25 percent increase in the market price of our Common Stock, at the end of the month, in excess of the conversion price under the Term Note.

      Amounts outstanding under the Term Note are convertible into Common Stock at Laurus's option at a conversion price initially equal to $2.70 per share, and currently equal to $1.91 per share. In addition, subject to (i) having an effective registration statement with respect to the shares of Common Stock underlying the Term Note, and (ii) limitations based on trading volume of the Common Stock, scheduled principal and interest payments under the Term Note will be made in shares of Common Stock valued at the conversion price. Prepayments under the Term Note are subject to a premium in the amount of 20% of the principal being prepaid.

      Subject to monthly adjustments as set forth below, borrowings under the receivable facility bear interest at an initial rate per annum equal to the prime rate minus two percent. The interest rate under the receivable facility is subject to downward adjustment at the end of each month in the same manner as provided for under the Term Note. If the market price of Common Stock is below the conversion price at the end of a month, the interest rate under the receivable facility will be reset to equal the prime rate plus two percent. The receivable facility terminates, and borrowings thereunder become due, on May 27, 2007.

      Amounts outstanding under the receivable facility are convertible to Common Stock at Laurus's option at a conversion price initially equal to $3.38 per share, and currently equal to $2.22 per share. To the extent we repay loans outstanding under the receivable facility and/or Laurus converts loans under the receivable facility into Common Stock, we may reborrow or make additional borrowings under the receivable facility, provided that aggregate loans outstanding under the receivable facility at any time may not exceed the lesser of $10 million or a borrowing base equal to the sum of 90% of "eligible accounts" plus 60% of "eligible inventory" (with borrowings based on eligible inventory limited to $2 million).

      The conversion prices under the Term Note and the receivable facility are subject to equitable adjustment for stock splits, stock dividends and similar events, and "weighted average" adjustment for future stock issuances (other than stock issuances in specifically excepted transactions) in accordance with a formula specified under our agreements with Laurus.

      The loan documents with Laurus required our Common Stock to be quoted on the NASD Over the Counter Bulletin Board by July 27, 2004, which date was extended to September 27, 2004 and further extended to December 31, 2004. In consideration for extending the deadlines we issued Laurus additional seven-year warrants to purchase an aggregate of 400,000 shares of our Common Stock at a price of $3.50 per share.

      The loan documents also required us to have an effective registration statement covering the Common Stock underlying the Warrants and $10 million in principal amount of the Notes, by September 27, 2004. A registration statement covering those shares of Common Stock was not declared effective until October 15, 2004. As a result, from September 28, 2004 through October 15, 2004, the rate at which interest accrued on $10 million in principal amount of those Notes increased by 12% per annum.

      During the nine months ended September 30, 2004, we deposited approximately $2.4 million with a financial institution as cash collateral to secure letters of credit issued to a vendor to purchase a new line of products for sale in the United States and other parts of the world. At September 30, 2004, one letter of credit for $1.2 million had been drawn on to settle payments due to the vendor, resulting in a withdrawal of the same amount from the cash collateral account, and letters of credit for $1.2 million remained outstanding.

      At September 30, 2004, we had cash and cash equivalents of approximately $127,000, working capital of approximately $8.4 million, an outstanding balance of $4.925 million under the Laurus Term Loan, and outstanding accounts receivable loans from Laurus of approximately $8.8 million, with additional borrowing availability under such facility of approximately $1.2 million. At September 30, 2003, GVI had cash and cash equivalents of approximately $29,000, working capital of approximately $2.3 million including outstanding revolving loans of approximately $3.8 million, with approximately $1.2 million of additional availability under a Credit Agreement with GVI's prior lender.

      Management believes that the net proceeds from the private placement we completed in December 2004 (described below), together with cash generated from operations and borrowings available under our agreements with Laurus, will be sufficient to meet our cash requirements for calendar 2005.

OCTOBER 2004 BRIDGE FINANCING

      On October 29, 2004, in a private placement exempt from registration under the Securities Act, we sold 23 "Units" for an aggregate purchase price of $1,150,000, to a group of five purchasers, all of whom are our affiliates. Each Unit consisted of $50,000 principal amount of 12% Subordinated Secured Promissory Notes, and the right to be issued warrants to purchase shares of our Common Stock.

      The Notes were repaid in full in accordance with their terms in December 2004 upon the closing of the private placement described below. As a result of the December 2004 private placement, and in accordance with the terms of the bridge financing, for each $50,000 in principal amount of notes purchased, such purchaser was issued a five-year warrant to purchase 33,333 shares of Common Stock at an exercise price of $1.50 per share.

DECEMBER 2004 PRIVATE PLACEMENT

      On December 27, 2004, we completed a private placement of approximately 22,620,000 shares of Common Stock at a price of $1.50 per share, for aggregate gross consideration of $33.9 million. C.E. Unterberg, Towbin LLC acted as the financial advisor for us in the private placement and was paid a cash fee equal to seven percent of the gross proceeds from the private placement, plus its legal costs and expenses. Net cash proceeds were approximately $31.5 million, after compensation to the financial advisor and other costs of the placement.

      Approximately $4.7 million of the proceeds were used to repay borrowings from Laurus Master Fund under a revolving promissory note, and $1.15 million of the proceeds were used to repay the notes issued in the October 2004 bridge financing. The holders of $600,000 in principal amount of these notes reinvested such amount in the private placement. We used an additional $10 million of the net proceeds to repurchase 6,666,667 shares of Common Stock from William A. Teitelbaum, a stockholder of the Company, pursuant to a Settlement Agreement between us and Mr. Teitelbaum entered into in October 2004. The balance of the net proceeds will be used primarily for working capital, general corporate purposes and acquisitions.

      The Common Stock issued in the private placement was sold to persons we reasonably believe are accredited investors, without public solicitation or advertising, and the certificates issued for the common stock issued in the private placement were endorsed with an appropriate restrictive legend.

      We agreed to file a registration statement on or before January 26, 2005 to register under the Securities Act the resale of the shares of Common Stock issued in the private placement.

      As a result of the closing of the private placement, the Company issued warrants to purchase an aggregate of 766,666 shares of Common Stock at a price of $1.50 per share to the investors in the October 2004 bridge financing, in accordance with our obligations under such financing.

                                    BUSINESS

OVERVIEW

      Through our subsidiaries, we provide complete video surveillance and security solutions incorporating a complete line of video surveillance, access control and detection systems to the homeland security, professional, business-to-business and retail market segments. We provide a strong combination of closed circuit televisions (CCTVs), digital video recorders (DVRs), access control, Rapid Access Portals, software systems and networking products that enhance life safety for both government agencies and the private sector. We are the exclusive distributor of video surveillance and security products for Samsung Electronics in North, Central and South America to professional end users, installers and resellers, and a major national retailer. Our full service Enterprise Solutions Group provides turnkey solutions and integrated security systems for various government, homeland security, and Fortune 500 companies.

      Our customers include distributors and system integrators that specialize in video surveillance and security products and services, government agencies and private sector businesses, as well as retail outlets such as warehouse clubs, mass-market retailers and specialty electronics stores. Our technology is available to the United States Government through a General Services Administration GSA contract.

      On December 1, 2004, we acquired Rapor, Inc. in a merger in which we issued to Rapor's former stockholders an aggregate of 2,707,852 shares of our Common Stock and seven-year warrants to purchase an aggregate of 1,353,925 shares of our Common Stock at an exercise price of $3.04 per share. Rapor designs and manufactures high security building access portals. Rapor's patented Fast TracTM Rapid Access Portal is intended for use in new, high security installations, and can also be integrated with existing access control and surveillance systems.

      We operate sales and distribution centers in Dallas, Texas, New Britain, Connecticut, Mexico City, Mexico, Sao Paulo, Brazil and Bogota, Colombia.

CORPORATE HISTORY

      We were incorporated in Delaware in August 1996 as Thinking Tools, Inc. Following our organization, we succeeded by merger to the business of Thinking Tools, Inc., a California corporation engaged in developing and marketing business simulation software. Thinking Tools California was incorporated on December 30, 1993 at which time it purchased certain assets of the Business Simulation Division of Maxis, Inc., a computer game company and creator of the simulation game SimCity.

      In September 1997, we introduced Think 2000, a Year 2000 business simulation software product. Changes in market conditions and lack of demand for Year 2000 software products had an adverse effect on our business, results of operations and financial condition, and in April, 1999, we eliminated substantially all of our operations and terminated substantially all of our personnel.

      On March 7, 2000, through a newly-formed and wholly-owned subsidiary, StartFree.com, Inc., we acquired the business and substantially all of the assets and certain of the liabilities of Tritium Network, Inc., an Internet software and service provider. StartFree was not able to generate sufficient revenues to support its operations, which we discontinued in December, 2000.

      From the time we discontinued Startfree's operations until February 20, 2004, we had no active business. On February 20, 2004, pursuant to an Agreement and Plan of Merger, GVI Security, Inc., a Delaware corporation, merged with our newly-formed wholly-owned subsidiary, GVI Security Acquisition Corp., becoming our wholly owned subsidiary, and on April 12, 2004, we changed our name to GVI Security Solutions, Inc.

ELECTRONIC SECURITY SYSTEMS INDUSTRY

      The worldwide market for security products and services is estimated at approximately $120 billion. The industry continues to see significant growth throughout the world fueled by increased fear of terrorism and crime, heightened expectation of safety in public places and institutions, and higher expectations of performance, reliability and architectural appeal. The world market is expected to continue to grow at an annual rate in excess of 10% with the primary components of this growth being electronic integrated security systems. We believe that access control and video surveillance products represent the largest components of a typical integrated security system.

      Access control systems, which include turnstiles and mantraps, may utilize traditional card readers but are increasingly becoming more sophisticated, incorporating biometrics (such as iris scan, retina scan, and fingerprint and facial recognition capabilities), and badging systems for visitor control and asset tracking.

      Video surveillance has undergone significant changes over the last few years, from the introduction of affordable digital cameras to the birth of digital recording. Cost effective digital video recorders (DVR) have enabled a shift from human surveillance to more sophisticated computer-driven surveillance that utilizes archiving, data mining and artificial intelligence with predictive behavior algorithms. A DVR is a computer with special interface cards that accepts camera input and converts video signals to digital data and stores this data on the hard disk drive of the computer. The benefits of the DVR are its capacity to store large volumes of data, the clarity of its pictures, the lack of distortion of images and its capability to perform rapid searches based upon certain pre-defined parameters. We believe that over the next few years we will see a full shift in the video surveillance segment of the electronic security systems industry from analog to digital equipment.

STRATEGIES

      Our objective is to provide "total solutions" for our customers and partners by providing a range of products and engineering services designed to meet the specific needs of the end user. From our simple pre-packaged suites of easy-to-install security solutions to our range of products that can be fully integrated into a comprehensive security solution, our goal is to provide our customers with excellent service and superior technology at competitive prices.

      We believe that by delivering the highest levels of customer service, we can strengthen our reputation as a reliable and cost-effective provider in the electronic security systems industry and develop customer loyalty. We strive to anticipate and meet our customers' needs by increasing the range of products and services we offer by entering into new business alliances and by pursuing acquisitions of complementary businesses enabling us to offer new products and services. Our goals include further developing our expertise and products in the digital video recording sector, access control and detection product areas. Further, we intend to grow our business by expanding and diversifying our distribution channels and capitalizing on domestic and international expansion opportunities.

      Our growth strategy also includes identifying and acquiring businesses engaged in similar or complementary industries. However, there can be no assurance that we will consummate any additional acquisitions or that any business we acquire will be successful. In addition, the acquisition of a business through the issuance of our securities will result in dilution to our existing stockholders.

PRODUCTS AND SERVICES

      We are committed to setting new standards in quality, performance and value by providing "best of breed" integrated security products. We offer a range of video surveillance and security systems to our retail and professional customers, from simple four camera observation systems that include monitors and recording devices suitable for homes and small businesses to more sophisticated products that can be used on a stand-alone basis or that can be integrated into a larger more sophisticated security system. Through Rapor, we also design and manufacture high security building access portals (controlled door systems, with substance detection options) for use in high security installations. These portals can also be integrated with existing access control and surveillance systems.

      We serve the import, support, marketing, inventory, warranty and distribution needs of our customers.

Professional Products

      Our objective is to provide complete security solutions for our professional customers, by providing a suite of fully-integrated products that is complemented by the extensive knowledge and expertise of our dedicated Enterprise Solutions Group. Our Enterprise Solutions Group will work closely with our professional customers to assist them in submitting bids for projects, designing security systems and developing the specifications for a project. Our Enterprise Solutions Group also provides end-to-end project management, including oversight of installation and implementation of the security systems, and after-sale service and support.

      We sell the following products separately and as part of our fully integrated suite of video surveillance and integrated security solutions:

      o     access control

      o a full line of black and white and color cameras, which include motion detection, low light day/night and high resolution, all with systems integration capabilities

      o     a range of waterproof and weather resistant cameras

      o     high speed, remote controlled, dome and pinhole cameras and casings

      o     a complete range of lenses

      o     a range of black and white, color, plasma and flat screen monitors

      o real time and time lapse videocassette and digital recorders and hard disk recorders

      o digital watchdog ATM/point of service transaction verification software

      o     standalone digital recorders

      o     video transmission equipment

      o digital processors (quads and multiplexers), switchers and video management systems

      o     digital video recording software

      We rely on original equipment manufacturer relationships for a number of our standard products. In some instances, we purchase products that meet our specifications from a manufacturer and distribute these products under the GVI label. When assembly of our products is required, it is done in our Dallas, Texas facility, or in the case of our access portals, in New Britain, Connecticut.

Consumer Products

      As the cost of CCTV products decline, small businesses and homeowners in increasing numbers are installing security surveillance systems to replace or supplement conventional alarm systems. The consumer products market consists of end users who purchase systems and install them on their own. Our consumer products include a broad range of pre-packaged CCTV security solutions. Our CCTV solutions range from simple four camera observation systems with monitor and recording devices, to more sophisticated systems that rely on switching with many cameras and monitoring points. Our CCTV products offered to consumers through the retail channel include options such as black and white or color monitors and varying camera counts. Our CCTV products address the typical acquisition, transmission, viewing, storage and retrieval of video images needs of the consumer, and encompass the integration of all the standard components necessary to supply a complete security solution to an end user.

Access Portals

      Rapor's patented Fast TracTM Rapid Access Portal units are intended for use in new, high security installations, and can also be seamlessly integrated with existing access control and surveillance systems. The Fast TracTM unit controls access to secure areas through bi-folding doors with infrared sensors that can open or remain open for authorized personnel, and close or remain closed when necessary to prevent unauthorized access. We believe that the Fast TracTM portal offers reliable security while allowing a more efficient flow of traffic than competing portal designs such as turnstiles, mantraps and revolving doors. Screening and monitoring functions can be added to the portal in a modular form to include a variety of metal and drug detection options. To date, Rapor's Fast TracTM portal has been installed in airports, manufacturing facilities and office buildings.

Customer Support

      We believe that our ability to establish and maintain long-term relationships with our customers and differentiate ourselves from the competition depends significantly on the strength of our customer support operations and staff. We offer customer support to both our retail and our professional customers. We operate customer support centers in Dallas, Texas, New Britain, Connecticut, Mexico City, Mexico, Sao Paulo, Brazil, and Bogota, Colombia and also utilize a number of independent service providers in the other territories that we service.

DISTRIBUTION AND MARKETING

      We believe that our dual distribution channels enable us to reach a broad range of potential customers with products and services targeted to meet their needs and to increase our exposure across the market. We believe that we provide our customers with functional solutions with superior performance at competitive prices across both of our distribution channels.

      Professional Channel. We offer a wide range of products and services through local, regional and national system integrators and distributors who resell our products to professional security providers. System integrators, on their own, or with the assistance of our Enterprise Solutions Group utilize our products to develop and install a fully integrated security suite for end users. Our Enterprise Solutions Group will engineer and deliver integrated security solutions to end users including airports, sea ports, military installments, high security federal installations, fortune 500 companies, casino, gaming and institutional end users. For the year ended December 31, 2003, 45% of GVI's revenues were generated through sales in our Professional Channel, and for the nine months ended September 30, 2004, approximately 55% of our revenues were generated through sales in our Professional Channel.

      We also utilize regional sales executives who often support sales across all of our product and service offerings. We use a combination of our internal sales force and independent representatives to sell our products to dealers and systems integrators.

      Retail Channel. We also offer our products and services through warehouse clubs, mass-market retailers and specialty electronics stores including Sam's Club, Costco, CompUSA, Wal-Mart, Fry's Electronics and J & R Music & Computer World. Through retailers we offer a pre-packaged suite of easy-to-install CCTV systems that are suitable for homes and small businesses. We also maintain a technical support hotline for all of our retail customers. For the year ended December 31, 2003, 55% of GVI's revenues were generated through sales in our Retail Channel, and for the nine months ended September 30, 2004, approximately 45% of our revenues were generated through sales in our Retail Channel. Sales through our distributor to a major national retailer comprised approximately 96% of these retail sales for the year ended December 31, 2003 and approximately 90% of these retail sales for the nine months ended September 30, 2004.

      Alliance Agreement with ESI. The products we distribute to the Retail Channel are distributed by us pursuant to an alliance with E&S International Enterprises, Inc. (ESI), a distributor of consumer electronics and appliances, under a new agreement we entered into with ESI in October 2004. ESI is our exclusive distributor to retailers of consumer security products purchased by us from manufacturers. ESI purchases these products from us at an initial price equal to 108% of the base cost to us, subject to downward adjustment if ESI's gross margins fall below certain specified levels, and we are responsible for all warranty obligations with respect to these products, including servicing and supporting such products. In addition, ESI is obligated to pay us an amount in respect of consumer security products it purchases from other distributors, initially equal to 8% of the base cost of such products, so as minimize any incentive ESI may have to purchase these products other than through us. The agreement is for an initial term of three years and will automatically renew for one-year periods unless ESI provides notice to us at least 90-days prior to the then end of the term of its intention not to renew, subject to early termination rights of ESI.

      In connection with our entering this agreement, we agreed to issue ESI warrants to purchase 3,000,000 shares of our Common Stock at a price of $1.50 per share. In addition, ESI may be issued up to an additional 3,000,000 shares of our Common Stock upon attaining certain goals provided for in the agreement.

COMPETITION

      We believe that the range of our product and service offerings and our distribution channels enable us to compete favorably in the market for the security products and services that we offer. However, some of our competitors have greater name recognition, longer operational histories and greater financial, marketing and managerial resources than we do.

      The key factors which drive competition in the video surveillance and security industry are merchandising, price, quality, product performance, ease of integration and customer service and support.

Competition in the Professional Sector

      There are a number of distributors of highly sophisticated, technologically advanced security components. Very few of these distributors, however, offer fully integrated security suites that can be customized to meet the specific needs of the end user. We believe that we have distinguished ourselves in this market by providing our professional customers with superior levels of customer service and by giving them the flexibility to choose between purchasing our products separately or utilizing the expertise and knowledge of our Enterprise Solutions Group to design and implement a fully integrated customized security suite for their end users using our products. Our main competitors in the professional sector are Pelco and Panasonic.

Competition in the Retail Sector

      The market for video surveillance and security systems components is highly competitive and includes a wide range of electronics companies, each proficient at supplying a certain component of a CCTV, but only a few of these companies have developed a pre-packaged integrated security system. At this time, our main competitor in this sector is Strategic Vista, which sells products under the Lorex and Sylvania brands. We believe that we have distinguished ourselves in the retail market by the quality of our merchandising and the range of features our products offer relative to their prices.

Competition for Portals

      A number of companies provide a wide range of access control products, such as optical turnstiles, mechanical turnstiles and mantraps, which compete with our access portals. We believe that our patented Fast TracTM Rapid Access Portal, which can remain open for authorized personnel, allows a more efficient flow of traffic than competing portal designs and products.

STRATEGIC RELATIONSHIPS

      We are party to a Distribution Agreement with Samsung Electronics pursuant to which Samsung has given us the exclusive right to sell, market, lease, license and distribute Samsung security products throughout North, Central and South America, until December 31, 2005 with respect to sales made to two particular national retailers and one particular regional retailer, and until August 30, 2009 with respect to sales made to professional users and installers. The Distribution Agreement requires us to purchase minimum amounts of products for distribution to the professional sector as set forth below:

                                                 Volume
                        Calendar Year         Requirement
                        -------------         -----------
                             2004             $18 Million
                             2005             $22 Million
                             2006             $28 Million
                             2007             $35 Million
                             2008             $43 Million
                             2009             $52 Million

      In the event we fail to purchase the minimum amounts required above, Samsung may immediately terminate the Distribution Agreement. If we breach any other provision of the Distribution Agreement, Samsung may terminate the Distribution Agreement upon 180 days notice if we fail to cure the breach during the 180-day period following such notice. Under the Distribution Agreement, we retain the right to develop and/or independently sell and market security products which are similar to or competitive with Samsung's products and to enter into similar distribution agreements with third parties in the event Samsung does not provide us with similar products to distribute at comparable prices.

      For the year ended December 31, 2003, 74% of GVI's revenues were attributable to products manufactured by Samsung, and for the nine months ended September 30, 2004 approximately 65% of revenues were attributable to products manufactured by Samsung. Although we consider our relationship with Samsung to be good, in the event we fail to purchase the minimum amount of products required under the Distribution Agreement, if Samsung fails to perform its obligations under the Distribution Agreement or we are unable to renew our agreement with Samsung, our business, financial condition and results of operations will be materially adversely affected.

      The products we purchase from Samsung are distributed under our alliance with ESI described above. We are also a party to distribution arrangements with other high technology manufacturers who supply us with other products such as digital video recorders, and internet and networking products.

INTELLECTUAL PROPERTY

      Rapor is the owner of patent number 5,845,692 issued on December 8, 1998. The patent describes Rapor's Fast TracTM portal as a Rapid Access Portal that utilizes a rapid access door system which allows authorized individuals passage through the doors and blocks the entry of unauthorized individuals, rerouting them to unsecured areas.

EMPLOYEES

      As of January 24, 2005, we had approximately 54 full-time employees. None of our employees are represented by a labor union or are subject to collective-bargaining agreements. We believe that we maintain good relationships with our employees.

PROPERTIES

      We currently lease approximately 58,850 square feet of office and warehouse space in Carrollton, Texas under a lease agreement which expires in September 2009. In the opinion of our management, the leased properties are adequately insured. Our existing properties are in good condition and suitable for the conduct of our business.

LEGAL PROCEEDINGS

      We are not party to any material pending legal proceedings.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth our directors and executive officers, their ages and the positions they hold:

NAME                         AGE                    POSITION

Howard Safir(3)              62     Chairman of the Board of Directors
Nazzareno Paciotti           58     Chief Executive Officer, Chief Financial Officer and Director
Richard J. Berman1(2)        62     Director
Fredrick W. Gluck(3)         69     Director
Bruce Galloway(1)            47     Director
Joseph R. Rosetti(1)(2)      71     Director
Moshe Zarmi(3)               66     Director

(1) Member of the Audit Committee
(2) Member of the Compensation Committee
(3) Member of the Governance Committee

      HOWARD SAFIR has served as one of our directors and as Chairman of our Board of Directors since February 2004. Since December 2001 Mr. Safir has been Chairman and Chief Executive Officer of SafirRosetti, an investigative and security firm owned by Omnicom Group, Inc. Prior to that time, Mr. Safir was Vice Chairman of IPSA International, a provider of investigative and security consulting services. From 1996 to 2000, Mr. Safir served as Police Commissioner of New York City. Mr. Safir began his law enforcement career in 1965 as a special agent assigned to the New York office of the Federal Bureau of Narcotics, a forerunner of the Drug Enforcement Administration (DEA). From 1977 to 1978, Mr. Safir served as Assistant Director of the DEA. In 1994, Mr. Safir became New York City's 29th Fire Commissioner.

      NAZZARENO PACIOTTI has served as our Chief Executive and Chief Financial Officer since February 2004. He has also served as one of our directors since February 2004. From December 2001 to February 2004, Mr. Paciotti was the President and Chief Operating Officer of Pinkerton Consulting & Investigations Division, a global provider of security consulting, investigations and business risk services. Prior to joining Pinkerton, Mr. Paciotti was Chief Financial Officer of Kroll, Inc. from July 1992 to December 2001.

      RICHARD J. BERMAN has served as one of our directors since February 2004. Since 2000, Mr. Berman has been Chairman of the board of directors of Candidate Resources, Inc., a private human resources company that delivers services over the Web. Mr. Berman is also currently the chairman of a private financial services company that delivers its services over the Web. From 1998 to 2000, Mr. Berman was chairman of the board of directors and chief executive officer of Internet Commerce Corporation, an e-commerce business-to-business service provider. From 1982 to 1998, Mr. Berman was President of the American Acquisitions Company, a privately-held merchant banking firm, and from 1983 to 1993, Chairman of the board of directors of Prestolite Battery Company of Canada. From 1975 to 1982, Mr. Berman served in various executive positions at Banker's Trust Company, including as Senior Vice President responsible for managing the mergers and acquisitions and private equity groups of Banker's Trust. Mr. Berman is currently a director of Dyadic International, Inc., a biotechnology company, International Microcomputer Software, Inc., a software company, Internet Commerce Corporation, an internet supply chain company, NexMed, a life sciences company, and MediaBay, Inc., a distributor of audio books and classic radio programs.

      BRUCE GALLOWAY has served as one of our directors since February 2004. Mr. Galloway is currently a managing member of Galloway Capital Management, as well as a managing director of Burnham Securities, a New York-based investment bank, positions he has held since November 1992. From 1990 to 1992, Mr. Galloway was a senior vice president at the global investment bank, Oppenheimer & Company. Mr. Galloway is currently the Chairman of International Microcomputer Software, Inc., Command Security Corporation, a provider of security guard and aviation screening services, and Datametrics Corporation, a military contractor based in Orlando, Florida. Mr. Galloway also serves as a director of Forward Industries, Inc.

      FREDERICK W. GLUCK has served as one of our directors since October 1994. Mr. Gluck joined McKinsey & Company, Inc. in 1967 and served as Managing Director of McKinsey from 1988 to 1994. After retiring from McKinsey in June 1995, Mr. Gluck joined Bechtel Group, Inc. ("Bechtel"), an engineering, construction and project management company. From January 1996 to July 1998, Mr. Gluck served as Vice Chairman and Director of Bechtel. In 1998 he retired from Bechtel and rejoined McKinsey as a special consultant to the firm until July 2003. Mr. Gluck is also a director of HCA Corporation and Amgen Inc.

      JOSEPH R. ROSETTI has served as one of our directors since February 2004. Since December 2001, Mr. Rosetti has served as the President of SafirRosetti, an investigative and security firm owned by Omnicom Group, Inc. From 1987 to 2000 Mr. Rosetti was the Vice Chairman of Kroll Associates. As Vice Chairman he had responsibility for Corporate Security/Crisis Management, which provides industry and professional organizations with preventive measures to combat corporate and financial crimes. From October 2000 to November 2001, Mr. Rosetti was a Senior Vice President at IPSA International, Inc., a provider of investigative and security consulting services. From 1971 to 1987 he was the Director of Worldwide Security for IBM. Mr. Rosetti held government positions prior to joining IBM in the U.S. Internal Revenue Service and the U.S. Department of Justice and was the Chief Accountant for Marriott. Mr. Rosetti is also a director of MediaBay, Inc., a retailer of spoken audio and nostalgia products.

      MOSHE ZARMI has served as one of our directors since January 1998 and was President and Chief Executive Officer from that time until February 2004. Mr. Zarmi has 30 years experience, primarily in high technology industries. From February 1993 to January 1997, Mr. Zarmi was the Chief Executive Officer of Geotest, a leading Automated Test Equipment company based in Southern California. His extensive business experience includes a tenure at Israel Aircraft Industries, where he held various positions in finance and administration, as well as head of US marketing and sales.

AUDIT COMMITTEE FINANCIAL EXPERT

      The Board of Directors has determined that Mr. Berman and Mr. Rosetti are "audit committee financial experts," as such term is defined in Item 401(e) of Regulation S-B, and are independent as defined in rule 4200(a)(15) of the listing standards of the National Association of Securities Dealers.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table sets forth for the periods indicated the compensation we and our subsidiaries paid to Nazzareno E. Paciotti, our Chief Executive Officer and Chief Financial Officer, and Thomas Wade, who was an executive officer of ours during 2004 but who is no longer employed by us. We had no employees and did not pay any compensation in the fiscal years ended December 31, 2003 and December 31, 2002. For information about the compensation we paid to an entity controlled by Howard Safir, our Chairman of the Board, see "Chairman Compensation."

                                                  ANNUAL         LONG-TERM
                                               COMPENSATION     COMPENSATION
                                               ------------     ------------
                                                                 SECURITIES
NAME AND PRINCIPAL                                               UNDERLYING
POSITIONS                          YEAR         SALARY ($)         OPTIONS
----------------------------       ----        ------------     ------------

Nazzareno E. Paciotti              2004        174,247(1)         250,000
Chief Executive Officer and
Chief Financial Officer

Thomas Wade(2)                     2004        214,795(3)       1,975,020(4)
President and Chief
Operating Officer

(1) Represents salary from February 17, 2004 through December 31, 2004. Mr. Paciotti's annual base salary during 2004 was $200,000.

(2) Mr. Wade resigned as President and Chief Operating Officer on June 23, 2004, and his employment with us was terminated effective September 30, 2004 pursuant to a Mutual Separation Agreement described below.

(3) Represents salary from February 20, 2004 through September 30, 2004. Mr. Wade's annual base salary during 2004 was $350,000.

(4) These options were issued pursuant to the terms of the Merger Agreement pursuant to which GVI Security, Inc. merged with us becoming our wholly-owned subsidiary.

Option Grants in Fiscal 2004

      The following table summarizes stock options that were granted to the above named executive officers during 2004. For information about stock options granted to Howard Safir, our Chairman of the Board, see "Other Board Compensation."

                             NUMBER OF
                            SECURITIES       PERCENTAGE OF TOTAL
                            UNDERLYING       OPTIONS GRANTED TO
                              OPTIONS             EMPLOYEES
NAME                          GRANTED              IN 2004           EXERCISE PRICE      EXPIRATION DATE
---------------------         -------              -------           --------------      ---------------
Nazzareno E. Paciotti          250,000              8.1%                 $2.60            02/17/2014

Thomas Wade                  1,975,020             64.3%                 $0.3185          01/19/2005(1)

(1) Mr. Wade's employment with us was terminated pursuant to a Mutual Separation Agreement entered into on October 19, 2004. Pursuant to the terms of his option agreement, the option expires three months after termination.

Aggregated Option Exercises in Fiscal 2004 and FY-End Option Values

      The following table contains information about options exercised by our named executive officers during 2004 and the option values as of December 31, 2004.

                                                                  NUMBER OF SHARES                      VALUE OF
                                                            UNDERLYING UNEXERCISED OPTIONS            UNEXERCISED
                              SHARES                                     AT                       IN-THE-MONEY OPTIONS
                             ACQUIRED           VALUE               AT FY-END (#)                    AT FY-END ($)
NAME                        ON EXERCISE       REALIZED        EXERCISABLE/UNEXERCISABLE       EXERCISABLE/UNEXERCISABLE(1)
---------------------       -----------       --------        -------------------------       ----------------------------
Nazzareno E. Paciotti             --            --                62,500/187,500                   $71,875/$215,625

Thomas Wade                       --            --                 1,975,020/0(2)                     $6,777,281/0

---------------

      (1) The value has been determined based on the closing price of our Common Stock on the OTC Bulleting Board on December 30, 2004, which was $3.75.

      (2) Pursuant to the Mutual Separation Agreement with Mr. Wade, upon his termination, all unvested options became exercisable.

EMPLOYMENT CONTRACTS; TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

EMPLOYMENT AGREEMENT WITH EXECUTIVE OFFICER

      We have entered into an Executive Employment Agreement, dated as of January 24, 2005, with Nazzareno E. Paciotti, our Chief Executive Officer and Chief Financial Officer. The Employment Agreement provides for an initial three-year term of employment as our Chief Executive Officer and Chief Financial Officer. The agreement automatically renews for additional one-year terms unless terminated by either party at least 60 days before the expiration of the then current term. Under the terms of the Employment Agreement, Mr. Paciotti receives an annual base salary of $275,000 during the first year of the term of the agreement, $300,000 during the second year of the term of the agreement and $375,000 thereafter. Mr. Paciotti is also entitled to receive an incentive bonus in accordance with the terms of our Management Incentive Plan as it may then be in effect. No such plan is currently in effect.

      In the event that Mr. Paciotti's employment is terminated as a result of his death, permanent disability or for cause, we will pay him his accrued and unpaid base salary through the date of termination plus any accrued vacation pay and unreimbursed expenses. If Mr. Paciotti's employment is terminated without cause, we will pay him (1) an amount equal to his accrued and unpaid salary through the date of termination, plus any accrued vacation pay and any unreimbursed expenses and any incentive bonus then earned but not already paid,
(2) a pro-rated portion of any incentive bonus he would have otherwise been entitled to under our Management Incentive Plan (if any), (3) an amount equal to the greater of six months of his then-current salary, or the salary he would have earned had he stayed employed by us through the remainder of the term of the agreement (payable in equal bi-monthly installments over the relevant period), and (4) medical insurance coverage for the duration of the period over which he receives the bi-monthly payments under (3).

      Mr. Paciotti is prohibited under his employment agreement from copying, using or disclosing any of our Proprietary Information (as defined in the agreement) during the term of his employment and for a period of ten years thereafter and has assigned to us all rights to any inventions he develops during his employment that pertain directly or indirectly to our business or that are developed during work time or using our materials or facilities.

      Mr. Paciotti is also prohibited from competing with us and directly or indirectly soliciting any of our customers, supplier, licensee, licensor and employees during the term of the agreement and for a period of 12 months thereafter. During the 12-month period following the term of the agreement, Mr. Paciotti will be entitled to payments of $10,000 per month in consideration of complying with these prohibitions.

SEPARATION AGREEMENT WITH THOMAS WADE

      On October 19, 2004, we, our subsidiary, GVI Security Inc., and Thomas Wade entered into a Mutual Separation Agreement whereby the parties mutually agreed to the termination of Mr. Wade's employment with our subsidiary. Mr. Wade is the beneficial holder of approximately 8.7% of our Common Stock, prior to his termination was the President of our subsidiary, and prior to June 23, 2004, was a director of ours and our President and Chief Operating Officer. In accordance with Mr. Wade's employment agreement, and pursuant to the Mutual Separation Agreement, Mr. Wade will be entitled to receive severance payments equal to one year of his annual base salary of $350,000. In addition, for a period of one-year, Mr. Wade will continue to receive a car allowance of $800 per month, an unaccounted for expense reimbursement of $1,200 per month, and medical benefits. We have also agreed that Mr. Wade's options to purchase 1,975,020 shares of our Common Stock shall vest in full. Mr. Wade has agreed to release us in full from any and all claims and to continue to be bound by all the terms of his employment agreement.

DIRECTOR COMPENSATION

      With the exception of Mr. Safir, the Chairman of our Board of Directors, our directors do not receive any cash compensation for their service on the Board of Directors. Our directors are reimbursed for actual out-of-pocket expenses incurred by them in connection with their attendance at meetings of the Board of Directors.

Chairman Compensation

      We have entered into an agreement dated as of February 17, 2004 with November Group, Ltd. Mr. Safir is the Chairman and Chief Executive Officer of November Group. The agreement provides that November Group will provide us with advice, consultation and assistance over an initial term of three years and for a fee of $600,000, payable in equal monthly installments over the term of the agreement. In the event that we terminate the agreement for a reason other than a "good reason" (as defined in the agreement), we will be required to pay November Group a termination fee of one half of the entire remaining fee. In addition, upon a change in control, as defined in the agreement, the entire fee shall become due and owing.

      November Group is prohibited under the agreement from copying, using or disclosing any of our Proprietary Information (as defined in the agreement) during the term of the agreement and for a period of two years thereafter and has assigned to us all rights to any inventions it develops during the term of the agreement that pertain directly or indirectly to our business or that are developed during work time or using our materials or facilities. November Group is also prohibited from directly or indirectly soliciting any of our customers, supplier, licensee, licensor and employees during the term of the agreement and for a period of two years thereafter.

Other Board Compensation

      On February 17, 2004, each of our Directors was granted a stock option under our 2004 Long-Term Incentive Plan to purchase shares of our Common Stock at an exercise price of $2.60 per share. The stock options have a ten year term and vest in four equal installments over a three-year period. The first quarter of each such option vested on February 17, 2004, and the remainder of each such option will vest in equal installments on February 17 of each of the next three years. Each of Messrs. Berman, Galloway and Gluck was granted a stock option to purchase 300,000 shares of our Common Stock. Each of Messrs. Rosetti and Paciotti were granted a stock option to purchase 250,000 shares of our Common Stock. Mr. Zarmi was granted a stock option to purchase 150,000 shares of our Common Stock. Mr. Safir was granted a stock option to purchase 500,000 shares of our Common Stock. In addition, at that time we granted options to purchase an aggregate of 550,000 shares of our Common Stock to directors who have since resigned.

      On January 6, 2005, each of our Directors was granted a stock option under our 2004 Long-Term Incentive Plan to purchase shares of our Common Stock at an exercise price of $1.50 per share. The stock options have a ten year term and vest in three equal installments over a two-year period. The first third of each such option vested on January 6, 2005, and the remainder of each such option will vest in equal installments on January 6, 2006 and January 6, 2007. Each of Messrs. Berman, Galloway and Rosetti was granted a stock option to purchase 47,500 shares of our Common Stock. Each of Messrs. Gluck and Zarmi was granted a stock option to purchase 22,500 shares of our Common Stock. Mr. Paciotti was granted a stock option to purchase 375,000 shares of our Common Stock, and Mr. Safir was granted a stock option to purchase 275,000 shares of our Common Stock.

STOCK OPTION PLAN

      In March 2004, our stockholders approved our 2004 Long-Term Incentive Plan, reserving 5,939,913 (after giving effect to the subsequent one-for-65 reverse split) shares of our Common Stock for issuance thereunder. The Plan provides for the grant of options and other awards to our employees, officers, directors and consultants. The Plan authorizes the Board of Directors to issue incentive stock options ("ISOs") as defined in Section 422(b) of the Internal Revenue Code of 1986, as amended, stock options that do not conform to the requirements of that Code section ("Non-ISOs"), stock appreciation rights ("SARs"), restricted stock, stock awards and other stock based awards. Directors who are not employees of the Company may only be granted Non-ISOs.

      The Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has the authority to select those employees, officers and consultants whose performance it determines significantly promotes the Company's success to receive discretionary awards under the Plan, grant the awards, interpret and determine all questions of policy with respect thereto and adopt rules, regulations, agreements and instruments deemed necessary for its proper administration.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      In November 2000, in consideration of advances made by Thinking Technologies, L.P. to us, Technologies was issued a Demand Convertible Grid Note in the principal amount of up to $1,000,000, bearing interest at the rate of 10% per year. The Note was subsequently transferred by Technologies to Europa International Inc. Fred Knoll, a director of ours until January 4, 2005, is the principal of Knoll Capital Management, L.P., which is both the general partner of Technologies, and the investment manager for Europa. Principal and interest outstanding under the Note was originally convertible into shares of our Common Stock at a price of $0.375 per share (before giving effect to the one-for-65 reverse stock split), and in February 2001, the Note was amended to change the conversion price to $0.12 per share (before giving effect to the one-for-65 reverse stock split). On January 4, 2002, in consideration of Technologies' agreement not to demand payment on the Note for a period of six months, the Board of Directors approved a resolution further reducing the conversion price of the Note, so that upon conversion, the Note would convert into 80% of our outstanding Common Stock on a fully-diluted basis. At December 31, 2003, the amount outstanding under the Note was approximately $1,317,000 consisting of principal of $1,000,000 and interest of $317,000.

      During the years ended December 31, 2003 and 2002, we also received advances approximating $75,000 each year from Europa. These loans accrued interest at 10% per annum and were due upon demand. Through December 31, 2003, approximately $14,000 for interest had accrued on the loans.

      Immediately prior to the GVI merger, and as a condition thereto, Europa exchanged the Note and all of our other indebtedness to Europa, for 10,000 shares of our Series D Convertible Preferred Stock. The shares of Series D Preferred Stock subsequently converted into an aggregate of 1,187,983 shares of our Common Stock on April 12, 2004 when we filed an amendment to our Certificate of Incorporation increasing our authorized number of shares of Common Stock to 75,000,000 and effecting a one-for-65 reverse split of our Common Stock.

      In connection with the GVI merger, the former stockholders of GVI were issued an aggregate of 1,000,000 shares of our Series E Preferred Stock. Each share of Series E Preferred Stock converted into approximately 28.2 shares of our Common Stock when we filed the amendment to our Certificate of Incorporation increasing our authorized number of shares of Common Stock to 75,000,000 and effecting a one-for-65 reverse split of our Common Stock, so that the shares of Series E Preferred Stock issued in the GVI merger converted into an aggregate of 28,214,587 shares of our Common Stock, constituting approximately 95% of our shares of Common Stock outstanding immediately after the GVI merger.

      The two largest stockholders of GVI prior to the GVI merger were William Teitelbaum, who owned approximately 47.8% of GVI's Common Stock, and GVI Acquisition LLC, which owned approximately 38.3% of GVI's Common Stock. As a result of the GVI merger (1) Teitelbaum was issued 13,493,932 shares of our Common Stock (post-split), constituting approximately 45.6% of our then outstanding shares of Common Stock (assuming the conversion of all other shares of our preferred stock then outstanding) and (ii) GVI Acquisition LLC was issued 10,795,145 shares of our Common Stock (post-split), constituting approximately 36.5% of the outstanding shares of our Common Stock then outstanding (assuming the conversion of all other shares of our preferred stock then outstanding).

      GVI Acquisition LLC is a California limited liability company, whose sole managers, Fred Knoll and David Weiner, were directors of ours until January 4, 2005. Prior to the GVI merger, Mr. Knoll was also our Chairman. The sole members of GVI Acquisition LLC are Woodman Management Corporation, which has a 74.9% membership interest in GVI Acquisition LLC, and Europa, which has a 25.1% membership interest in GVI Acquisition LLC. Mr. Weiner controls Woodman and is its sole stockholder. Mr. Knoll is the principal of Knoll Capital Management, L.P., which is the investment manager for Europa.

      In the normal course of business, we sell products to a company principally owned by Mr. Teitelbaum. During 2003 and 2002, GVI made sales in the amounts of $299,846 and $527,899, respectively, to this company. At December 31, 2003 and 2002, amounts due from this company to GVI were $207,507 and $74,739, respectively.

      On February 18, 2004, we entered into a consulting agreement with Europa pursuant to which Europa has agreed to provide consulting services to us with respect to our financial affairs, capitalization and the elimination of certain liabilities listed on our balance sheet as of September 30, 2003. As consideration for these services, we will pay Europa 93% of the amount of the liabilities eliminated from our balance sheet (other than as a result of our repayment of a liability) up to a maximum of $195,000. The agreement has a term of eighteen months and may be terminated at any time by Europa.

      On March 31, 2004, our Chief Executive Officer and affiliates of two of our former directors, David Weiner and Fred Knoll, provided us with an aggregate of $159,000 of subordinated convertible loans to fund short-term capital requirements. Such loans bore interest at a rate of 10% per annum and were repaid in full on June 29, 2004.

      In August 2004 we entered into a six-month Services Agreement with Rapor pursuant to which Rapor provided us with technical and engineering support services in connection with our sales of integrated security solutions products. In consideration for these services, we paid Rapor $38,000 per month and reimbursed Rapor for certain documented expenses. The Services Agreement was terminated when we consummated the merger with Rapor.

      In October 2004 we entered into a Settlement Agreement and General Release with William A. Teitelbaum, a principal stockholder of the Company. Mr. Teitelbaum was a founder of GVI Security Inc. and was its Chairman until May 22, 2003. Pursuant to the Settlement Agreement, in consideration for 650,000 shares of our Common Stock, Mr. Teitelbaum released us from any claims with respect to a warrant he alleged had been issued to him by GVI Security, Inc., which, following the GVI merger in February 2004, would have entitled him to purchase 4,030,637 shares of our Common Stock for nominal consideration. In addition, on January 5, 2005, pursuant to our obligations under the Settlement Agreement and as a result of the private placement we completed in December 2004, we repurchased from Mr. Teitelbaum 6,666,667 shares of our Common Stock for a cash purchase price of $10 million ($1.50 per share). Mr. Teitelbaum is subject to a lock-up provision under that agreement which prohibits him from selling any shares of our Common Stock for a period of 15 months following the repurchase.

      On October 19, 2004, we, our subsidiary, GVI Security Inc., and Thomas Wade entered into a Mutual Separation Agreement whereby the parties mutually agreed to the termination of Mr. Wade's employment with our subsidiary. Mr. Wade is the beneficial holder of approximately 8.7% of our Common Stock, prior to his termination was the President of our subsidiary, and prior to June 23, 2004, was a director of ours and our President and Chief Operating Officer. In accordance with Mr. Wade's employment agreement, Mr. Wade will be entitled to receive severance payments equal to one year of his annual base salary of $350,000. In addition, for a period of one-year, Mr. Wade will continue to receive a car allowance of $800 per month, an unaccounted for expense reimbursement of $1,200 per month, and medical benefits. We have also agreed that Mr. Wade's options to purchase 1,975,020 shares of our Common Stock shall vest in full. Mr. Wade has agreed to release us in full from any and all claims and to continue to be bound by all the terms of his employment agreement.

      On October 29, 2004, in a private placement exempt from registration under the Securities Act, we sold 23 "Units" for an aggregate purchase price of $1,150,000, to a group of five purchasers, all of whom are our affiliates. Each Unit consisted of $50,000 principal amount of 12% Subordinated Secured Promissory Notes, and the right to be issued warrants to purchase shares of the Company's Common Stock. The Notes were repaid in full in accordance with their terms in December 2004 upon the closing of the private placement described below. As a result of that private placement, and in accordance with the terms of the bridge financing, for each $50,000 in principal amount of notes purchased, such purchaser was issued a five-year warrant to purchase 33,333 shares of Common Stock at an exercise price of $1.50 per share. The purchasers of the Units were (i) an entity controlled by Howard Safir, our Chairman of the Board, (ii) Nazzareno E. Paciotti, a director and ours Chief Executive Officer,
(iii) a limited partnership of which Joseph Rosetti, a director of ours, is the principal, (iv) a corporation wholly-owned by David Weiner, a director of ours until January 4, 2005, and (v) an equity fund managed by Fred Knoll, a director of ours until January 4, 2005. Each purchaser of Units was paid a closing fee equal to one percent (1%) of the purchase price paid by such purchaser for the Units.

      Pursuant to the terms of the Subscription Agreements under which the Units were sold, we granted "piggy back" registration rights with respect to the shares of Common Stock issuable upon exercise of the Warrants and the right to demand registration of such shares at any time after 180 days following the issuance of the Warrants.

      As a result of the closing of the December 2004 private placement, we issued warrants to purchase an aggregate of 766,666 shares of Common Stock at a price of $1.50 per share to the investors in the October 2004 bridge financing, in accordance with our obligations under such financing.

      On December 1, 2004, we acquired Rapor, Inc. in a merger in which we issued to Rapor's former stockholders an aggregate of 2,707,852 shares of our Common Stock and seven-year warrants to purchase an aggregate of 1,353,925 shares of our Common Stock at an exercise price of $3.04 per share. In connection with the closing of the merger, we also paid approximately $184,000 in cash, and issued 98,007 shares of Common Stock, in satisfaction of secured obligations of Rapor. Joseph Rosetti, one of our directors, was a director of Rapor prior to the merger. Mr. Rosetti was also the direct holder of approximately 12% of Rapor's outstanding common stock, and a principal partner in a partnership, established for the benefit of members of his family, that held approximately 7.5% of Rapor's outstanding common stock. In accordance with the terms of the merger, as former stockholders of Rapor, Mr. Rosetti was issued 346,060 shares of Common Stock and warrants to purchase 135,787 shares of Common Stock, and the partnership was issued 208,998 shares of Common Stock and warrants to purchase 104,499 shares of Common Stock.

                             PRINCIPAL STOCKHOLDERS

      The following table sets forth information known to the Company with respect to the beneficial ownership of Common Stock held of record as of January 24, 2005, by (1) all persons who are owners of 5% or more of our Common Stock,
(2) each of our named executive officers (see "Summary Compensation Table"), (3) each director, and (3) all of our executive officers and directors as a group. Unless otherwise indicated, each of the stockholders can be reached at our principal executive offices located at 2801 Trade Center Drive, Suite 120, Carrollton, Texas 75006.

                                                              SHARES BENEFICIALLY OWNED(1)
                                                              ----------------------------
                                                              NUMBER            PERCENT (%)
     Beneficial Owners of more than 5% of Common
      Stock (other than directors and executive
                      officers)
Europa International, Inc.(2)                                9,106,497              18.6%
William Teitelbaum(3)                                        7,477,265              15.3%
GVI Acquisition, LLC(4)                                      3,030,130               6.2%
Laurus Master Fund, Ltd.(5)                                  5,978,718              10.9%(5)
Thomas Wade(6)                                               4,428,463               8.7%
Fred Knoll(7)                                                9,900,609              20.1%
David Weiner(8)                                              6,251,897              12.7%
The Pinnacle Fund, L.P.(9)                                   4,000,000               7.2%
Southwell Partners, L.P.(10)                                 3,333,333               6.0%
Reid S. Walker
G. Stacy Smith(11)                                           3,333,334               6.0%
           Directors and Executive Officers
Howard Safir(12)                                               408,333                *
Richard Berman(13)                                             165,833                *
Bruce Galloway(14)                                             175,352                *
Nazzareno Paciotti(15)                                         316,666                *
Joseph Rosetti(16)                                             969,490               1.9%
Frederick Gluck(13)                                            161,116                *
Moshe Zarmi(17)                                                131,539                *
      All directors and executive officers as a group        2,328,329               4.5%
                     (seven persons)(18)

---------------------------
*     Less than 1%.

(1) Gives effect to the shares of Common Stock issuable upon the exercise of all options exercisable within 60 days of January 24, 2005 and other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned. Percentage ownership is calculated based on 49,047,946 shares of the Common Stock outstanding as of January 24, 2005. All information is based upon information furnished by the persons listed, contained in filings made by them with the SEC or otherwise available to the Company.

(2) Includes 3,030,130 shares of Common Stock beneficially owned by GVI Acquisition, LLC, of which Europa International, Inc. has a 25.1% membership interest (see note 3 below). Europa's address is P.O. Box 146, Road Town, Tortola, British Virgin Islands. Fred Knoll is the principal of Knoll Capital Management, L.P., which manages Europa's investments.

(3)   Mr. Teitelbaum's address is 4 Winston Court, Dix Hills, NY 11746.

(4) Includes three shares of Common Stock issuable on conversion of 200 shares of Series B Preferred Stock. The address of GVI Acquisition LLC is 3940 Laurel Canyon Blvd., Suite 327, Studio City, California 91604. Europa and Woodman Management Corporation are the sole members, and Fred Knoll and David Weiner are the sole managers, of GVI Acquisition LLC. Mr. Weiner is the sole director and stockholder of Woodman.

(5) Consists of (i) 2,386,466 shares of Common Stock which may be acquired upon conversion of a convertible term note at a conversion price of $1.91 per share, (ii) 2,252,252 shares of Common Stock which may be acquired upon conversion of a convertible note at a conversion price of $2.22, and
      (iii) 1,340,000 shares of Common Stock which may be acquired upon exercise of warrants at an exercise price of $3.50 per share. Does not include shares of Common Stock that may be acquired upon conversion of interest and fees payable under convertible notes. The convertible notes, warrant and related agreements contain provisions which restrict the ability of Laurus to acquire in excess of 4.99% of our outstanding shares of Common Stock. Laurus's address is 825 Third Avenue, 14th Floor, New York, New York 10022.

(6) Includes 1,975,020 shares of Common Stock that may be purchased upon exercise of currently exercisable stock options. Thomas Wade's address is 2217 Ivan Street, Dallas, Texas 75206.

(7) Includes (i) 9,106,497 shares of Common Stock beneficially owned by Europa (see note 2); (ii) warrants to purchase 8,458 shares of Common Stock;
      (iii) currently exercisable options to purchase 46,007 shares of Common Stock, (iv) 72,981 shares of Common Stock (including 13,742 shares issuable upon exercise of warrants) beneficially owned by Thinking Technologies, L.P., and (v) 333,333 shares of Common Stock, and warrants to purchase 333,333 shares of Common Stock, held by Knoll Capital Fund II. Fred Knoll is the principal of Knoll Capital Management, L.P., which is the general partner of Thinking Technologies and the investment manager of Knoll Capital Fund II. Mr. Knoll's address is c/o Knoll Capital Management, LP, 200 Park Avenue, Suite 3900, New York, New York 10166.

(8) Includes (i) 3,030,130 shares of Common Stock beneficially owned by GVI Acquisition LLC, of which Mr. Weiner is a manager and indirectly holds a 74.9% membership interest (see note 4 above), (ii) 2,838,434 shares of Common Stock owned by Woodman Management Corporation, of which Mr. Weiner is the sole director and stockholder, (iii) 50,000 shares of Common Stock that may be purchased upon exercise of currently exercisable stock options, and (iv) 333,333 shares of Common Stock that may be purchased upon exercise of warrants held by W-net, Inc., of which David Weiner is the sole stockholder.

(9) The address of The Pinnacle Fund, L.P. is 4965 Preston Park Blvd., Suite 240, Plano, Texas 75093.

(10) The address of Southwell Partners, L.P. is 1901 North Akard, 2nd Floor, Dallas, Texas 75201.

(11) Includes 180,641 shares of Common Stock held by Walker Smith Capital, L.P. ("WSC"), 848,542 shares of Common Stock held by Walker Smith Capital (Q.P.), L.P. ("WSCQP"), 1,137,484 shares of Common Stock held by Walker Smith International Fund, Ltd. ("WS International"), 328,227 shares of Common Stock held by WS Opportunity Fund, L.P. ("WSO"), 374,487 shares of Common Stock held by WS Opportunity Fund (Q.P.), L.P. ("WSOQP"), and 463,953 shares of Common Stock held by WS Opportunity Fund International, Ltd. ("WSO Internationsal"). WS Capital, L.L.C. ("WS Capital") is the general partner of WS Capital Management, L.P ("WSC Management"). WSC Management is the general partner of WSC and WSCQP and the investment manager and agent and attorney-in-fact for WS International. WSV Management, L.L.C. ("WSV") is the general partner of WS Ventures Management, L.P. ("WSVM"). WSVM is the general partner of WSO and WSOQP and the investment manager and agent and attorney-in-fact for WSO International. Reid S. Walker and G. Stacy Smith are principals of WS Capital and WSV. The address for all of these persons is 300 Crescent Court, Suite 880, Dallas, Texas 75201.

(12) Includes (i) 341,667 shares of Common Stock that may be purchased upon exercise of currently exercisable stock options, (ii) 33,333 shares of Common Stock that may be purchased upon exercise of warrants held by the November Group Ltd., of which Howard Safir is the Chairman and principal member, and (iii) 33,333 shares of Common Stock held by the November Group Pension Plan.

(13) Consists solely of shares of Common Stock that may be purchased upon exercise of currently exercisable stock options.

(14) Includes (i) 3,134 shares of Common Stock held directly, (ii) 3,308 shares of Common Stock held by the Bruce Galloway IRA, (iii) 3,077 shares owned by Jacombs Investments, Inc., of which Mr. Galloway is the principal shareholder and President, and (iv) 165,833 shares of Common Stock that may be purchased upon exercise of currently exercisable stock options. Mr. Galloway's address is c/o Burnham Securities, 1325 Sixth Avenue, New York, New York 10019.

(15) Includes 250,000 shares of Common Stock that may be purchased upon exercise of currently exercisable stock options, and 33,333 shares of Common Stock that may be purchased upon exercise of warrants.

(16) Includes (i) 140,833 shares of Common Stock that may be purchased upon exercise of currently exercisable stock options, (ii) 135,787 shares of Common Stock that may be purchased upon exercise of warrants, (iii) 208,998 shares of Common Stock held by Crystal Lakes, L.P., and (iv) 137,832 shares of Common Stock that may be purchased upon exercise of warrants held by Crystal Lakes. Mr. Rosetti is the principal partner of Crystal Lakes.

(17) Consists solely of shares of Common Stock that may be purchased on conversion and exercise of options and warrants. Mr. Zarmi's address is 215 Frankel Boulevard, Merrick, New York 11566.

(18) Includes Messrs. Safir, Berman, Galloway, Paciotti, Rosetti, Gluck, and Zarmi.

                              SELLING STOCKHOLDERS

      The following is a list of the selling stockholders who own or who have the right to acquire the 61,817,851 shares of Common Stock covered by this prospectus. Up to 6,060,591 shares are issuable upon exercise of warrants held by the selling stockholders. As set forth below and elsewhere in this prospectus, some of these selling stockholders hold or within the past three years have held, a position, office or other material relationship with us or our predecessors or affiliates.

      The following table sets forth information concerning the selling stockholders, including the number of shares currently held and the number of shares offered by each selling shareholder.

                                              BEFORE OFFERING                                        AFTER OFFERING
                                              ---------------                                        --------------
                                          NUMBER OF
                                           SHARES       PERCENTAGE        NUMBER OF             NUMBER OF         PERCENTAGE
NAME OF SELLING STOCKHOLDER                OWNED(1)      OWNED(2)      SHARES OFFERED(3)      SHARES OWNED(4)      OWNED(4)
                                           --------      ---------     -----------------      ----------------     --------
Laurus Master Fund, Ltd (5)                5,978,718(5)  10.9%         5,650,000(5)               400,000            *
Thomas Wade(6)                             4,428,463      8.7%         2,453,443                1,975,020          3.9%
William Teitelbaum(7)                      7,477,265     15.3%         6,827,265                  650,000          1.3%
GVI Acquisition, LLC(8)                    3,030,130      6.2%         3,030,127                        3            *
Shaun Kim                                    245,345       *             245,345                        0            *
Stephen Wade                                 858,705      1.8%           858,705                        0            *
Richard Paladino                              61,336       *              61,336                        0            *
FBO Charles Jones IRA (9)                    306,681       *             306,681                        0            *
Europa International, Inc. (8)             6,017,985     12.4%         6,017,985                        0            *
Thinking Technologies, LP(10)                 72,981       *              59,238                   13,743            *
Woodman Management Corporation(8)          2,838,434      5.8%         2,838,434                        0            *
The Pinnacle Fund, L.P.                    4,000,000      7.2%         4,000,000                        0            *
Southwell Partners, L.P.                   3,333,333      6.0%         3,333,333                        0            *
Atlas Capital (Q.P.), LP                   1,429,334      2.9%         1,429,334                        0            *
Gryphon Master Fund, LP                    1,333,334      2.7%         1,333,334                        0            *
Walker Smith International Fund,
Ltd.                                       1,137,484      2.3%         1,137,484                        0            *
SF Capital Partners Ltd.                   1,000,000      2.0%         1,000,000                        0            *


                                       33

                                              BEFORE OFFERING                                        AFTER OFFERING
                                              ---------------                                        --------------
                                          NUMBER OF
                                           SHARES       PERCENTAGE        NUMBER OF             NUMBER OF         PERCENTAGE
NAME OF SELLING STOCKHOLDER                OWNED(1)      OWNED(2)      SHARES OFFERED(3)      SHARES OWNED(4)      OWNED(4)
                                           --------      ---------     -----------------      ----------------     --------
Shea Ventures, LLC                         1,000,000      2.0%         1,000,000                        0            *
Walker Smith Capital (QP), LP                848,542      1.7%           848,542                        0            *
Atlas Capital Management, LP                 704,000      1.4%           704,000                        0            *
Westpark Capital, LP                         666,667      1.3%           666,667                        0            *
Cordillera Fund, LP                          500,000      1.0%           500,000                        0            *
GSSF Master Fund. LP                         500,000      1.0%           500,000                        0            *
Sandor Capital Master Fund, LP               500,000      1.0%           500,000                        0            *
WS Opportunity Fund
International, Ltd.                          463,953       *             463,953                        0            *
George Weiss Associates, Inc.
Profit Sharking Plan                         400,000       *             400,000                        0            *
WS Opportunity Fund (QP), LP                 374,487       *             374,487                        0            *
Flyline Holdings, LTD                        360,500       *             360,500                        0            *
C.E. Unterberg, Towbin Capital
Partners I, LP (11)                          333,334       *             333,334                        0            *
Knoll Capital Fund II (12)                   666,666      1.4%           333,333                        0            *
Precept Capital Master Fund, G.P.            333,333       *             333,333                        0            *
WS Opportunity Fund, LP                      328,227       *             328,227                        0            *
Ritchie Maple Trading, Ltd.                  306,166       *             306,166                        0            *
Incline capital, LP                          300,000       *             300,000                        0            *
Bristol Investment Fund Ltd.                 200,000       *             200,000                        0            *
DKR Soundshore Oasis Holding
Fund Ltd.                                    250,000       *             250,000                        0            *
Contra Offshore Partners, Ltd                225,300       *             225,300                        0            *
Northwood Capital Partners, LP               200,000       *             200,000                        0            *
Walker Smith Capital, LP                     180,641       *             180,641                        0            *
Insignia Partners, LP                        150,000       *             150,000                        0            *
Kensington Partners, LP                      143,145       *             143,145                        0            *
Alpha Capital                                 75,000       *              75,000                        0            *
Crown Investment Partners, LP                 70,000       *              70,000                        0            *
Valor Holdings, Inc.                          66,700       *              66,700                        0            *
TCMP 3 Partners                               66,667       *              66,667                        0            *
Vicis Capital Master Fund                     66,667       *              66,667                        0            *
Basso Multi-Strategy Holding
Fund LTD                                      59,250       *              59,250                        0            *
Cabernet Partners, LP                         50,000       *              50,000                        0            *
The Kircher Family Trust dtd
3/24/04, Steven C. Kircher Trustee            50,000       *              50,000                        0            *
William H. Hedden & Sandra L.
Hedden, TTEES Hedden Family Trust             50,000       *              50,000                        0            *
Contra Partners, LP                           41,300       *              41,300                        0            *
November Group Pension Plan(13)               33,333       *              33,333                        0            *
November Group Ltd.(13)                       33,333       *              33,333                        0            *
Nazzareno E. Paciotti(14)                    316,666       *              66,666                        0            *
Chardonney Partners, LP                       30,000       *              30,000                        0            *
Robert A. Berlacher & Julie T.
Berlacher TBE                                 25,000       *              25,000                        0            *
VFT Special Ventures Ltd                      25,000       *              25,000                        0            *


                                       34

                                              BEFORE OFFERING                                        AFTER OFFERING
                                              ---------------                                        --------------
                                          NUMBER OF
                                           SHARES       PERCENTAGE        NUMBER OF             NUMBER OF         PERCENTAGE
NAME OF SELLING STOCKHOLDER                OWNED(1)      OWNED(2)      SHARES OFFERED(3)      SHARES OWNED(4)      OWNED(4)
                                           --------      ---------     -----------------      ----------------     --------
Robert A. Berlacher IRA Bear Sterns
Sec Corp As Cust                              20,000       *              20,000                        0            *
Basso Private Opportunity Holding
Fund LTD                                      15,750       *              15,750                        0            *
Bald Eagle Fund, Ltd                           6,855       *               6,855                        0            *
1937 Webster Trust f/b/o H.U.
Harris, Jr., c/oHenry U.
Harris, Jr.                                   61,577       *              61,577                        0            *
Altobello Family L.P. (15)                   185,299       *             185,299                        0            *
James Baker                                   69,685       *              69,685                        0            *
Jane C. Beck                                  29,304       *              29,304                        0            *
Joseph Block                                   5,275       *               5,275                        0            *
David J. Boisvert                             10,965       *              10,965                        0            *
Jeremiah S. Burns, Jr.                        76,681       *              76,681                        0            *
Central Connecticut State University          14,242       *              14,242                        0            *
Connecticut Development Authority            127,988       *              29,981                        0            *
Crystal Lakes, L.P. (16)                     313,498       *             313,498                        0            *
Caroline C. deChazal                          36,336       *              36,336                        0            *
Michael Dumnich                                7,341       *               7,341                        0            *
David Epstein                                486,004       *             486,004                        0            *
Estate of Horace Beck                          5,934       *               5,934                        0            *
Fabrizio Agency Retirement Plan               13,187       *              13,187                        0            *
Anthony Fabrizio                              39,560       *              39,560                        0            *
Jennifer Fox                                   9,026       *               9,026                        0            *
Daniel Goldman                                 9,026       *               9,026                        0            *
Corinne Halliday                               9,026       *               9,026                        0            *
Henry U. Harris, III                          37,208       *              37,208                        0            *
Peter W. Harris                              187,463       *             187,463                        0            *
HVS Boxers, LLC                              290,410       *             290,410                        0            *
Carl Kellem                                  111,678       *             111,678                        0            *
Elizabeth Kellem                              28,290       *              28,290                        0            *
Jules Kroll                                  105,493       *             105,493                        0            *
Samuel Lieberman                             177,406       *             177,406                        0            *
Brian Magee                                      949       *                 949                        0            *
Nathan H. Magida                              80,415       *              80,415                        0            *
Richard Mainey                                65,627       *              65,627                        0            *
Jay Malcynsky                                  2,622       *               2,622                        0            *
Leonard R. Meyers                             13,187       *              13,187                        0            *
Mitz Zhu Yan LLC                              38,053       *              38,053                        0            *
John Neuman                                    9,890       *               9,890                        0            *
Michael Neuman                                81,896       *              81,896                        0            *
Kathleen Perry                                   949       *                 949                        0            *
Kathleen Rhoads                                  791       *                 791                        0            *
Joseph R. Rosetti (16)                       622,660      1.3%           140,833                        0            *
Paul  Rosetti (17)                             9,026       *               9,026                        0            *
Richard Rosetti(17)                          112,889       *             112,889                        0            *
David Samuel                                  51,601       *              51,601                        0            *
Adam Sappern                                  39,899       *              39,899                        0            *
Donald Sappern                                13,187       *              13,187                        0            *
Scan-Optics, Inc.                             58,285       *              58,285                        0            *


                                       35

                                              BEFORE OFFERING                                        AFTER OFFERING
                                              ---------------                                        --------------
                                          NUMBER OF
                                           SHARES       PERCENTAGE        NUMBER OF             NUMBER OF         PERCENTAGE
NAME OF SELLING STOCKHOLDER                OWNED(1)      OWNED(2)      SHARES OFFERED(3)      SHARES OWNED(4)      OWNED(4)
                                           --------      ---------     -----------------      ----------------     --------
Ronald P. Schmucker                           18,637       *              18,637                        0            *
Stanley Seligson                              60,658       *              60,658                        0            *
Edward  Sheldon                                9,216       *               9,216                        0            *
Edward & Barbara Sheldon
Revocable Trust                               38,241       *              38,241                        0            *
Joel Smilow                                  415,764       *             415,764                        0            *
Southport Investment
Ventures, LLC                                 17,816       *              17,816                        0            *
Arnold Suresky                                73,633       *              73,633                        0            *
Leonard Vignola                                7,326       *               7,326                        0            *
Edward  Ziegler                                9,494       *               9,494                        0            *
W-Net, Inc.(18)                              333,333       *             333,333                        0            *
E&S International
Enterprises, Inc.(19)                      6,000,000     10.9%         6,000,000                        0            *

-----------------------
*     Less than 1%.

(1) Includes shares of Common Stock that the selling stockholder has the right to acquire beneficial ownership of within 60 days.

(2) Based on 49,047,946 shares of Common Stock issued and outstanding on January 24, 2005.

(3) This table assumes that each selling stockholder will sell all shares offered for sale by it under this registration statement. Stockholders are not required to sell their shares.

(4) Assumes that all shares of Common Stock registered for resale by this prospectus have been sold.

(5) Details of the transaction under which Laurus purchased our securities are provided under "Liquidity and Capital Resources." Consists of 2,386,466 shares of Common Stock which may be acquired upon conversion of the outstanding principal under a convertible term note, 2,252,252 shares of Common Stock which may be acquired upon conversion of the outstanding principal under a convertible "minimum borrowing" note, and 1,340,000 shares of Common Stock which may be acquired upon exercise of warrants at an exercise price of $3.50 per share. We are not registering the shares of Common Stock issuable upon exercise of warrants to purchase 400,000 shares of Common Stock. In addition to the shares currently beneficially owned by Laurus, we are registering 71,282 shares that may be issued in payment of interest, fees and penalties that may be due on the term note and the minimum borrowing note.

(6) Mr. Wade was the President of our subsidiary GVI Security, Inc. until September 2004, and was one of our directors and our President and Chief Operating Officer from the date of the merger until June 23, 2004.

(7) Mr. Teitelbaum was a founder of GVI Security Inc. and was its Chairman until May 22, 2003. As disclosed above in more detail under "Certain Relationships and Related Transactions," pursuant to a Settlement Agreement and Mutual Release we issued to Mr. Teitelbaum 650,000 shares of our Common Stock in settlement of certain claims he had against us, and pursuant to that agreement, we repurchased 6,666,667 shares of Common Stock held by Mr. Teitelbaum for $10 million in cash.

(8) GVI Acquisition, LLC is a California limited liability company, whose sole managers, Fred Knoll and David Weiner, were directors of ours until January 4, 2005. Prior to the GVI merger, Mr. Knoll was also our Chairman. The sole members of GVI Acquisition, LLC are Woodman Management Corporation, which has a 74.9% membership interest in GVI Acquisition, LLC, and Europa, which has a 24.1% membership interest in GVI Acquisition, LLC. Mr. Weiner controls Woodman and is its sole stockholder and director. Mr. Knoll is the principal of Knoll Capital Management, L.P., which is the investment manager for Europa. The shares listed in this table as being owned by Europa include only the shares owned directly by it and not those shares it may be deemed to beneficially own as a member of GVI Acquisition, LLC, and the shares listed in this table as being owned by Woodman include only the shares owned directly by it and not those shares it may be deemed to beneficially own as a member of GVI Acquisition, LLC. See also "Certain Relationships and Related Transactions."

(9) Michael Jones is the Co-President and Chief Operating Officer of our subsidiary GVI Security, Inc

(10) Fred Knoll, a director of ours until January 4, 2005, is the principal of Knoll Capital Management, L.P., which is the general partner of Thinking Technologies, L.P.

(11) C.E. Unterberg, Towbin Capital Partners I, LP is an affiliate of C.E. Unterberg, Towbin LLC, which acted as the financial advisor for us in our December 2004 the private placement.

(12) Fred Knoll is the principal of Knoll Capital Management, L.P., the investment manager of Knoll Capital Fund II.

(13) Howard Safir, our Chairman of the Board, is the principal of The November Group, Ltd.

(14) Nazzareno E. Paciotti is our Chief Executive Officer and our Chief Financial Officer.

(15) Dan Altobello, a principal partner of this partnership, was previously a director of ours and, prior to the merger of Rapor, Inc. with a subsidiary of ours, he was a director Rapor.

(16) As disclosed above in "Certain Relationships and Related Transactions," Mr. Rosetti, a director of ours, was a director of Rapor prior to the merger. Mr. Rosetti is also the principal partner of Crystal Lakes, L.P., a partnership, established for the benefit of members of his family. Prior to the Rapor merger, Mr. Rosetti was the direct holder of approximately 12% of Rapor's outstanding common stock, Crystal Lakes was the holder of approximately 7.5% of Rapor's outstanding common stock. In accordance with the terms of the merger, as former stockholders of Rapor, Mr. Rosetti was issued 346,060 shares of Common Stock and warrants to purchase 135,787 shares of Common Stock, and Crystal Lakes was issued 208,998 shares of Common Stock and warrants to purchase 104,499 shares of Common Stock. The shares listed in this table as being owned by Mr. Rosetti include only the shares owned directly by him and not those shares he may be deemed to beneficially own as the principal partner of Crystal Lakes.

(17) Paul Rosetti and Richard Rosetti are children of Joseph Rosetti. Joseph Rosetti disclaims beneficial ownership of the shares of Common Stock held by Paul Rosetti and Richard Rosetti.

(18)  David Weiner, our former director, is the sole stockholder of W-Net, Inc.

(19) As disclosed in more detail above under "Distribution and Marketing" E&S International is our exclusive distributor of consumer security products to the retail channel.

                              PLAN OF DISTRIBUTION

      We are registering the shares of Common Stock on behalf of the selling stockholders. As used in this prospectus, "selling stockholders" includes the pledges, donees, transferees or others who may later hold the selling stockholders' interests. We have agreed to pay the costs and fees of registering the shares, but the selling stockholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares, including attorneys' fees.

      The stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The stockholders may use any one or more of the following methods when selling shares:

      o ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

      o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker-dealer as principal and resale by the broker dealer for its account;

      o an exchange distribution in accordance with the rules of the applicable exchange;

      o     privately negotiated transactions;

      o     settlement of short sales;

      o broker-dealers may agree with the stockholders to sell a specified number of such shares at a stipulated price per share;

      o     a combination of any such methods of sale; and

      o     any other method permitted pursuant to applicable law.

      The stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

      Broker-dealers engaged by the stockholders may arrange for other brokers dealers to participate in sales. Broker-dealers may receive commissions or discounts from the stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

      The stockholders may from time to time pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of stockholders to include the pledgee, transferee or other successors in interest as stockholders under this prospectus.

      The stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

      The Company is required to pay all fees and expenses incident to the registration of the shares. The Company has agreed to indemnify the stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LOCK-UP PROVISIONS

      Approximately 22,800,000 shares of the Common Stock covered by this prospectus are subject to a lock-up provision under which the holders of such shares are prohibited from selling more than 4% of the total number of shares of Common Stock being offered by them under this prospectus in any 90-day period or at a price less than $2.75 per share. The holders of approximately 12,000,000 shares of Common Stock covered by this lockup have also agreed with the investors in the December 2004 private placement not to sell such shares at prices less than $2.75 per share until the date that is 30 days following the effectiveness of the registration statement which includes this prospectus.

      Other selling stockholders beneficially holding 4,061,776 shares of our Common Stock covered by this prospectus are subject to a separate lock-up provision under which they are prohibited from selling more than 4% of the total number of shares of Common Stock being offered by them under this prospectus in any 90-day period. These lock-up provisions (other than the lock-up provisions entered into in favor of the investors in the December 2004 private placement) may be amended with the consent of the respective holders of a majority of the shares of Common Stock subject to these lock-up provisions.

      In addition, Mr. Teitelbaum, who holds 7,477,265 shares of our Common Stock covered by this prospectus, is subject to a lock-up provision which prohibits him from selling any shares of our Common Stock until March 5, 2006.

                            DESCRIPTION OF SECURITIES

      Our authorized capital stock consists of 78,000,000 shares, consisting of 75,000,000 shares of Common Stock, par value $0.001 per share, and 3,000,000 shares of preferred stock, par value $0.001 per share, of which 200 shares designated as Series B Convertible Preferred Stock are currently outstanding. Our board of directors may designate the rights and preferences of additional series of preferred stock. Preferred stock could be used, under certain circumstances, as a way to discourage, delay or prevent a takeover of the Company. See "Anti-Takeover Provisions." As of January 24, 2005, we had 49,047,946 shares of Common Stock issued and outstanding and 200 shares of Series B Preferred Stock issued and outstanding.

COMMON STOCK

      Under our Certificate of Incorporation, shares of our Common Stock are identical in all respects, and each share entitles the holder to the same rights and privileges as are enjoyed by other holders and is subject to the same qualifications, limitations and restrictions as apply to other shares.

      Holders of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Holders of our Common Stock do not have cumulative voting rights. Accordingly, subject to the voting rights of the Series B Convertible Preferred Stock described below and any voting rights of holders of any other preferred stock that may be issued, holders of a plurality of our Common Stock present at a meeting at which a quorum is present are able to elect all of the directors eligible for election. The holders of a majority of the voting power of our issued and outstanding capital stock constitutes a quorum.

      The holders of our Common Stock are entitled to dividends when and if declared by our board of directors from legally available funds. The holders of our Common Stock are also entitled to share pro rata in any distribution to stockholders upon the Company's liquidation or dissolution.

      None of the shares of our Common Stock:

      o     have preemptive rights;

      o     are redeemable;

      o     are subject to assessments or further calls;

      o     have conversion rights; or

      o     have sinking fund provisions.

PREFERRED STOCK

      We are currently authorized to issue 3,000,000 shares of preferred stock in one or more series, of which 200 shares of Series B Convertible Preferred Stock are currently outstanding. The rights and privileges of the Series B Preferred, all of which are held by GVI Acquisition, LLC, include the right to elect five directors to the Board of Directors or such number as will constitute a majority of the Board during the period ending March 7, 2005, at which time each share of Series B Preferred Convertible Preferred Stock will automatically convert into one share of Common Stock. The shares of Series B Convertible Preferred Stock are entitled to a liquidation preference of $.001 per share, are not redeemable, and are entitled to receive dividends ratably with the holders of our Common Stock based on the number of shares of Common Stock each share of Series B Convertible Preferred Stock is convertible into.

      Our board of directors may determine the terms of additional series of preferred stock at the time of issuance without action by our stockholders. The terms of any issuance of preferred stock may include:

      o voting rights, including the right to vote as a series on particular matters, which could be superior to those of our Common Stock;

      o preferences over our Common Stock as to dividends and distributions in liquidation;

      o conversion and redemption rights, including the right to convert into shares of our Common Stock; and

      o     sinking fund provisions.

ANTI-TAKEOVER PROVISIONS

      Certain anti-takeover provisions in our Certificate of Incorporation may make a change in control of the Company more difficult, even if a change in control would be beneficial to our stockholders. In particular, our board of directors will be able to issue up to 2,999,800 shares of preferred stock with rights and privileges that might be senior to our Common Stock, without the consent of the holders of our Common Stock, and has the authority to determine the price, rights, preferences, privileges and restrictions of the preferred stock. Although the ability to issue preferred stock may provide us with flexibility in connection with possible acquisitions and other corporate purposes, this issuance may make it more difficult for a third party to acquire a majority of our outstanding voting stock.

TRANSFER AGENT

      The transfer agent for our Common Stock is Continental Stock Transfer & Trust Company, located at 17 Battery Place, New York, NY 10002. Continental Stock Transfer & Trust Company's telephone number is (212) 509-4000.

      COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

      Our certificate of incorporation provides that we shall indemnify our directors and officers to the fullest extent permitted by Delaware law and that none of our directors will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

      o for any breach of the director's duty of loyalty to the Company or its stockholders;

      o for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

      o under section 174 of the Delaware General Corporation Law for the unlawful payment of dividends; or

      o for any transaction from which the director derives an improper personal benefit.

      These provisions require the Company to indemnify its directors and officers unless restricted by Delaware law and eliminate the Company's rights and those of its stockholders to recover monetary damages from a director for breach of his fiduciary duty of care as a director except in the situations described above. The limitations summarized above, however, do not affect the Company's ability or that of its stockholders to seek non-monetary remedies, such as an injunction or rescission, against a director for breach of his fiduciary duty.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                  LEGAL MATTERS

      The validity of the shares of Common Stock being offered hereby will be passed upon for us by Kronish Lieb Weiner & Hellman LLP, New York, New York.

                                     EXPERTS

      The financial statements of Rapor, Inc. at December 31, 2003 and 2002 included in and made a part of this document have been audited by Kellogg & Andelson Accountancy Corporation, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

      We have not changed or had any material disagreements with our independent accountants within the last two fiscal years.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

      We have filed a registration statement on Form SB-2 under the Securities Act with the SEC covering the Common Stock to be offered by the selling stockholders. As permitted by the rules and regulations of the SEC, this document does not contain all information set forth in the registration statement and exhibits thereto, all of which are available for inspection as set forth above. For further information, please refer to the registration statement, including the exhibits thereto. Statements contained in this document relating to the contents of any contract or other document referred to herein are not necessarily complete, and reference is made to the copy of that contract or other document filed as an exhibit to the registration statement or other document, and each statement of this type is qualified in all respects by that reference.

      No person is authorized to give any information or make any representation not contained in this document. You should not rely on any information provided to you that is not contained in this document. This prospectus does not constitute an offer to sell or a solicitation of an offer to purchase the securities described herein in any jurisdiction in which, or to any person to whom, it is unlawful to make the offer or solicitation. Neither the delivery of this document nor any distribution of shares of Common Stock made hereunder shall, under any circumstances, create any implication that there has not been any change in our affairs as of any time subsequent to the date hereof.

                              FINANCIAL STATEMENTS

                                                                          Page

Consolidated Balance Sheet at September 30,
2004 (Unaudited)                                                          F-2

Consolidated Statements of Operations for the three
and nine month periods ended September 30, 2004
and 2003 (Unaudited)                                                      F-3

Consolidated Statements of Cash Flows for the three
and nine month periods ended September 30, 2004
and 2003 (Unaudited)                                                      F-4

Notes to Financial Statements (Unaudited)                                 F-5

Balance Sheet  of GVI Security, Inc.
as of December 31, 2003 and 2002                                          F-13

Statements of Operations of GVI Security, Inc.
for the years ended December 31, 2003, and 2002                           F-14

Statement of Stockholders' Equity of GVI Security,
 Inc. for the years ended December 31, 2003, and 2002                     F-15

Statements of Cash Flows of GVI Security, Inc.
for the years ended December 31, 2003, and 2002                           F-16

Notes to Financial Statements                                             F-17

Report of Independent Accounting Firm                                     F-24

Balance Sheets of Rapor, Inc. as of December 31,
 2003 and 2002                                                            F-25

Statements of Operations of Rapor, Inc. for the
 years ended December 31, 2003 and 2002                                   F-26

Statements of Stockholders Deficiency of Rapor, Inc.
 for the years ended December 31, 2003 and 2002                           F-27

Statements of Cash Flow of Rapor, Inc.
 for the years ended December 31, 2003 and 2002                           F-28

Notes to Financial Statements                                             F-29

                          GVI SECURITY SOLUTIONS, INC.
                     CONSOLIDATED BALANCE SHEET (UNAUDITED)

                                 (In thousands)

       ASSETS                                                September 30, 2004
                                                              -----------------
Current Assets

   Cash                                                              $    127
   Accounts Receivable, Net                                            10,709
   Inventory                                                           13,217
   Other Receivables                                                    1,160
   Prepaid Expenses And Other Current Assets                            1,803
   Deferred Income Taxes                                                  251
   Refundable Income Taxes                                                643
                                                                     --------
      Total Current Assets                                           $ 27,910

Property And Equipment, Net                                             2,099

Other Assets

   Deposits                                                                99
   Loan Origination Fees, Net                                           1,559
   Investment In Bio Access ID                                            250
                                                                     --------
Total Assets                                                         $ 31,917
                                                                     ========
       LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

Current Liabilities

   Accounts Payable                                                  $ 17,025
   Accrued Expenses                                                     1,342
   Debt, Current Portion                                                  900
                                                                     --------
      Total Current Liabilities                                      $ 19,267

Debt, Net Of Current Portion                                           12,883
Deferred Income Taxes                                                      39
                                                                     --------
       Total Liabilities                                             $ 32,189
                                                                     ========
Commitments And Contingencies

Stockholders' Equity (Deficiency)

   Preferred Stock, Series B, $.001 Par Value, 200 Shares
     Authorized, 200 Shares Issued And Outstanding

   Preferred Stock, Undesignated, $.001 Par Value, 2,999,800
     Shares Authorized, None Issued Or Outstanding

   Common Stock, $.001 Par Value, 75,000,000 Shares
     Authorized; 29,603,787 Shares Issued And Outstanding                  12

   Additional Paid-In Capital                                             522
   Deficit                                                               (806)
                                                                     --------
      Total Stockholders' Equity (Deficiency)                            (272)
                                                                     --------
      Total Liabilities And Stockholders' Equity (Deficiency)        $ 31,917
                                                                     ========

                      SEE NOTES TO THE FINANCIAL STATEMENTS

                          GVI SECURITY SOLUTIONS, INC.

                CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except per share amounts)

                                                             Three Months Ended       Nine Months Ended
                                                                September 30,           September 30,
                                                            ---------------------   ----------------------
                                                              2004        2003        2004        2003
                                                            --------    --------    --------    --------
                                                                       Predecessor             Predecessor
                                                                        Business                Business
                                                            --------    --------    --------    --------
Revenues                                                    $ 15,882    $ 14,545    $ 45,905    $ 37,344

Cost of Revenues                                              13,051      11,935      38,389      30,923
                                                            --------    --------    --------    --------
Gross Profit                                                   2,831       2,610       7,516       6,421

Selling, General And Administrative Expenses                   3,597       1,993      10,300       4,967
                                                            --------    --------    --------    --------
Operating Income (Loss)                                         (766)        617      (2,784)      1,454

Other Expenses

   Interest Expense                                             (166)        (51)       (418)       (159)
   Other non-operating expense                                  (150)         --        (150)         --
                                                            --------    --------    --------    --------
   Total Other Expenses                                         (316)        (51)       (568)       (159)
                                                            --------    --------    --------    --------
Income (Loss) Before Taxes                                     (1082)        566      (3,352)      1,295
Income Tax Expense (Benefit)                                       2         230        (632)        306
                                                            --------    --------    --------    --------
Net Income (Loss)                                           $ (1,084)   $    336    $ (2,722)   $    989
                                                            ========    ========    ========    ========
Income (Loss) Per Share

     Basic                                                  $  (0.04)   $   0.01    $  (0.09)   $   0.03
                                                            ========    ========    ========    ========
     Diluted                                                $  (0.04)   $   0.01    $  (0.09)   $   0.03
                                                            ========    ========    ========    ========

Shares Used In Calculation Of Net Income (Loss) Per Share

     Basic                                                    29,604      28,372      29,604      28,372
                                                            ========    ========    ========    ========
     Diluted                                                  29,604      28,383      29,604      28,383
                                                            ========    ========    ========    ========

                      SEE NOTES TO THE FINANCIAL STATEMENTS

                          GVI SECURITY SOLUTIONS, INC.
                      STATEMENTS OF CASH FLOWS (UNAUDITED)

(In thousands)                                               Nine Months Ended Sep. 30
                                                                 2004        2003
                                                              ---------   ----------
                                                                          Predecessor
                                                                           Business
                                                                          ----------
Cash Flows From Operating Activities
Net Income (Loss)                                              $ (2,722)    $    989
     Adjustments To Reconcile Net Income (Loss) To Net Cash
       Used In Operating Activities
         Depreciation                                               339           37
         Amortization Of Deferred Loan Origination Fees             167           13
         Deferred Tax Liability                                      --          (99)
     Changes In Assets And Liabilities
       Accounts Receivable                                        1,693       (3,548)
       Inventory                                                 (4,849)      (1,157)
       Other Receivables                                            269         (763)
       Prepaid And Other Current Assets                          (1,347)         143
       Accounts Payable                                           5,694        3,603
       Accrued Expenses                                             159           61
       Deposits                                                     (99)         (21)
       Federal Income Tax Payable/Refundable Income Tax          (1,099)         393
                                                               --------     --------
  Net Cash Used In Operating Activities                          (1,795)        (349)
                                                               --------     --------
  Cash Flows From Investing Activities
     Purchase Of Property And Equipment                          (1,371)         (28)
     Purchase Of Investment In Bio Access ID                       (250)          --
                                                               --------     --------
  Net Cash Used In Investing Activities                          (1,621)         (28)
                                                               --------     --------
  Cash Flows From Financing Activities
     Proceeds From Subordinated Notes Payable                       159           --
     Repayment Of Subordinated Notes Payable                       (159)          --
     Proceeds Of Loan/Lines Of Credit, net of
       credit line repayments                                    13,785           --
     Proceeds Of Prior Lines Of Credit, net of
       credit line repayments                                    (8,650)         463
     Repayment Of Capital Lease                                     (52)          --
     Stockholder Distribution                                        --         (215)
     Loan Origination Fee                                        (1,609)          (7)
                                                               --------     --------
   Net Cash Provided By Financing Activities                      3,474          240
                                                               --------     --------
   Net Increase (Decrease) In Cash                                   58         (137)

   Cash, Beginning Of Period                                         69          166
                                                               --------     --------
   Cash, End Of Period                                         $    127     $     29
                                                               --------     --------

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
ACTIVITIES
Liabilities Assumed in Acquisition                             $  1,819     $     --
Preferred Stock Conversions into Common Stock                  $      2     $     --
Capital Lease Equipment Acquisition                            $    501     $     --
Conversion of Related Party Note and Loan Payable and
Accrued Interest                                               $  1,517     $     --
Loan origination fee compensation cost for warrant issued      $    112     $     --
Teitelbaum stock settlement                                    $    150     $     --

                      SEE NOTES TO THE FINANCIAL STATEMENTS

                          GVI SECURITY SOLUTIONS, INC.
                        NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 - BASIS OF PRESENTATION

These financial statements should be read in conjunction with a reading of the audited financial statements for the fiscal years ended December 31, 2003 and 2002, beginning on page F-14.

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles applicable to interim financial information and with the requirements of Form SB-2 and Item 310 of Regulation S-B of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. Interim results are not necessarily indicative of results for a full year. In the opinion of management, all adjustments considered necessary for a fair presentation of the financial position and the results of operations and cash flows for the interim periods have been included.

On February 20, 2004, pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated as of February 19, 2004, by and among the Company, GVI Security, Inc. ("GVI"), and GVI Security Acquisition Corp., a newly formed wholly-owned subsidiary of the Company, GVI merged (the "Merger") with GVI Security Acquisition Corp., becoming the Company's wholly-owned subsidiary, and the stockholders of GVI became stockholders of the Company. As a result of the Merger, the business of GVI is now the Company's business. GVI is the exclusive distributor of Samsung Electronics video security products in North, Central and South America to professional end users, installers and resellers, and a major national retailer. GVI distributes video surveillance and other security products to wholesale distributors and consumers. GVI's security products include both proprietary GVI solutions and components manufactured by Samsung Electronics and other manufacturers.

For accounting purposes, because GVI Security Solutions, Inc. (formerly Thinking Tools, Inc.) had become a shell company, the Merger was treated as a recapitalization of GVI Security, Inc. As such, the historical financial information prior to the merger is that of GVI Security, Inc.

Immediately prior to the Merger, and as a condition thereto, Europa exchanged the Convertible Demand Grid Note issued by the Company in the principal amount of $1,000,000, and all other indebtedness of the Company to Europa, for 10,000 shares of the Series D Convertible Preferred Stock of the Company, which were convertible into an aggregate of 1,187,983 shares of common stock. In the Merger, the Company issued to the former stockholders of GVI an aggregate of 1,000,000 shares of the Series E Convertible Preferred Stock, which were convertible into an aggregate of approximately 28,214,587 shares of the Company's common stock.

Pursuant to its obligations under the Merger Agreement, on March 23, 2004, the Company filed with the Securities and Exchange Commission, a Definitive Information Statement with respect to the approval by the Company's stockholders of (i) amendments to the Company's certificate of incorporation increasing the authorized shares of the Company's common stock to 75,000,000 and effecting a one-for-65 reverse stock split of the common stock so that the Company would have sufficient shares of unissued common stock so as to permit the conversion of all of the Series D Stock, Series E Stock and all other convertible securities of the Company (the "Charter Amendment"), (ii) the Stock Option Plan, and (iii) the change of its name to GVI Security Solutions, Inc. These actions were approved of by the Board of Directors on February 26, 2004. The Company filed a Certificate of Amendment to its Certificate of Incorporation with the Secretary of State of the State of Delaware giving effect to such amendments in April 2004. In April 2004, all outstanding shares of Series A Preferred Stock, Series D Preferred Stock and Series E Preferred Stock automatically converted into shares of the Company's common stock, and the Company effected a one-for-65 reverse common stock split.

In order to present comparative Earnings Per Share information for the three and nine month periods ended September 30,2003, the shares used in the calculations of net income (loss) per share have been adjusted as if the preferred stock conversions occurred, as applicable, and for the one-for-65 reverse common stock split.

Until May, 2003, GVI elected to be taxed under the provisions of Sub-Chapter S of the Internal Revenue Code. Under those provisions, GVI did not provide for or pay Federal and certain corporate state income taxes on its taxable income until May 2003. Instead, the stockholders were liable for individual Federal and State income taxes on their share of the Company's taxable income.

NOTE 2 ~ STOCK-BASED COMPENSATION

In December 2002, the Financial Accounting Standards Board Issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of SFAS No. 123." this statement amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company accounts for stock-based compensation using Accounting Principles Board (APB) Option No. 25, "Accounting for Stock Issued to Employees" and has not adopted the recognition provisions of SFAS No. 123, as amended by SFAS No. 148. The exercise price of options granted under the stock option plan is equal to the market price of the underlying stock on the date of grant. Therefore, no compensation cost was recorded under APB No. 25.

If the Company had determined compensation cost for the stock-based compensation plan in accordance with the fair value method prescribed by SFAS No. 123, proforma net income for the nine month periods ended September 30, 2004 and 2003, would have been as follows (in thousands):

                                                    2004        2003
                                                 -------     -------
Net income (loss), as reported                   $(2,722)    $   989
Stock-based employee compensation
    expense, net of related tax effects              (93)         (6)
                                                 -------     -------

  Net Income (loss), pro forma                   $(2,815)    $   983
                                                 =======     =======

The weighted average fair value of options granted during 2004 was $1.62. The fair value of each option on the date of grant was estimated using the Black-Scholes option pricing model with the following weighted average assumptions:

   Risk free rate of return                         3.02%     1.5%
   Option lives in years                               5        3
   Annual volatility of stock price                   55%      --%
   Dividend yield                                     --%      --%

NOTE 3 ~ DEBT

LAURUS DEBT/LINES OF CREDIT

On May 27, 2004, the Company closed a $15 million convertible debt financing with Laurus Master Fund, Ltd. under which the Company was provided with a $5 million term loan and a $10 million accounts receivable loan facility. At closing, the Company borrowed $5 million under the term loan and $10 million under the receivable facility, and used $10,016,000 of the proceeds to repay in full the indebtedness outstanding under the prior revolving credit agreement with Comerica Bank. Additional proceeds of the financing were used to increase working capital, pay closing fees to Laurus in the aggregate amount of $617,500, and pay a finder's fee in the amount of $800,000. As part of the transaction, Laurus was also issued a seven-year warrant to purchase 940,000 shares of Common Stock at a price of $3.50 per share. The Company agreed to issue a similar warrant to purchase 94,000 shares of Common Stock to the finder. Borrowings under the Laurus financing are secured by all assets of the Company. At September 30, 2004, $4.925 million in principal was outstanding under the Term Loan and $ 8.8 million in principal was outstanding under the accounts receivable facility.

The term loan is evidenced by a Secured Convertible Term Note and, subject to monthly adjustments as set forth below, bears interest at an initial rate per annum equal to the prime rate (as reported in the Wall Street Journal), plus two percent, subject to a floor of six percent. Interest on the term loan is payable monthly commencing June 1, 2004, and amortizing payments of principal on the term loan are payable monthly on the first day of each month commencing September 1, 2004, with a final payment due on May 27, 2007 as set forth in the table below.

                  Period                              Principal Amount

September 2004 through December 2004                  $75,000 per month

January 2005 through May 2005                         $75,000 per month

June 2005 through May 2006                           $150,000 per month

June 2006 through April 2007                         $190,000 per month

May 2007                                             $435,000

The interest rate under the Term Note is subject to downward adjustment at the end of each month as follows. If at the end of the applicable month the Company has registered the shares of Common Stock underlying the Term Note with the SEC, interest payable on the term loan will be adjusted downward by 200 basis points (two percent) for each incremental 25 percent increase in the market price of the Common Stock, at the end of the month, in excess of the conversion price under the Term Note.

Amounts outstanding under the Term Note are convertible into Common Stock at Laurus's option at a conversion price initially equal to $2.70 per share. In addition, subject to (i) having an effective registration statement with respect to the shares of Common Stock underlying the Term Note, and (ii) limitations based on trading volume of the Common Stock, scheduled principal and interest payments under the Term Note will be made in shares of Common Stock valued at the conversion price. Prepayments under the Term Note are subject to a premium in the amount of 20% of the principal being prepaid.

Subject to monthly adjustments as set forth below, borrowings under the receivable facility bear interest at an initial rate per annum equal to the prime rate minus two percent. The interest rate under the receivable facility is subject to downward adjustment at the end of each month in the same manner as provided for under the Term Note. In addition, on and after November 26, 2004, if the market price of the Common Stock is below the fixed conversion price at the end of a month, the interest rate under the receivable facility will be reset to equal the prime rate plus two percent. The receivable facility terminates, and borrowings thereunder become due, on May 27, 2007.

Amounts outstanding under the receivable facility are convertible to Common Stock at Laurus's option at a conversion price initially equal to $3.38 per share. To the extent the Company repays loans outstanding under the receivable facility and/or Laurus converts loans under the receivable facility into Common Stock, the Company may reborrow or make additional borrowings under the receivable facility, provided that aggregate loans outstanding under the receivable facility at any time may not exceed the lesser of $10 million or a borrowing base equal to the sum of 90% of "eligible accounts" plus 60% of "eligible inventory" (with borrowings based on eligible inventory limited to $2 million).

The loan documents with Laurus required the Company's Common Stock to be quoted on the NASD Over the Counter Bulletin Board by July 27, 2004, which date was extended to September 27, 2004 and further extended to December 31, 2004. In consideration for extending the deadlines, the Company issued Laurus additional seven-year warrants to purchase an aggregate of 400,000 shares of Common Stock at a price of $3.50 per share.

LOAN ORIGINATION FEES

The loan origination and finders fees of $1.8 million for the above loan/line of credit were capitalized and will be amortized to interest expense over three years. Included in loan origination fees is compensation of $112,000 relating to the issuance of warrants to purchase 1,034,000 shares of the company's common stock.

CAPITALIZED LEASE

There are three capital leases for a trade show booth, warehouse racking, and office furniture that have a total value of $501,319. These leases will be paid over terms ranging from 24 to 60 months and will be amortized to interest expense over the term of the leases.

Amortization Table: (000's)

                               2004    2005    2006    2007    2008
                               ----    ----    ----    ----    ----
Capital Leases                 $ 89   $ 169   $ 115    $ 73    $ 47

NOTE 4 ~ SUBORDINATED NOTES PAYABLE

On March 31, 2004, GVI received a total of $159,000 from the Company's Chief Executive Officer and affiliates of two directors for subordinated convertible notes payable, bearing interest at 10% per year, which were convertible into the common stock of the Company at $5.10 per share (post-reverse split). The notes were paid in full with accumulated interest on June 29, 2004.

NOTE 5 ~ RELATED PARTY TRANSACTIONS

In the normal course of business, the Company conducts certain transactions with a company owned by William Teitelbaum, a shareholder. During the nine-month periods ended September 30, 2004 and 2003, the Company sold security products of approximately $12,000 and $261,000 respectively, to this company. At September 30, 2004 and 2003, amounts due from this company, which are included in accounts receivable, were $145,000 and $209,000 respectively.

In the normal course of business, the Company pays sales commissions to a shareholder of the Company. During the nine-month periods ended September 30, 2004 and 2003, the Company paid sales commissions to the shareholder of $272,000 and $242,000 respectively.

In October 2004, the Company entered into a Settlement Agreement and General Release with William A. Teitelbaum, a founder and principal stockholder of the Company. (See Note 10.)

In October 2004, certain affiliates provided financing to the Company in the amount of $1,050,000. (See Note 10.)

NOTE 6 ~ COMMITMENTS AND CONTINGENCIES

Sales to certain consumers of video surveillance and other security products may be subject to sales tax requirements and possible audits by state taxing authorities.

The company has commitments to a shareholder that will be determined based on future events, see Note 10 below.

The Company is also a party to other disputes in the normal course of business. Management believes the ultimate resolution of such disputes will not have a material effect on the financial statements.

In August 2004, the Company entered into a letter agreement with a financial advisor relating to a potential private offering of up to $30 million of its Common Stock. The terms of the proposed offering have not yet been determined. The securities contemplated to be offered in the private offering will not be registered under the Securities Act and will not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. There can be no assurance that a definitive agreement will be entered into with respect to the private offering or that the offering will be consummated. In addition, the proposed offering may result in dilution to existing stockholders. The proceeds of the proposed offering are intended to fund our growth strategy and for working capital requirements. In addition, pursuant to a Settlement Agreement and General Release between the Company and William A. Teitelbaum, a principal stockholder, a portion of the proceeds would be required to be used to repurchase shares of Common Stock from Mr. Teitelbaum. If by March 31, 2005 the Company has not otherwise been required to repurchase shares of Common Stock from Mr. Teitelbaum under the Settlement Agreement, the Company will be required to repurchase from Mr. Teitelbaum 650,000 shares of Common Stock at a purchase price of $1.00 per share.

NOTE 7 ~ 2004 STOCK INCENTIVE PLAN

In February 2004, the Company adopted the 2004 Long-Term Stock Incentive Plan and reserved 5,939,913 shares of its common stock. In addition, in February, the Company granted options for common stock exercisable under the plan of 2,675,000 at $2.60 per share and at $0.3185 per share.

NOTE 8 ~ INVESTMENT IN BIO-ACCESSID, LLC

On January 20, 2004, pursuant to a Membership Purchase Agreement by and among John Carter, Ronald DeBerry, GVI Security Solutions, Inc., and Bio-AccessID, LLC ("Bio-Access"), the Company purchased a 5% membership interest in Bio-Access for $250,000. As part of the agreement, the Company has the right to acquire up to an additional 16% of Bio-Access over a three-year period after certain agreed-upon purchase goals have been attained for a purchase price of up to an additional $500,000.

NOTE 9 ~ UNAUDITED PRO FORMA CONDENSED STATEMENTS OF OPERATIONS

The following unaudited pro forma condensed statements of operations of the Company have been prepared to indicate how the financial statements of the Company might have looked if the Merger with GVI and transactions related to that Merger had occurred as of the beginning of the periods presented.

The pro forma condensed statements of operations have been prepared using the historical financial statements of the Company and GVI for the three and nine month periods ended September 30, 2004 and 2003. The per share information has been adjusted as if the preferred stock conversions occurred, as applicable, and for the one-for-65 reverse common stock split. For accounting purposes, because the Company had become a shell company, the Merger was treated as a recapitalization of GVI.

The pro forma condensed statements of operations should be read in conjunction with a reading of the historical financial statements of the Company and GVI. The pro forma condensed statements of operations are presented for illustrative purposes only and are not intended to be indicative of actual financial condition or results of operations had the Merger been in effect during the periods presented, or of financial condition or results of operations that may be reported in the future.

                          GVI SECURITY SOLUTIONS, INC.
              UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                   NINE MONTH PERIOD ENDED SEPTEMBER 30, 2004
                                    UNAUDITED
                    (In Thousands, except per share amounts)

                                                  Historical                             Pro Forma
                                        ---------------------------------    ---------------------------------
                                         GVI Security            GVI
                                          Solutions,          Security,
                                             Inc.                Inc.          Adjustments        Combined
                                        --------------    --------------     --------------    --------------

Revenues                                $           --    $       45,905     $           --    $       45,905

Cost Of Goods Sold                                  --            38,389                 --            38,389
                                        --------------    --------------     --------------    --------------

Gross Profit                                        --             7,516                 --             7,516

Selling, General And Administrative                 --            10,323                 --            10,323
                                        --------------    --------------     --------------    --------------
Operating Income / (Loss)                           --            (2,807)                --            (2,807)

Interest Expense                                    --              (401)                --              (401)
Other non-operating expense                         --              (150)                --              (150)
                                        --------------    --------------     --------------    --------------
Income (Loss) Before Income Taxes                   --            (3,352)                --            (3,352)
Provision (Benefit) For Income Taxes                --              (631)                --              (631)
                                        --------------    --------------     --------------    --------------

Net Income / (Loss)                     $           --    $       (2,722)    $           --    $       (2,722)
                                        ==============    ==============     ==============    ==============
Income / (Loss) Per Share:

      Basic                                                                                    $        (0.09)
                                                                                               ==============
      Diluted                                                                                  $        (0.09)

Shares Used in Calculation of Net
Income / (Loss) Per Share:

      Basic                                                                                            29,604
                                                                                               ==============
      Diluted                                                                                          29,604
                                                                                               ==============

                          GVI SECURITY SOLUTIONS, INC.
              UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                   NINE MONTH PERIOD ENDED SEPTEMBER 30, 2003
                                    UNAUDITED
                    (In Thousands, except per share amounts)

                                             Historical              Pro Forma
                                       -----------------------   ----------------------
                                       GVI Security     GVI
                                        Solutions,    Security,
                                          Inc.          Inc.     Adjustments  Combined
                                        --------     --------     --------    --------
Revenues                                $     --     $ 37,344     $     --    $ 37,344

Cost Of Goods Sold                            --       30,923           --      30,923
                                        --------     --------     --------    --------

Gross Profit                                  --        6,421           --       6,421

Selling, General And Administrative           31        4,967           --       4,998
                                        --------     --------     --------    --------
Operating Income / (Loss)                    (31)       1,454           --       1,423

Interest Expense                             (82)        (159)          82        (159)
                                        --------     --------     --------    --------
Income (Loss) Before Income Taxes           (113)       1,295           82       1,264

Provision (Benefit) For Income Taxes          --          306           --         306
                                        --------     --------     --------    --------

Net Income / (Loss)                     $   (113)    $    989     $     82    $    989
                                        ========     ========     ========    ========
Income / (Loss) Per Share:

      Basic                                                                   $   0.03
                                                                              ========
      Diluted                                                                 $   0.03
                                                                              ========
Shares Used in Calculation of Net
Income / (Loss) Per Share:

      Basic                                                                     28,372
                                                                              ========
      Diluted                                                                   28,383
                                                                              ========

The adjustments reflect the exchange of the indebtedness by the Company to Europa by removing the related interest expense. Basic and fully diluted earnings per share assume conversion of Series A, D, and E Preferred Stock on January 1, 2003. Fully diluted earnings per share also assumes conversion of exercisable options and warrants based on the terms of the agreements and the Company's traded market price subsequent to the Merger.

NOTE 10 ~ SUBSEQUENT EVENTS

SETTLEMENT AGREEMENT WITH WILLIAM TEITELBAUM

In October 2004 the Company entered into a Settlement Agreement and General Release with William A. Teitelbaum, a founder and principal stockholder of the Company, under which Mr. Teitelbaum was issued 650,000 shares of common stock and Mr. Teitelbaum released the Company from claims with respect to a warrant he alleged had been issued to him by GVI Security, Inc. The Settlement Agreement also requires the Company to use a portion of the proceeds it receives in a placement of its securities to repurchase up to $10 million of shares of common stock held by Mr. Teitelbaum at the purchase price of the securities sold in the placement, except that Mr. Teitelbaum may choose not to sell his shares if the purchase price in the placement is less than $1.75 per share. The purchase price for Mr. Teitelbaum's shares would be paid by the combination of a cash payment and delivery of a subordinated promissory note. If by March 31, 2005 the Company has not otherwise been required to purchase any of Mr. Teitelbaum's shares under the Settlement Agreement, the Company will be required to repurchase from Mr. Teitelbaum 650,000 shares of common stock at a purchase price of $1.00 per share. The value of the 650,000 shares of Common Stock issued to Mr. Teitelbaum under the Settlement Agreement is recorded as other non-operating expense in the amount of $149,500 at September 30, 2004.

TERMINATION AGREEMENT WITH THOMAS WADE

On October 19, 2004, the Company, its subsidiary, GVI Security Inc. and Thomas Wade, the beneficial holder of approximately 14% of Common Stock and previously the President of the Company's subsidiary, entered into a Mutual Separation Agreement whereby the parties mutually agreed to the termination of Mr. Wade's employment with the subsidiary. In accordance with Mr. Wade's employment agreement, Mr. Wade will be entitled to receive severance payments equal to one year of his annual base salary of $350,000. In addition, for a period of one-year, Mr. Wade will continue to receive a car allowance of $800 per month, an unaccounted for expense reimbursement of $1,200 per month, and medical benefits. The Company has recorded $374,000 in selling, general and administrative expense as of September 30, 2004 on account of this agreement. The Company also agreed that Mr. Wade's options to purchase 1,975,020 shares of our Common Stock vest in full. There was no effect on earnings for this acceleration. Mr. Wade has agreed to release the Company in full from any and all claims and to continue to be bound by all the terms of his employment agreement.

AFFILIATE BRIDGE FINANCING

On October 29, 2004, in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Act") pursuant to Section 4(2) of the Act and Regulation D promulgated thereunder, the Company sold 23 "Units" for an aggregate purchase price of $1,150,000, to a group of five purchasers, all of whom are our affiliates of the Company. Each Unit consists of (i) $50,000 principal amount of 12% Subordinated Secured Promissory Notes (the "Notes"), and
(ii) the right to be issued warrants (the "Warrants") to purchase shares of the Company's common stock.

The purchasers of the Units were (i) Howard Safir, the Company's Chairman of the Board, (ii) Nazzareno E. Paciotti, a director of the Company and its Chief Executive Officer, (iii) a corporation wholly-owned by David Weiner, a director of ours until January 4, 2005, (iv) a limited partnership of which Joseph Rosetti, a director of the Company, is the principal, and (v) an equity fund managed by Fred Knoll, a director of ours until January 4, 2005.

ESI AGREEMENT

On November 5, 2004, the Company entered into a Memorandum of Understanding (the "Agreement") with E&S International Enterprises, Inc. ("ESI"). Pursuant to the Agreement, ESI will be the Company's exclusive distributor to retailers of consumer security products purchased by the Company from manufacturers. ESI will purchase these products from the Company at an initial price equal to 108% of the base cost to the Company, and the Company will be responsible for all warranty obligations with respect to the products, including servicing and supporting such products. The Agreement is for an initial term of three years and will automatically renew for one-year periods unless ESI provides notice to the Company at least 90-day's prior to the then end of the term of the Agreement of its intention not to renew the Agreement, subject to early termination rights of ESI as set forth in the Agreement. Pursuant to the Agreement, the Company has agreed to issue ESI warrants to purchase 3,000,000 shares of the Company's common stock at a price equal to the lowest offering price of the common stock in an offering of the Company's securities consummated prior to December 31, 2004 that results in gross proceeds to the Company of at least $10 million, or if no such offering is consummated, at a price of $1.50 per share. In addition, ESI may be issued up to an additional 3,000,000 shares of common stock upon attaining certain goals provided for in the Agreement.

                               GVI SECURITY, INC.
                                 BALANCE SHEETS
                           DECEMBER 31, 2003 AND 2002

ASSETS

                                                                     2003           2002
                                                                 -----------    -----------
CURRENT ASSETS

 Cash                                                            $    69,114    $   166,064
 Accounts Receivable, Net Of Allowance
 For Doubtful Accounts Of $447,523
 and $125,000, Respectively                                       12,401,661      5,503,033

 Inventory                                                         8,368,117      6,270,967
 Other Receivables                                                 1,429,478      1,048,465
 Prepaid Expenses And Other Assets                                   455,905        402,897
 Deferred Income Taxes                                               301,503             --
                                                                 -----------    -----------
     Total Current Assets                                         23,025,778     13,391,426

PROPERTY AND EQUIPMENT, NET                                          565,316        264,646

OTHER ASSETS
 Deferred Loan Origination Fee, Net Of
 Accumulated Amortization                                              5,500         10,168
                                                                 -----------    -----------

TOTAL ASSETS                                                     $23,596,594    $13,666,240
                                                                 ===========    ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts Payable                                               $11,173,295    $ 8,549,800
  Line Of Credit                                                          --      3,346,621
  Accrued Expenses                                                   737,663        321,785
  Federal Income Taxes Payable                                       456,157             --
                                                                 -----------    -----------

     Total Current Liabilities                                    12,367,115     12,218,206

 LINE OF CREDIT                                                    8,650,258             --

 DEFERRED INCOME TAXES                                                89,326             --

 STOCKHOLDERS' EQUITY
Preferred Stock, Series E, $.001 Par Value
 1,000,000 Shares
Authorized, 1,000,000 Shares Issued and
 Outstanding
Convertible To  28,214,587 Shares
 Of Common Stock                                                       1,000           1000
    Additional Paid In Capital                                       574,000        574,000
    Retained earnings                                              1,914,895        873,034
                                                                 -----------    -----------

     Total Stockholders' Equity                                    2,489,895      1,148,034
                                                                 -----------    -----------

TOTAL LIABILITIES AND STOCKHOLDERS'
 EQUITY                                                          $23,596,594    $13,666,240
                                                                 ===========    ===========

   THE NOTES TO FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE STATEMENTS.

                               GVI SECURITY, INC.
                            STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 2003 AND 2002

                                                         2003             2002
                                                     ------------     ------------
INCOME

  Sales, Net Of Returns, Allowances And Discounts    $ 56,254,573     $ 36,978,095
  Lease Income                                             81,643          114,349
                                                     ------------     ------------

     Total Income                                      56,336,216       37,092,444

COST OF GOODS SOLD                                     46,666,979       30,523,198
                                                     ------------     ------------

     Gross Profit                                       9,669,237        6,569,246

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES            7,648,812        5,133,082
                                                     ------------     ------------

     Operating Income                                   2,020,425        1,436,164

INTEREST EXPENSE                                          227,698          244,370
                                                     ------------     ------------

     Income Before Taxes                                1,792,727        1,191,794

INCOME TAX EXPENSE (BENEFIT)
     Current Tax Provision                                748,042           56,021
     Deferred Tax Benefit                                (212,177)              --
                                                     ------------     ------------

     Total Income Tax Expense                             535,865           56,021
                                                     ------------     ------------

     Net Income                                      $  1,256,862     $  1,135,773
                                                     ============     ============
Income Per Share Basic and Diluted                           0.04             0.04
                                                     ============     ============
Shares Used In Calculation Of Net Income Per
  Share Basic and Diluted                              28,214,587       28,214,587
                                                     ============     ============

   THE NOTES TO FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE STATEMENTS.

                               GVI SECURITY, INC.
                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 2003 AND 2002

                                                                                   ADDITIONAL
                                     COMMON STOCK          PREFERRED SERIES E        PAID      RETAINED      STOCKHOLDERS'
                                  SHARES      AMOUNT       SHARES      AMOUNT      IN CAPITAL   EARNINGS        EQUITY
                                  ---------   ---------    ---------   ---------   ---------- -----------    -----------

Balance At December 31, 2001        230,000   $     230            0   $      --   $ 574,770  $   289,761    $   864,761

Converted GVI Common Stock
To Preferred Stock In
Connection
With Reverse Merger                -230,000        (230)   1,000,000       1,000        (770)          --             --

Shareholder Distribution                  0          --            0          --          --     (552,500)      (552,500)

Net Income                                0          --            0          --          --    1,135,773      1,135,773
                                                                                                             -----------


Balance At December 31, 2002              0           0    1,000,000       1,000     574,000      873,034      1,448,034
                                  ---------   ---------    ---------   ---------   ---------  -----------    -----------

Shareholder Distribution                  0          --            0          --          --     (215,001)      (215,001)

Net Income                                0          --            0          --          --    1,256,862      1,256,862
                                  ---------   ---------    ---------   ---------   ---------  -----------    -----------

Balance At December 31, 2003              0   $      --    1,000,000   $   1,000   $ 574,000  $ 1,914,895    $ 2,489,895
                                  =========   =========    =========   =========   =========  ===========    ===========

  THE NOTES TO FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE STATEMENTS.

                               GVI SECURITY, INC.
                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 2003 AND 2002

                                                                  2003             2002
                                                              ------------     ------------
CASH FLOWS FROM OPERATING ACTIVITIES:

     Net Income                                               $  1,256,862        1,135,773
     Adjustments To Reconcile Net Income To Net
        Cash Provided By (Used In) Operating Activities:
         Depreciation And Amortization                             164,273          101,861
         Increase (Decrease) In Cash Flows Due To Changes
            In Operating Assets And Liabilities:
             Accounts Receivable                                (6,898,628)        (155,964)
             Inventory                                          (2,097,150)      (4,179,425)
             Prepaid Expenses And Other Assets                     (53,008)        (360,852)
             Other Receivables                                    (381,013)        (203,444)
             Accounts Payable                                    2,623,495        4,863,677
             Accrued Expenses                                      415,878            8,574
             Income Taxes Payable                                  456,157               --
             Deferred Income Taxes                                (212,177)              --
                                                              ------------     ------------

               Net Cash Provided By (Used In)
                Operating Activities                            (4,725,311)       1,210,200
                                                              ------------     ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchase Of Property And Equipment                           (460,275)        (189,795)
                                                              ------------     ------------

                Net Cash Used In Investing Activities             (460,275)        (189,795)
                                                              ------------     ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds From Line Of Credit                               44,744,230       33,086,245
     Payments On Line Of Credit                                (39,440,593)     (33,688,037)
     Distribution To Shareholders For Taxes                       (215,001)        (552,500)
                                                              ------------     ------------
               Net Cash Provided By (Used In)
               Financing Activities                              5,088,636       (1,154,292)
                                                              ------------     ------------

                Net Decrease In Cash                               (96,950)        (133,887)

CASH, BEGINNING OF YEAR                                            166,064          299,951

                                                              ------------     ------------

CASH, END OF YEAR                                             $     69,114     $    166,064
                                                              ============     ============

SUPPLEMENTARY INFORMATION TO
  STATEMENT OF CASH FLOWS:
     Cash Paid For Interest                                   $    209,193     $    237,136
                                                              ============     ============

     Cash Paid For Taxes                                      $    200,000     $         --
                                                              ============     ============

   THE NOTES TO FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE STATEMENTS.

                               GVI SECURITY, INC.
                          NOTES TO FINANCIAL STATEMENTS

Note 1. Summary of Significant Accounting Policies

ORGANIZATION AND DESCRIPTION OF THE BUSINESS

GVI Security, Inc. was organized as a Delaware corporation and began operations on May 10, 2000. GVI Security, Inc. is the exclusive distributor of Samsung Electronics video security products in North, Central and South America, and distributes video surveillance and other security products to wholesale distributors and consumers. GVI's security products include both proprietary GVI solutions and Samsung Electronics components.

On February 20, 2004, pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated as of February 19, 2004, by and among Thinking Tools, Inc. (now GVI Security Solutions, Inc.), GVI Security, Inc. and GVI Security Acquisition Corp., a newly formed wholly-owned subsidiary of Thinking Tools, GVI merged (the "Merger") with GVI Security Acquisition Corp., becoming the wholly-owned subsidiary of Thinking Tools, and the stockholders of GVI Security Inc. became stockholders of the Thinking Tools. References in these notes to "the Company" are references to GVI Security, Inc. as it existed before the Merger and the combined company after the Merger. As a result of the Merger, the business of GVI is now the Company's business.

For accounting purposes, because GVI Security Solutions, Inc. (formerly Thinking Tools, Inc.) had become a shell company, the Merger was treated as a recapitalization of GVI Security, Inc.

Pre-acquisition shareholders' equity of the Company was retroactively restated for the equivalent number of shares of Thinking Tools Inc. received by the Company in the merger, with the difference between the par value of Thinking Tools preferred stock and the Company's common stock recorded as paid in capital. In the Merger, 230,000 shares of the Company's common stock was converted to 1,000,000 shares of Thinking Tools Series E Preferred Stock. The Series E Preferred Stock was convertible into 1,833,947,909 shares of Thinking Tools common stock; and ultimately converted into 28,214,587 shares of common stock as a result of the 1-for-65 reverse stock split which occurred in April 2004.

ACQUISITION OR DISPOSITION OF ASSETS

Pursuant to the Merger Agreement, on February 20, 2004, the Company acquired all of the outstanding capital stock of GVI by effecting the Merger. In the Merger, the former stockholders of GVI were issued an aggregate of 1,000,000 shares of the Series E Stock, convertible into 1,833,947,909 shares of Thinking Tools common stock, which ultimately converted into 28,214,587 shares of common stock as a result of the 1-for-65 reverse stock split in April 2004. In addition, pursuant to the Merger Agreement, certain employees and directors of GVI were issued options to purchase an aggregate of approximately 2,821,458 shares of the Company's common stock (after giving effect to the reverse stock split) under the Company's 2004 Long-Term Incentive Plan (the "Stock Option Plan") adopted by the Company's Board of Directors prior to the Merger, in exchange for the cancellation of options to purchase shares of GVI's common stock held by such persons prior to the Merger. The Merger consideration was determined by the Company's Board of Directors after negotiation with GVI. The Stock Option Plan provides for the issuance of up to 5,939,913 shares of the Company's common stock pursuant to stock options and other common stock based awards granted under the Stock Option Plan.

Approximately 38.3% of the outstanding common stock of GVI prior to the Merger was held by a limited liability company of which Europa International, Inc. ("Europa") was then a 52.5% member. Fred Knoll, a director of the Company until January 2005, and formerly its Chairman, is the principal of Knoll Capital Management, L.P., which is the investment manager for Europa. Immediately prior to the Merger, and as a condition thereto, Europa exchanged a Convertible Demand Grid Note issued by the Company in the principal amount of $1,000,000 for 10,000 shares of the Series D Convertible Preferred Stock ("Series D Stock") of the Company, which ultimately converted into 1,187,983 shares of common stock.

In connection with the Merger, and pursuant to the Merger Agreement, the Company entered into a Registration Rights Agreement with the former stockholders of GVI, Europa and Thinking Technologies, L.P., pursuant to which the Company agreed to register (i) the shares of the Company's common stock issuable upon conversion of the Series D Stock and Series E Stock, and (ii) the shares of the Company's common stock held by Thinking Technologies, L.P.

Pursuant to its obligations under the Merger Agreement, on March 23, 2004, the Company filed with the Securities and Exchange Commission, a Definitive Information Statement with respect to the approval by the Company's stockholders of (i) amendments to the Company's certificate of incorporation increasing the authorized shares of the Company's common stock to 75,000,000 and effecting a one-for-65 reverse stock split of the common stock so that the Company would have sufficient shares of unissued common stock so as to permit the conversion of all of the Series D Stock, Series E Stock and all other convertible securities of the Company (the "Charter Amendment"), (ii) the Stock Option Plan, and (iii) the change of its name to GVI Security Solutions, Inc. These actions were approved of by the Board of Directors on February 26, 2004. The Company filed a Certificate of Amendment to its Certificate of Incorporation with the Secretary of State of the State of Delaware giving effect to such amendments in April 2004. In April 2004, all outstanding shares of Series A Preferred Stock, Series D Preferred Stock and Series E Preferred Stock automatically converted into shares of the Company's common stock, and the Company effected a one-for-65 reverse common stock split.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. The Company held no cash equivalents as defined at December 31, 2003 or 2002.

ACCOUNTS RECEIVABLE

Trade receivables are presented on the balance sheet at outstanding principal adjusted for any charge offs. The Company maintains an allowance for doubtful receivables based on previous loss experience. Additional amounts are provided through charges to income, as management feels necessary, after evaluation of receivables and current economic conditions. Amounts which are considered to be uncollectible are charged off and recoveries of amounts previously charged off are credited to the allowance upon recovery. The allowance for doubtful accounts at December 31, 2003 and 2002 was $447,523 and $125,000, respectively. Note 8 includes a description of amounts due from related parties that are included in accounts receivable.

INVENTORY

Inventory is stated at the lower of cost (first-in, first-out method) or market and consists of goods held for resale and parts used for repair work.

FIXED ASSETS

Fixed assets are stated at cost. Depreciation and amortization are provided for on straight-line and accelerated methods over the estimated useful lives of the respective assets. Maintenance and repairs are charged to expense as incurred; major renewals and betterments are capitalized. When assets are fully depreciated, or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any gain or loss on disposition is credited or charged to income.

EARNINGS PER SHARE

The earnings per share of the Company were calculated on the basis of the 28,214,587 shares of Common Stock into which the Series E Preferred stock issued in the Merger converted into in April 2004. Stock options for 2,821,458 shares of common stock were not considered in the earnings per share calculations because the effect would have been anti-dilutive.

REVENUE RECOGNITION

Sales revenue is recognized upon the shipment of merchandise to customers. Allowances for sales returns are recorded as a component of net sales in the period the allowances are recognized.

SHIPPING AND HANDLING COSTS

Shipping and handling costs are expensed as incurred and included in cost of goods sold.

INCOME TAXES

Until May, 2003, the Company elected to be taxed under the provisions of Sub-Chapter S of the Internal Revenue Code. Under those provisions, the Company did not provide for or pay Federal and certain corporate state income taxes on its taxable income for the year ended December 31, 2002, and for the period until May, 2003. Instead, the stockholders were liable for individual Federal and state income taxes on their share of the Company's taxable income.

In May, 2003, the Company lost its status as an "S" Corporation and became a "C" corporation when a disqualified entity acquired stock. Accordingly, a provision has been made for income tax based upon the prorated taxable income for the year. Income taxes consist of taxes currently payable plus deferred taxes related primarily to differences between the basis of property and equipment, inventory, and accounts receivable for financial and income tax reporting. Deferred taxes represent the future tax return consequences of those differences, which will be taxable or deductible when the assets and liabilities are recovered or settled.

Deferred tax liabilities and assets are classified as current or noncurrent based on the classification of the related asset or liability for financial reporting, or according to the expected reversal date of temporary differences not related to an asset or liability for financial reporting. Also, a valuation allowance is used, if necessary, to reduce deferred tax assets by the amount of any tax benefits that are not expected to be realized in the future based on available evidence.

STOCK BASED-COMPENSATION

In December 2002, the Financial Accounting Standards Board issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure - an amendment of SFAS No. 123." This statement amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company accounts for stock-based compensation using Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees" and has not adopted the recognition provisions of SFAS No. 123, as amended by SFAS No. 148. The exercise price of options granted under the stock option plan (Note 10) is equal to the market price of the underlying stock on the date of grant. Therefore, no compensation cost was recorded under APB No. 25.

If the Company had determined compensation cost for the stock-based compensation plan in accordance with the fair value method prescribed by SFAS No. 123, proforma net income for the year ended December 31, 2003 would have been as follows:

         Net income, as reported                             $ 1,256,862
         Stock-based employee compensation expense,
         Net of related tax effects                              (11,097)
                                                             -----------
         Net income, pro forma                               $ 1,245,765
                                                             ===========

The weighted average fair value of options granted during 2003 was $1.72. The fair value of each option on the date of grant was estimated using the Black-Scholes option pricing model with the following weighted average assumptions:

         Risk free rate of return                   1.5%
         Option lives in years                        3
         Annual volatility of stock price           0.0%
         Dividend yield                             0.0%

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include those that relate to the valuation of inventory, accounts receivable and the useful lives of property and equipment.

ADVERTISING

Advertising costs are expensed as incurred. The advertising costs, which included various promotional incentives and trade show participation, for the year ended December 31, 2003 and 2002, were reimbursed by Samsung in the form of marketing incentives and reimbursement for trade show participation.

Note 2. Property and Equipment

      Property and equipment at December 31, 2003 and 2002 consist of the following:

                                          Useful Lives
                                           In Years
                                          -----------
                                                      2003        2002
                                                    --------    --------

    Furniture and fixtures                   5-7    $ 61,403    $ 51,403
    Office and warehouse equipment           2-7     517,981     116,598
    Leasehold improvements                   2-7      27,000      27,000
    Computer equipment and software          3-5     251,782     202,890
                                                    --------    --------
                                                     858,166     397,891
    Less: accumulated depreciation                   292,850     133,245
                                                    --------    --------
                                                    $565,316    $264,646
                                                    ========    ========

Note 3. Credit Facilities

The Company had a line of credit agreement with Fleet National Bank, which provided the Company with a line of credit of $5,000,000 for working capital and general corporate purposes. The agreement expired in May 2003 and was extended through October 2003.

The interest rate on the revolving credit line was either Libor plus 3.5% or prime plus one percent at the Company's discretion when funds were borrowed, with interest payable monthly. The Company had $2,100,000 outstanding at Libor plus 3.5% which at December 31, 2002 was 4.92% and $1,246,621 outstanding at prime plus 1% which at December 31, 2002 was 6%.

In accordance with the terms of the loan agreement, the outstanding principal amount could not exceed the lesser of (a) $5,000,000 or (b) the sum of up to 75% of the eligible accounts receivable plus up to 50% of the eligible inventory provided that the maximum amount of outstanding loan made based on eligible inventory shall at no time exceed $1,500,000. The Company was required to pay a monthly facility fee of .25% for the unused portion of the revolving credit facility and an annual collateral management fee. Substantially all of the assets of the Company were pledged as collateral securing the line of credit. Additionally, two stockholders of the Company had jointly and severally guaranteed the first $500,000 of the Company's borrowings. The loan contained certain financial and other covenants with which the Company was in compliance.

Effective November 1, 2003, the Company entered a line of credit agreement with Comerica Bank, which provides the Company with a line of credit of $10,000,000 for working capital and general corporate purposes. The agreement expires on November 1, 2005.

The Company has the option to designate a portion of the unpaid principal balance to bear interest at a rate determined by prime and to designate a portion of the unpaid principal balance to bear interest at a rate determined by a Eurodollar rate. At December 31, 2003, the balance drawn on the line was $8,650,258 and the effective rate was 3.75%.

In accordance with the terms of the loan agreement, the outstanding principal amount shall not exceed the lesser of (a) $10,000,000 or (b) the sum of up to 75% of the eligible accounts receivable plus up to 50% of the eligible inventory provided that the maximum amount of outstanding loan made based on eligible inventory shall at no time exceed $3,000,000. The Company is required to pay a quarterly commitment fee on the unused portion of the revolving credit facility. Substantially all of the assets of the Company are pledged as collateral securing the line of credit. The loan contains certain financial and other covenants with which the Company was either in compliance at December 31, 2003 or obtained an appropriate waiver from the lender.

Note 4. Income Taxes

The current tax provision consists of the following:

                     2003        2002
                   --------    --------
    Federal        $656,157    $     --
    State            91,885      56,021
                   --------    --------
                   $748,042    $ 56,021
                   ========    ========

Deferred taxes are provided for the differences in the tax and accounting basis of assets and liabilities as follows:

    Current deferred tax assets                         2003
                                                      ---------
         Allowance for doubtful accounts              $ 152,158
         Inventory reserve                               63,240
         Uniform capitalization of inventory costs       69,105
         Accrued bonus                                   17,000
                                                      ---------
                                                        301,503
    Noncurrent deferred tax liabilities
         Property and equipment                         (89,326)
                                                      ---------
         Net                                          $ 212,177
                                                      =========

     The Company's effective tax rate differs from the expected federal income tax rate as follows:

                                                  2003
                                               ---------
    Income tax at statutory rates (34%)        $ 609,527
    Effects of permanent differences              25,148
    State income taxes effect                     60,645
    Effects of change in tax status             (159,455)
                                               ---------
    Income tax provision (30%)                 $ 535,865
                                               =========

As described in Note 1, the Company converted from an "S" corporation to a "C" corporation in May, 2003. Prior thereto, the Company was not liable for federal or certain state income taxes. The reported 2002 income tax provision consists entirely of state income taxes.

Note 5. 401(k) Plan

The Company has a 401(k) profit-sharing plan covering all of its eligible employees. The Plan provides for annual discretionary employer and employee contributions. No contributions were made to the plan for 2003 and 2002.

Note 6. Commitments

The Company leases warehouse and office space under an agreement which expired in October 2003, and is continuing on a month to month basis. A lease agreement for a new location was signed by the Company in 2004. Under the terms of the new lease, the Company pays no rent for the six months, then pays monthly rent of $25,704 for the remainder of the sixty-six month lease. The Company also has entered into a lease for additional office space effective January 1, 2004, with rent payments of $3,500 per month for a term of six months.

The minimum annual rentals under non-cancelable leases are as follows:

                   Year Ended
                   December 31,
                       2004                          $   72,408
                       2005                             308,447
                       2006                             308,447
                       2007                             308,447
                       2008                             308,447
                       Thereafter                       257,040
                                                     ----------
                                                     $1,563,236
                                                     ==========

Rent expense amounted to $141,424 and $113,164 for the years ended December 31, 2003 and 2002, respectively.

Note 7. Concentration of Risk

SAMSUNG ELECTRONICS EXCLUSIVE PRODUCT DISTRIBUTION AGREEMENT

The Company has signed an exclusive product distribution agreement with Samsung that is renewable annually if the Company purchases from Samsung the "Annual Volume Targets," as defined, agreed to for that year. Under the terms of the product distribution agreement, Samsung will provide a reasonable amount of product to demonstrate its products and provide samples for customer testing, for distributors use in training purchasers, wholesale distributors and the Company's personnel and to support other distributors. In addition, the agreement provides for Samsung to reimburse the Company for various marketing and trade show expenses. The agreement also provides for the Company to earn a commission on sales of private label products to new Original Equipment Manufacturers.

The account caption on the balance sheets "other receivables" is comprised primarily of commissions and other amounts due from Samsung under the distribution agreement.

For the years ended December 31, 2003 and 2002, the Company purchased approximately 79% and 85% of total purchases, respectively, from Samsung.

MAJOR CUSTOMER

The Company has one major customer that is a purchasing entity for a major national retailer. Approximately 53% and 56% of the Company's sales for the years ended December 31, 2003 and 2002, respectively, were from this customer and approximately $4,344,000 and $1,320,000 of the Company's accounts receivable at December 31, 2003 and 2002, respectively, were due from the customer.

CASH CREDIT RISK CONCENTRATION

The Company maintains accounts in a financial institution and at times the balances may be in excess of the FDIC insurance limit. The Company periodically evaluates this financial institution and does not believe it is exposed to undue risk of loss.

Note 8. Related Party Transactions

In the normal course of business, the Company conducts certain transactions with a company owned by a shareholder. During 2003 and 2002, the Company made sales in the amounts of $299,846 and $527,899, respectively, to this company. At December 31, 2003 and 2002, amounts due from this company, which are included in accounts receivable, were $207,507 and $74,739, respectively.

Note 9. Litigation

A shareholder of the Company has asserted a claim with respect to warrants allegedly issued by the Company. The Company asserts that the transaction required board of directors' approval, which was never obtained. The Company is also a party to other disputes in the normal course of business. Management believes the ultimate resolution of such disputes will not have a material effect on the financial statements.

Note 10. 2003 Stock Incentive Plan

In July 2003, the Company adopted the GVI Security, Inc. 2003 Stock Incentive Plan. On July 22, 2003, the Company granted options to purchase 23,000 shares of common stock under that plan. As a result of Merger, and after giving effect to the 1-for-65 reverse stock split which occurred April 2004, the options for 23,000 shares of GVI stock were converted to options to purchase 2,821,458 shares of common stock at a price of $2.60 per share, which vest as follows:

                                                  Weighted
                                           Number of     Average
                                              Shares       Price
                                           ---------    ---------
     Balance, December 31, 2002                   --    $      --
          Granted                          2,821,458    $    2.60
          Exercised                               --    $      --
          Cancelled                               --    $      --
                                           ---------    ---------
     Balance, December 31, 2003            2,821,458    $    2.60
                                           =========    =========
     Exercisable, December 31, 2003        1,199,120    $    2.60
                                           =========    =========

Note 11. Subsequent Events

BIO-ACCESSID, LLC

      On January 20, 2004, pursuant to a Membership Purchase Agreement by and among John Carter, Ronald DeBerry, GVI Security, Inc., and Bio-AccessID, LLC ("Bio-Access"), the Company purchased a 5% membership interest in Bio-Access for $250,000. As part of the agreement, the Company has the right to acquire up to an additional 15% of Bio-Access.

The Board of Directors
Rapor, Inc.
New Britain Conneticut

                          Independent Auditor's Report

We have audited the accompanying balance sheets of Rapor, Inc. (the "Company") as of December 31, 2003 and 2002, and the related statements of operations, stockholders' deficiency and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rapor, Inc. as of December 31, 2003 and 2002, and the results of its operations, change in stockholders' deficiency and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, in fiscal 2003 and 2002, the Company has suffered significant losses from operations and at December 31, 2003, had a stockholder's deficit of $741,678. These matters raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



KELLOGG & ANDELSON ACCOUNTANCY CORPORATION

February 20, 2004
Sherman Oaks, California


                                   RAPOR, INC.

                                 BALANCE SHEETS

                           DECEMBER 31, 2003 AND 2002

                                     ASSETS

                                                                     2003             2002
                                                                  -----------     -----------
CURRENT ASSETS:
   Cash and cash equivalents                                      $   125,079     $    96,633
   Accounts receivable, net of allowance for doubtful
       accounts of $10,580 and $5,400, respectively                    38,403          14,001
   Inventory                                                          231,837         453,032
   Other current assets                                                 9,903          44,473
                                                                  -----------     -----------

            Total current assets                                      405,222         608,139
                                                                  -----------     -----------

INTANGIBLE ASSETS, NET                                                 37,792           2,000

PROPERTY AND EQUIPMENT, NET                                             7,790          15,861
                                                                  -----------     -----------

                                                                  $   450,804     $   626,000
                                                                  ===========     ===========

                  LIABILITIES AND STOCKHOLDERS' DEFICIENCY

CURRENT LIABILITIES:
   Accounts payable and accrued liabilities                       $   288,716     $   268,104
   Convertible note payable                                           237,177         111,036
   Customer deposits                                                       --         153,095
                                                                  -----------     -----------

            Total current liabilities                                 525,893         532,235
                                                                  -----------     -----------

CONVERTIBLE NOTE PAYABLE, net of unamortized debt
   discount of $142,100, and current portion                          408,779         520,547

CONVERTIBLE DEBENTURES, net of unamortized debt
   discount of $84,945                                                257,810              --

OTHER LIABILITIES                                                          --          50,000
                                                                  -----------     -----------

            Total long-term liabilities                               666,589         570,547
                                                                  -----------     -----------

            Total liabilities                                       1,192,482       1,102,782
                                                                  -----------     -----------

STOCKHOLDERS' DEFICIENCY:
   Convertible Series A preferred stock $.001 par value,
    liquidation preference of $1,000,000,
    1,000,000 shares authorized; 22,222 shares
    issued and outstanding                                          1,000,000       1,000,000
   Common stock, $.001 par value, 2,000,000 shares authorized;
      93,693 shares issued and outstanding                                 94              93
   Additional paid-in capital                                       3,531,744       3,397,300
   Stock subscription receivable                                           --         (31,060)
   Accumulated deficit                                             (5,273,516)     (4,843,115)
                                                                  -----------     -----------

            Total stockholders' deficiency                           (741,678)       (476,782)
                                                                  -----------     -----------

                                                                  $   450,804     $   626,000
                                                                  ===========     ===========

                   The accompanying notes are an integral part
                           of the financial statements

                                   RAPOR, INC.

                            STATEMENTS OF OPERATIONS

                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

                                           2003             2002
                                        -----------     -----------

REVENUE                                 $   648,447     $   376,229

COST OF GOODS SOLD                          355,160         290,536
                                        -----------     -----------

      Gross margin                          293,287          85,693
                                        -----------     -----------

OPERATING EXPENSES:
   General and administrative               589,722         939,454
   Selling and marketing                     56,473         335,846
   Product development                        4,411          53,070
                                        -----------     -----------

            Total operating expenses        650,606       1,328,370
                                        -----------     -----------

LOSS FROM OPERATIONS                       (357,319)     (1,242,677)

OTHER EXPENSES:
   Interest expense, net                     73,082          71,457
                                        -----------     -----------

NET LOSS                                $  (430,401)    $(1,314,134)
                                        ===========     ===========


                   The accompanying notes are an integral part
                           of the financial statements


                                   RAPOR, INC.

                     STATEMENTS OF STOCKHOLDERS' DEFICIENCY

                           DECEMBER 31, 2003 AND 2002


                                      Convertible
                                    Preferred Stock          Common Stock
                                 ---------------------     ----------------
                                                                               Additional  Stock
                                                                               Paid-in-    Subscription   Accumulated
                                  Shares       Amount      Shares    Amount    Capital     Receivable     Deficit         Total
                                 --------     --------     -------   ------    ----------  ----------     ----------     --------

BALANCE, DECEMBER 31, 2001         22,222   $1,000,000      82,911      $83    $3,182,459   $(345,085)   $(3,528,981)    $308,476
 Common stock sale                     --           --       1,440        1        66,000          --             --       66,001

 Common stock issued in exchange
  for invoices owed to
  venders and consultants              --           --       3,068        3         6,747          --             --       6,750

 Common stock issued in conjunction
  with convertible note payable                              5,684        6       142,094          --             --      142,100
 Stock subscription received           --           --          --       --            --     314,025             --      314,025
 Net (loss)                            --           --          --       --            --          --     (1,314,134)  (1,314,134)
                                  -------   ----------     -------    -----     ---------    --------     ----------   ----------
BALANCE, DECEMBER 31, 2002         22,222    1,000,000      93,103       93     3,397,300     (31,060)    (4,843,115)    (476,782)

 Common stock issued in exchange
  for invoices owed to vendors
  and consultants                      --           --         590        1        49,499          --             --       49,500

 Imputed interest on
  convertible debentures                                                           84,945                                  84,945
 Stock subscription received           --           --          --       --            --      31,060             --       31,060
 Net (loss)                            --           --          --       --            --          --       (430,401)   (430,401)
                                  -------   ----------     -------    -----    ----------    --------    -----------   ----------

BALANCE, DECEMBER 31, 2003         22,222   $1,000,000      93,693      $94    $3,531,744    $     --    $(5,273,516)  $ (741,678)
                                  =======   ==========     =======    =====    ==========    ========    ===========   ==========



                   The accompanying notes are an integral part
                           of the financial statements


                                   RAPOR, INC.
                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

                                                                             2003            2002
                                                                          -----------     -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net (loss)                                                             $  (430,401)    $ 1,314,134)
   Adjustments to reconcile net (loss) to net cash and cash
   equivalents (used in) operating activities:
           Depreciation and Amortization                                       12,264          17,462
           Imputed interest                                                    29,599              --
           Changes in assets and liabilities:
               (Increase) decrease in accounts receivable                     (24,402)        166,597
               Decrease (increase) in inventory                               221,195         (74,533)
               Decrease (increase) in other current assets                     34,570         (24,842)
               Increase (decrease) in accounts payable
                  and accrued liabilities                                      88,384          (1,096)
               (Decrease) increase in customer deposits                      (153,095)         27,500
               (Decrease) increase in other liabilities                       (50,000)         50,000
                                                                          -----------     -----------

Net cash (used in) operating activities                                      (271,886)      1,153,046)
                                                                          -----------     -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Acquisition of property and equipment                                      (39,985)        (14,525)
                                                                          -----------     -----------

Net cash (used in) investing activities                                       (39,985)        (14,525)
                                                                          -----------     -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds collected on stock subscription                                    31,060         314,025
   Proceeds from issuance of convertible note payable                              --         750,000
   Principal payments on convertible note payable                             (14,047)        (41,786)
   Principal payments on note payable                                              --        (250,000)
   Proceeds from the issuance of a convertible debentures                     323,304              --
   Principal payments on line of credit                                            --        (200,000)
   Proceeds received on issuance of common stock                                   --          66,001
                                                                          -----------     -----------

Net cash provided by financing activities                                     340,317         638,240
                                                                          -----------     -----------

NET CHANGE IN CASH                                                             28,446        (529,331)

CASH AND CASH EQUIVALENTS, beginning of period                                 96,633         625,964
                                                                          -----------     -----------

CASH, AND CASH EQUIVALENTS, end of period                                 $   125,079     $    96,633
                                                                          ===========     ===========

                    SUPPLEMENTAL INFORMATION OF CASH FLOW INFORMATION:

CASH PAID DURING THE YEAR FOR INTEREST                                    $    43,540     $    48,375
                                                                          ===========     ===========

CASH PAID DURING THE YEAR FOR INCOME TAXES                                $        --     $        --
                                                                          ===========     ===========


     SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

During 2003, the Company issued convertible debentures of $18,272 in exchange for invoices owed to vendors and consultants. Additionally, the Company issued common stock of $49,500 in exchange for invoices owed to vendors and consultants.

During 2002, the Company issued common stock of $6,750 in exchange for invoices owed to vendors and consultants.

                   The accompanying notes are an integral part
                           of the financial statements

                                   RAPOR, INC.

                          NOTES TO FINANCIAL STATEMENTS

NOTE 1  -   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

            Nature of Business

            Rapor, Inc. (the "Company") is a Florida Corporation engaged in the business of developing, selling, and installing Fast Trac, a versatile security system. The Company affected a one-for-one hundred reverse stock split on December 22, 2003. All shareholders' equity accounts have been retroactively restated to reflect this split.

            Revenue Recognition

            The Company recognizes revenues on product sales after shipment of the product to the customer and formal acceptance by the customer has been received. Depending upon the specific agreement with the customer, such acceptance normally occurs subsequent to one or more of the following events: receipt of the product by the customer, installation of the product by the Company and/or training of customer personnel by the Company. Revenue collected in advance of product shipment or formal acceptance by the customer is reflected as customer deposits.

            Cash and Cash Equivalents

            The Company considers all highly liquid investments purchased with original maturity of three months or less to be cash equivalents.

            Accounts Receivable

            Account receivable are carried at original invoice amount less an estimate made for doubtful receivables based on review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful accounts by identifying troubled accounts and by using historical experience applied to an aging of accounts. Management determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer's financial condition, credit history and current economic conditions. Accounts receivable are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when received.

            Inventory

            Inventory is valued at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method.

                                   RAPOR, INC.

                          NOTES TO FINANCIAL STATEMENTS

NOTE 1  -   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

            Intangible Assets

            Intangible assets consist of trademarks and deferred financing costs and are amortized over the terms of the respective agreements. Intangible assets are amortized over useful lives ranging from 6 to 15 years.

            Property and Equipment

            Property  and  equipment  are  recorded  at  cost.  Depreciation  is provided over the estimated useful lives of the assets using the straight-line method. The useful lives range from 5 to 7 years. Expenditures for maintenance and repairs are charged to expense as incurred. Additions, major renewals and betterments which increase the property's useful life are capitalized. Upon the disposition of property and equipment, the applicable cost and accumulated depreciation are removed from the assets and any gain or loss is reflected in other income or expense for the period.

            Impairment of Long-Lived Assets

            The Financial Accounting Standards Board (FASB) issued in August 2001, SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". In accordance with this statement, the Company periodically reviews its long-lived assets held and used by the Company to determine whether any events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The Company bases its evaluation on such impairment indicators as the nature of the assets, the future economic benefit of the assets, any historical or future profitability measurements, as well as other external market conditions or factors that may be present. If such impairment indicators are present or other factors exist that indicate that the carrying amount of the assets may not be recoverable, the Company determines whether an impairment has occurred through the use of an undiscounted cash flow analysis of assets at the lowest level for which identifiable cash flows exist. If an impairment has occurred, the Company recognizes a loss for the difference between the carrying amounts and the estimated value of the assets. The fair value of the assets is measured using quoted market process or, in the absence of quoted market prices, fair value is based on an estimated discounted cash flow analysis.

            During the years ended December 31, 2003 and 2002, respectively, the Company believes there is no impairment of property and equipment.

                                   RAPOR, INC.

                          NOTES TO FINANCIAL STATEMENTS

NOTE 1  -   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

            Income Taxes

            The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standard (SFAS) No. 109, "Accounting for Income Taxes." SFAS 109 requires a company to recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in a Company's financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. A valuation allowance is recognized, if based on weight of available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized.

            Management Estimates

            The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

            Concentration of Credit Risk

            Financial instruments which potentially subject the Company to concentrations of credit risk, consist of cash and trade receivables. The Company places its cash with high credit quality financial institutions. At times such balances may be in excess of FDIC insurance limits of $100,000. In regards to trade receivables, the risk is limited due to the customer base consisting of a small number of accounts and relatively short credit terms. The Company continually monitors the financial conditions of its customers to minimize the risk of loss.

            Major Customers

            For the years ended December 31, 2003 and 2002, the Company had four major customers that accounted for approximately 95% and 94%, respectively, of total sales. At December 31, 2003 and 2002, the total amount due from these customers was $25,000 and $5,180, respectively, which is included in accounts receivable in the accompanying financial statements.

                                   RAPOR, INC.

                          NOTES TO FINANCIAL STATEMENTS

NOTE 1  -   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

            Stock-Based Compensation

            The Company accounts for stock-based compensation to employees using the intrinsic value method. Accordingly, compensation cost for stock options to employees is measured as the excess, if any, of the quoted market price of the Company's common stock at the date of the grant over the amount an employee must pay to acquire the stock.

            For the years ended December 31, 2003 and 2002 the Company's net loss would not have been materially different than currently reported in the Company's Statements of Operations.

            The fair value of these options was estimated at the date of grant using the Black-Sholes option pricing model with the following weighted average assumptions used for grants in fiscal 2003 and 2002, respectively: no dividend yield, expected volatility of 0% and 0%; risk-free interest rates of approximately 4.75% and 4.75% and expected lives of three years.

NOTE 2  -   GOING CONCERN

            The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered recurring losses from operations since its inception and has an accumulated deficit of $5,273,516 at December 31, 2003. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classifications of liabilities that might be necessary should the Company be unable to continue its existence. The recovery of the Company's assets is dependent upon continued operations of the Company. In addition, the Company's recovery is dependent upon future events, the outcome of which is undermined. The Company intends to continue to attempt to raise additional capital or be acquired, but there can be no certainty that such efforts will be successful.

NOTE 3  -   INVENTORY

            Inventory consists of the following at December 31:

                    2003        2002
                  --------    --------

Raw material      $ 48,730    $ 75,282
Finished goods     183,107     377,750
                  --------    --------

                  $231,837    $453,032
                  ========    ========

                                   RAPOR, INC.

                          NOTES TO FINANCIAL STATEMENTS


NOTE 4  -   INTANGIBLE ASSETS

Intangible assets consist of the following at December 31:

                                     2003         2002
                                   --------     --------

Trademarks                         $  3,000     $  3,000
Deferred financing costs             39,985           --
                                   --------     --------

                                     42,985        3,000

Less:  Accumulated amortization      (5,193)      (1,000)
                                   --------     --------

                                   $ 37,792     $  2,000
                                   ========     ========

            Amortization expense related to intangible assets amounted to $4,193 and $3,317 for the years ended December 31, 2003 and 2002, respectively.


NOTE 5  -   PROPERTY AND EQUIPMENT

            Property and equipment consists of the following as of December 31:

                                                            2003         2002
                                                          --------     --------

   Computer equipment                                     $ 66,641     $ 66,641
   Office furniture                                          4,454        4,454
                                                          --------     --------

                                                            71,095       71,095

   Less:  Accumulated depreciation                         (63,305)     (55,234)
                                                          --------     --------

                                                          $  7,790     $ 15,861
                                                          ========     ========

            Depreciation expense related to property and equipment amounted to $8,071 and $14,145 for the years ended December 31, 2003 and 2002, respectively.

NOTE 6  -   INCOME TAXES

            The income tax (benefit) expense for the years ended December 31, 2003 and 2002 consist of the following:

                                     2003        2002
                                   --------    --------

Current                            $     --    $     --
Deferred                            175,000     528,000
Valuation allowance                (175,000)   (528,000)
                                   --------    --------

Provision for income taxes        $      --    $     --
                                   ========    ========

                                   RAPOR, INC.

                          NOTES TO FINANCIAL STATEMENTS

NOTE 6  -   INCOME TAXES - CONTINUED

            Income tax (benefit) expense computed at the statutory federal income tax rate of 34% and the provision for income tax (benefit) expense in the financial statements for the years ended December 31, 2003 and 2002 differ as follows:

                                               2003         2002
                                            ---------     ---------

Provision computed at the statutory rate    $(175,000)    $(528,000)
Change in valuation allowance                 175,000       528,000
                                            ---------     ---------

Income tax provision (benefit)              $      --     $      --
                                            =========     =========

            Deferred tax assets and liabilities are comprised of the following at December 31, 2003 and 2002:

                                                       2003             2002
                                                    -----------     -----------

Deferred tax assets:
   Depreciation                                     $     1,500     $        --
   Net operating losses                               1,970,200       1,786,700
                                                    -----------     -----------

      Total deferred tax assets                       1,971,700       1,786,700
                                                    -----------     -----------

Deferred tax liabilities:
   State tax                                            116,700         106,700
                                                    -----------     -----------

      Total deferred tax liability                      116,700         106,700
                                                    -----------     -----------

Net deferred tax assets before valuation allowance
                                                      1,855,000       1,680,000

Valuation allowance                                  (1,855,000)     (1,680,000)
                                                    -----------     -----------

Net deferred tax                                    $        --     $        --
                                                    ===========     ===========

            At December 31, 2003 and 2002, management believes that it is more likely than not that the Company will not utilize the benefits of the deferred tax assets in future years. Therefore, a valuation allowance is necessary to eliminate the net deferred tax assets at December 31, 2003 and 2002.

            At December 31, 2003, the Company had net operating loss carryforwards available in future periods to reduce income taxes that may be payable at those dates. For Federal income tax purposes, net operating loss carryforwards amounted to approximately $4,736,500 and expire at various dates through 2023. For state income tax purposes, net operating loss carryforwards amounted to approximately $4,734,400 and expire at various dates through 2023.

                                   RAPOR, INC.

                          NOTES TO FINANCIAL STATEMENTS


NOTE 7  -   CONVERTIBLE NOTE PAYABLE

            On  February  19,  2002,  the  Company  entered  into a  convertible promissory note agreement in exchange for gross proceeds of $750,000. The Company has the option to convert the note at any time after February 19, 2005 and before the payment and satisfaction of the principal amount outstanding and any accrued and unpaid interest into 10% of the total equity of the Company in the form of shares of the Company's common stock, $0.001 par value per share, on a fully diluted basis. The note earns interest at 6.95% per annum, and the principal and any unpaid interest is due on February 1, 2007. In addition, the Company also issued 568,394 shares of common stock to the lender in exchange for $1. The Company recorded a debt discount of $142,100 at the date of issuance representing the difference between the fair value of the common stock issued and the price paid for it by the lender. The Company recognized $28,420 and $23,683 as interest expense during the years ended December 31, 2003 and 2002 related to the amortization of this debt discount.

            Principal maturities of the convertible note payable subsequent to December 31, 2003 are as follows:

Year Ending
December 31,                         Amount
------------                       ---------

2004                               $ 237,177
2005                                 148,167
2006                                 156,604
2007                                 194,007
                                   ---------

                                     735,955

Less: current portion               (237,177)
                                   ---------

                                   $ 498,778
                                   =========


NOTE 8  -   CONVERTIBLE DEBENTURES

            On December 15, 2003, the Company issued convertible debentures in exchange for $341,576. These debentures bear no interest and mature on December 16, 2006 unless previously converted by the holder. The debentures are secured by certain assets of the Company and are subject to the terms of the security agreement. Due to no interest being associated with the convertible debentures, the Company has imputed interest at 10% per annum, resulting in a debt discount of $84,945. The Company recognized $1,179 of this discount as interest expenses during the year ended December 31, 2003.

                                   RAPOR, INC.

                          NOTES TO FINANCIAL STATEMENTS

NOTE 9  -   RELATED PARTY TRANSACTIONS

            During the years ended December 31, 2003 and 2002, the Company purchased approximately $192,000 and $51,000, respectively, in inventory from Scan Optics, a 1.9% investee of the Company. Approximately $52,400 and $86,300 of these amounts remains in accounts payable and accrued liabilities in the accompanying financial statements at December 31, 2003 and 2002, respectively.

            There were approximately $111,000 and $101,000 expenses incurred for consulting services to related parties during the years ended December 31, 2003 and 2002, respectively. Approximately $52,374 and $39,154 of these amounts remains in accounts payable and accrued liabilities in the accompanying financial statements at December 31, 2003 and 2002, respectively.

NOTE 10  -  COMMITMENTS AND CONTINGENCIES

            Operating Lease

            The Company leases its office facility under an operating lease with an unrelated party. The lease agreement expires June 30, 2004. At December 31, 2003, the total future minimum lease payments are approximated as follows:

Year Ending
December 31,                  Amount
------------                 -------

2004                         $11,556
                             -------

                             $11,556
                             =======

            For the year ended December 31, 2003 and 2002, the Company incurred rent expense of $23,907 and $23,112, respectively.

            Litigation

            The Company is subject to litigation and claims in ordinary course of business. Management believes none of these matters would have a material adverse effect on the financial condition or results of operations of the Company.

                                   RAPOR, INC.

                          NOTES TO FINANCIAL STATEMENTS


NOTE 11  -  STOCK OPTIONS AND WARRANTS

            Stock Options

            The Company's board of directors has, from time to time, granted options and warrants to purchase common stock. All outstanding options at December 31, 2003 expire on December 22, 2013 and all warrants expire on December 22, 2006.

            Changes for the two years ending December 31, 2003, with respect to options outstanding, is detailed in the following table:

                               For the Year Ended    For the Year Ended
                               December 31, 2003     December 31, 2002
                               ------------------    ------------------
                                         Weighted              Weighted
                                         Average               Average
                                         Exercise              Exercise
                               Shares    Price       Shares    Price
                               -------   --------    -------   -------
   Outstanding at
    beginning of period         28,256    $ 0.448     27,756   $ 0.423
   Issued                      118,561      6.000        500     0.500
   Exercised                        --         --         --        --
   Expired/Cancelled            28,256      0.448         --        --
                               -------   --------    -------   -------
Outstanding at end of period   118,561    $ 6.000     28,256   $ 0.448
                               =======    =======    =======   =======

Exercisable at end of period   118,561    $ 6.000     28,256   $ 0.448
                               =======    =======    =======   =======

NOTE 12  -  CONVERTIBLE PREFERRED STOCK

            During 2001, the Company sold 22,222 shares of Series A Convertible Preferred Stock (the "Preferred Stock") to investors. The Preferred Stock is convertible, at the holder's option or manditorily in the event of an initial public offering or merger, on a one-for-one share basis into the Company's common stock, and has a liquidation value of $45 per share. In conjunction with this sale of preferred stock, the preferred stock investors received 52,000 warrants to purchase common stock of the Company. The warrants are exercisable at $6 per share, are immediately vested and expire on December 22, 2006. These warrants are included in the table in Note 11.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24  -  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

            Under our certificate of incorporation and bylaws, our directors and officers are entitled to be indemnified by us to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law. Additionally, under our certificate of incorporation and bylaws, our directors are not subject to personal liability to us or our stockholders for monetary damages resulting from a breach of fiduciary duty or failure to exercise any applicable standard of care, except that our directors may be subject to personal liability for monetary damages in circumstances involving:

      o     a breach of the duty of loyalty;

      o acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law;

      o unlawful payments of dividends, stock purchases or redemptions under the Delaware General Corporation Law; or

      o transactions from which the director derives an improper personal benefit.

ITEM 25 - OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following table sets forth the estimated costs and expenses of the Company in connection with the offering described in this registration statement. None of these costs and expenses will be paid by any of the selling stockholders.

       Securities and Exchange Commission Registration Fee.......... $9,848.41
       Legal Fees and Expenses...................................... $25,000
       Accounting Fees and Expenses................................. $10,000
       Other Expenses............................................... $15,000

       Total Costs and Expenses..................................... $59,948.41

ITEM 26 - RECENT SALES OF UNREGISTERED SECURITIES.

      On December 27, 2004, we completed a private placement of approximately 22,620,000 shares of Common Stock at a price of $1.50 per share, for aggregate gross consideration of $33.9 million. The transactions was exempt from registration under the Securities Act pursuant to Rule 506 of Regulation D promulgated thereunder. C.E. Unterberg, Towbin LLC acted as the financial advisor for the Company in the private placement and was paid a cash fee equal to seven percent of the gross proceeds from the private placement, plus its legal costs and expenses. Net cash proceeds were approximately $31.5 million, after compensation to the financial advisor and payment of the financial advisor's expenses in the placement. The common stock issued in the private placement was sold to persons we reasonably believe are accredited investors, without public solicitation or advertising, and the certificates issued for the common stock issued in the private placement were endorsed with an appropriate restrictive legend. As a result of the closing of the private placement, we issued warrants to purchase an aggregate of 766,666 shares of Common Stock at a price of $1.50 per share to the investors in the October 2004 bridge financing (as described below), in accordance with the Company's obligations under such financing.

      On December 1, 2004, in connection with a merger of Rapor Inc. with a wholly-owned subsidiary of ours, we issued to the former stockholders of Rapor, all of whom we reasonably believe to be accredited investors, 2,707,852 shares of Common Stock, and seven-year warrants to purchase an aggregate of 1,353,925 shares at an exercise price of $3.04 per share, and issued 90,007 shares of Common Stock to a former creditor of Rapor. The issuance were exempt from registration under the Securities Act pursuant to Rule 506 of Regulation D promulgated thereunder.

      On October 29, 2004, in a private placement exempt from registration under
Section 4(2) of the Securities Act, we sold 23 "Units" for an aggregate purchase price of $1,150,000, to a group of five purchasers, all of whom are our affiliates. Each Unit consisted of $50,000 principal amount of 12% Subordinated Secured Promissory Notes, and the right to be issued warrants to purchase shares of our Common Stock. The Notes were repaid in full in accordance with their terms in December 2004 upon the closing of the December 2004 private placement described above. As a result of the December 2004 private placement, for each $50,000 in principal amount of notes purchased, such purchaser was issued a five-year warrant to purchase 33,333 shares of Common Stock at an exercise price of $1.50 per share.

      On November 5, 2004, we entered into a Memorandum of Understanding with E&S International Enterprises, Inc. ("ESI") under which ESI will be our exclusive distributor to retailers of consumer security products purchased by the Company from manufacturers. Pursuant to the Memorandum of Understanding, we have agreed to issue ESI warrants to purchase 3,000,000 shares of our Common Stock at a price of $1.50 per share. In addition, ESI may be issued up to an additional 3,000,000 shares of common stock upon attaining certain sales goals provided for in the Agreement. These issuances are exempt from registration under Section 4(2) of the Securities Act.

      On May 27, 2004, in a transaction exempt from registration under Section 4(2) of the Securities Act, we issued a $5 million secured convertible term note, a $5 million convertible secured convertible revolving note and a $5 million secured minimum borrowing note, to Laurus Master Fund, Ltd. for an aggregate purchase price of $15 million. As part of the transaction, Laurus was also issued a seven-year warrant to purchase 940,000 shares of our Common Stock at a price of $3.50 per share. We agreed to issue a similar warrant to purchase 94,000 shares of Common Stock to a finder. Amounts outstanding under the term note are convertible into Common Stock at Laurus's option at a conversion price initially equal to $2.70 per share. In addition, subject to (i) having an effective registration statement with respect to the shares of Common Stock underlying the term note, and (ii) limitations based on trading volume of the Common Stock, scheduled principal and interest payments under the term note will be made in shares of Common Stock valued at the conversion price. Amounts outstanding under the revolving and minimum borrowing notes are convertible to Common Stock at Laurus's option at a conversion price initially equal to $3.38 per share. The conversion prices under the notes are subject to equitable adjustment for stock splits, stock dividends and similar events, and "weighted average" adjustment for future stock issuances (other than stock issuances in specifically excepted transactions).

      On February 18, 2004, in a transaction exempt form registration under
Section 4(2) of the Securities Act, we issued 10,000 shares of Series D Preferred to Europa International, Inc. in exchange for a $1 million demand convertible grid note we had issued to Thinking Technologies in November 2000 (which had been transferred to Europa) and other indebtedness of ours to Europa in the aggregate amount of approximately $90,000. The shares of Series D Preferred Stock converted into an aggregate of 1,187,983 shares of Common Stock in April 2004 when we effected a one-for-65 reverse stock split and increased our shares of authorized Common Stock to 75,000,000.

      On February 20, 2004 we issued 1,000,000 shares of Series E Preferred Stock to the former stockholders of GVI Security, Inc. in connection with the merger in a transaction that was exempt from registration pursuant to Regulation D under the Securities Act. The shares of Series E Preferred Stock converted into an aggregate of 28,214,587 shares of Common Stock in April 2004 when we effected a one-for-65 reverse stock split and increased our shares of authorized Common Stock to 75,000,000.

      We have issued options to purchase shares of our Common Stock from time to time under our 2004 Long-Term Incentive Plan. The exercise prices of such options are equivalent to the fair market value of our Common Stock on the respective grant dates. Such stock option grants were exempt from registration pursuant to Section 4(2) of the Securities Act. None of these options have been exercised.

ITEM 27 - EXHIBITS.

      The following exhibits are filed with this document:

EXHIBIT
 NUMBER      EXHIBIT TITLE
 ------      -------------

2.1 Agreement and Plan of Merger, dated as of February 19, 2004, by and among Thinking Tools, Inc., GVI Security, Inc., and GVI Security Acquisition Corp. *

2.2 Agreement and Plan of Merger, dated as of June 30, 2004, by and among GVI Security Solutions, Inc., Rapor, Inc., and Rapor Acquisition Corp.####

3.1          Certificate of Incorporation and Amendments of GVI
             Security Solutions, Inc.**

3.2          By-Laws of GVI Security Solutions, Inc. Inc.***

3.4 Certificate of the Designations, Powers, Preferences and Rights of the Series B Convertible Preferred Stock of Thinking Tools, Inc.****

4.1          2004 Long-Term Stock Incentive Plan #

4.2 Securities Purchase Agreement, dated May 27, 2004, by and between GVI Security Solutions, Inc. and Laurus
             Master Fund, Ltd. ##

4.3 Secured Convertible Term Note, dated May 27, 2004, made by GVI Security Solutions, Inc. to Laurus Master Fund, Ltd. ##

4.4 Common Stock Purchase Warrant, dated May 27, 2004, issued to Laurus Master Fund, Ltd. ##

4.5 Security Agreement, dated May 27, 2004, by and between GVI Security Solutions, Inc. and Laurus Master Fund,
             Ltd. ##

4.6 Secured Convertible Minimum Borrowing Note, dated May 27, 2004, made by GVI Security Solutions, Inc. to Laurus Master Fund, Ltd. ##

4.7 Secured Revolving Note, dated May 27, 2004, made by GVI Security Solutions, Inc. to Laurus Master Fund, Ltd. ##

4.8 Registration Rights Agreement, dated May 27, 2004, by and between GVI Security Solutions, Inc. and Laurus
             Master Fund, Ltd. ##

4.9 Master Security Agreement, dated May 27, 2004, by GVI Security Solutions, Inc. and GVI Security, Inc. in favor of Laurus Master Fund, Ltd. ##

4.10         Subsidiary Guarantee, dated May 27, 2004, by GVI
             Security, Inc. in favor of Laurus Master Fund, Ltd. ##

4.11 Stock Pledge Agreement, dated May 27, 2004, by and among GVI Security Solutions, Inc. and Laurus Master Fund,
             Ltd. ##

4.12 Registration Rights Agreement, dated as of February 19, 2004, by and among the Registrant and the stockholders of the Registrant party thereto.*

4.13 Registration Rights Agreement, dated as of July, 2004, by and among the GVI Security Solutions, Inc. and the former stockholders of Rapor.####

4.14 Form of Subscription Agreement for Units purchased by investors in October 2004 Bridge Financing+

4.15         Form of Warrant issued to investors in October 2004
             Bridge Financing+

4.16 Security Purchase Agreement, dated as of December 21, 2004, by and among GVI Security Solutions, Inc. and the Purchasers listed on Schedule A thereto.+++

5.1 Opinion of Kronish Lieb Weiner & Hellman LLP (filed herewith)

10.1 Distributor Agreement between Samsung Electronics Co., Ltd. and GVI Security, Inc. ***

10.2 Executive Employment Agreement, dated as of January 24, 2005, by and between the Registrant and Nazzareno E.
             Paciotti (filed herewith)

10.3 Consulting Agreement, dated as of February 17, 2004, by and between the Registrant and November Group, Ltd. #

10.4 Consulting Agreement, dated as of February 18, 2004, by and between the Registrant and Europa International, Inc. ***

10.5 Commercial Industrial Lease Agreement, effective as of April 1, 2004, between, CSHV Texas Industrial, L.P., as Landlord, and GVI Security, Inc., as Tenant ***

10.6 Settlement Agreement and General Release, dated as of October 13, 2004, between the Registrant, GVI Security, Inc., William A. Teitelbaum and Alarmax Distributors, Inc. ***

10.7 Mutual Separation Agreement, dated as of September 30, 2004, by and among GVI Security, Inc., GVI Security
             Solutions, Inc. and Thomas Wade. ####

10.8 Memorandum of Understanding dated November 5, 2005 between GVI Security Solutions, Inc. and E&S
             International Enterprises, Inc.++

21           Subsidiaries of the Registrant (filed herewith)

23.1 Consent of Kronish Lieb Weiner & Hellman LLP (included in Exhibit 5.1).

23.2         Consent of Kellogg & Andelson Accountancy Corporation
             (filed herewith).

* Incorporated by reference to the similarly described exhibit previously filed as an exhibit to Registrant's Current Report on Form 8-K, as filed with the SEC on February 27, 2004.

** Incorporated by reference to the similarly described exhibit previously filed as an exhibit to Registrant's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2004, filed with the Securities and Exchange Commission on May 24, 2004.

*** Incorporated by reference to the similarly described exhibit previously filed as an exhibit to our Registration Statement on Form SB-2 (Registration No. 33-11321).

**** Incorporated by reference to the similarly described exhibit previously filed as an exhibit to Registrant's Current Report on Form 8-K, as filed with the SEC on March 22, 2000.

# Incorporated by reference to the similarly described exhibit previously filed as an exhibit to Registrant's Annual Report on Form 10-KSB for the year ended December 31, 2004, filed with the Securities and Exchange
             Commission on April 14, 2004.

## Incorporated by reference to the similarly described exhibit previously filed as an exhibit to Registrant's Current Report on Form 8-K, as filed with the SEC on June 7, 2004.

### Incorporated by reference to the similarly described exhibit previously filed as an exhibit to Registrant's Current Report on Form 8-K, as filed with the SEC on June 8, 2004.

#### Incorporated by reference to the similarly described exhibit previously filed as an exhibit to Registrant's Current Report on Form 8-K, as filed with the SEC on October 19, 2004.

+ Incorporated by reference to the similarly described exhibit previously filed as an exhibit to Registrant's Current Report on Form 8-K, as filed with the SEC on December 13, 2004.

++ Incorporated by reference to the similarly described exhibit previously filed as an exhibit to Registrant's Current Report on Form 8-K, as filed with the SEC on November 9, 2004.

+++ Incorporated by reference to the similarly described exhibit previously filed as an exhibit to Registrant's Current Report on Form 8-K, as filed with the SEC on December 30, 2004.

ITEM 28 - UNDERTAKINGS.

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

            (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of the securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii) Include any additional or changed material information on the plan of distribution;

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

      (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      Insofar as indemnification arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the city of New York, State of New York, on January 25, 2005.

                                  GVI SECURITY SOLUTIONS, INC.
                                  (Registrant)

                                  By:  /s/  Nazzareno E. Paciotti
                                      ------------------------------------------
                                      Nazzareno E. Paciotti
                                      Chief Executive Officer and
                                      Chief Financial Officer

      Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

      SIGNATURE                   TITLE                                       DATE
      ---------                   -----                                       ----
  /s/ Nazzareno E. Paciotti       Chief Executive Officer, Chief
---------------------------       Financial Officer, and Director            January 25, 2005
      Nazzareno E. Paciotti

  /s/ Howard Safir
---------------------------
      Howard Safir                Chairman of the Board of Directors         January 25, 2005

  /s/ Richard Berman
---------------------------
      Richard Berman              Director                                   January 25, 2005

  /s/ Bruce Galloway
---------------------------
      Bruce Galloway              Director                                   January 25, 2005

  /s/ Fred Gluck
---------------------------
      Fred Gluck                  Director                                   January 25, 2005

  /s/ Joseph Rosetti
---------------------------
      Joseph Rosetti              Director                                   January 25, 2005

  /s/ Moshe Zarmi
---------------------------
      Moshe Zarmi                 Director                                   January 25, 2005